As filed with the Securities and Exchange Commission on August 26, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SCBT FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

South Carolina	6021	57-0799315
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

520 Gervais Street

Columbia, South Carolina 29201-3046

(803) 277-2175

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Robert R. Hill, Jr.

President and Chief Executive Officer

SCBT Financial Corporation

520 Gervais Street

Columbia, South Carolina 29201-3046

(803) 277-2175

(Name, address, including zip code, and telephone number,

including area code of agent for service)

Copies to:

Neil E. Grayson, Esq. Hamilton E. Russell, III, Esq. Nelson Mullins Riley & Scarborough LLP Poinsett Plaza, Suite 900 104 South Main Street Greenville, South Carolina 29601 (864) 250-2235	James C. Wheeler, Esq. Powell Goldstein LLP One Atlantic Center—Fourteenth Floor 1201 West Peachtree Street, NW Atlanta, Georgia 30309-3488 (404) 572-6600

Approximate date of commencement of the proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the merger described in the proxy statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 464(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock	564,387	(2)	$18,528,750	$2,181

(1)           Based upon the maximum number of shares of common stock of SCBT Financial Corporation that may be issued in exchange for shares of common stock of Sun Bancshares, Inc. pursuant to the merger described in proxy statement/prospectus which is a part of this registration statement. Pursuant to Rule 416, this registration statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends, or similar transactions.

(2)           Not Applicable.

(3)           In accordance with Rule 457(f)(1) and Rule 457(f)(3), the registration fee is based on (a) $18,528,750, (the number of shares to be received by SCBT Financial Corporation pursuant to the merger (1,215,000) multiplied by the average of the high and low sale price per share of Sun Bancshares, as of August 23, 2005 ($18.85)) less (b) $4,374,000 (the amount of cash to be paid by SCBT Financial Corporation in the merger).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

[Sun Bancshares Letterhead]

                                              , 2005

Dear Sun Bancshares, Inc. shareholder:

You are cordially invited to attend a special meeting of shareholders of Sun Bancshares to be held on             , 2005, at     .m., local time, at                    . At this special meeting, you will be asked to approve the acquisition of Sun Bancshares by SCBT Financial Corporation and to approve the proposal to authorize the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes at the special meeting to approve the acquisition. As a result of the acquisition, the outstanding Sun Bancshares common stock will be converted into cash and SCBT Financial Corporation common stock. The acquisition will be effected through the merger of Sun Bancshares with and into SCBT Financial Corporation.

In the merger, SCBT Financial Corporation will pay consideration of approximately $4.4 million cash and no more than 564,387 shares of SCBT Financial Corporation common stock for Sun Bancshares issued and outstanding shares of common stock. The exact composition and amount of cash and SCBT Financial Corporation shares of common stock received by Sun Bancshares’ shareholders will be a function of the number of shares of Sun Bancshares common stock issued and outstanding at the effective time of the merger. Sun Bancshares had 1,215,000 shares of common stock issued and outstanding as of July 21, 2005. Based upon the foregoing, Sun Bancshares’ shareholders would receive $3.60 cash and 0.464516 shares (a fixed exchange ratio) of SCBT Financial Corporation common stock for each of their issued and outstanding shares.  Based on the closing price of SCBT Financial Corporation common stock of $           on                     , 2005, SCBT Financial Corporation will pay an aggregate amount of consideration, including cash and SCBT Financial Corporation common stock, of approximately $         million to the shareholders of Sun Bancshares.

In addition, SCBT Financial Corporation will pay an aggregate of approximately $2.86 million to the holders of outstanding options and warrants for Sun Bancshares stock. Each holder of a Sun Bancshares option or warrant will receive cash (without interest) equal to the amount by which, if any, $18.00 exceeds the exercise price per share of Sun Bancshares common stock under such option or warrant less applicable taxes, if any, required to be withheld with respect to such payment. No consideration shall be paid with respect to any option or warrant, the exercise price of which equals or exceeds $18.00.

SCBT Financial Corporation common stock is listed under the symbol “SCBT” on the Nasdaq National Market. Sun Bancshares common stock is quoted in the Pink Sheets.

YOUR VOTE IS VERY IMPORTANT. We cannot complete the merger unless, among other things, shareholders of at least a majority of the outstanding shares of Sun Bancshares approve the merger agreement. Your board of directors has approved the merger agreement, including the transactions contemplated in that agreement, and recommends that you vote “FOR” approval of the merger proposal.

Please carefully review and consider this proxy statement/prospectus which explains the merger proposal in detail, including the discussion under the heading “Risk Factors” beginning on page    . It is important that your shares are represented at the meeting, whether or not you plan to attend. An abstention or a failure to vote will have the same effect as a vote against the merger. Accordingly, please complete, date, sign, and return promptly your proxy card in the enclosed envelope. You may attend the meeting and vote your shares in person if you wish, even if you have previously returned your proxy.

Sincerely,
Thomas Bouchette
President and Chief Executive Officer, Sun Bancshares, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of SCBT Financial Corporation common stock are not savings or deposit accounts or other obligations of any bank, savings association, or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund, the Bank Insurance Fund, or any other governmental agency.

This document is dated                      , 2005 and is first being mailed to Sun Bancshares’ shareholders on or about                     , 2005.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about SCBT Financial Corporation from documents that are not delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from SCBT Financial Corporation at the following addresses:

SCBT Financial Corporation
P.O. Box 1030
Columbia, South Carolina 29202
Attn:  Richard C. Mathis, Executive Vice President and
Chief Financial Officer
Telephone:  (803) 765-4629

If you would like to request documents, please do so by          , 2005 in order to receive them before the special meeting.

See “Where You Can Find More Information” on page     for further information.

SUN BANCSHARES, INC.

4210 Highway 17 Bypass

Murrells Inlet, South Carolina 29576

(843) 652-7015

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On                       , 2005

To the Shareholders of Sun Bancshares:

We will hold a special meeting of shareholders of Sun Bancshares on                , 2005, at      .m., local time, at                    for the following purposes:

1.                To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of July 21, 2005, by and between SCBT Financial Corporation and Sun Bancshares, and the transactions contemplated by that Agreement and Plan of Merger, pursuant to which Sun Bancshares will merge with and into SCBT Financial Corporation, as more particularly described in the enclosed proxy statement/prospectus;

2.                To consider and vote on a proposal to authorize the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the meeting, in person or by proxy, to approve the merger; and

3.                To transact any other business as may properly be brought before the Sun Bancshares special meeting or any adjournments or postponements of the Sun Bancshares special meeting.

We have fixed the close of business on               , 2005 as the record date for determining those shareholders entitled to vote at the meeting and any adjournments or postponements of the meeting. Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the meeting and any adjournments or postponements of the meeting.

Whether or not you plan to attend the special meeting in person, please complete, date, sign, and return the enclosed proxy card as promptly as possible. We have enclosed a postage prepaid envelope for that purpose. Any Sun Bancshares shareholder may revoke his or her proxy by following the instructions in the proxy statement/prospectus at any time before the proxy has been voted at the special meeting. Even if you have given your proxy, you may still vote in person if you attend the special meeting. Please do not send any stock certificates to us at this time.

We encourage you to vote on this very important matter. The Board of Directors of Sun Bancshares unanimously recommends that Sun Bancshares’ shareholders vote “FOR” the proposal above.

If the merger proposal is approved and the merger is completed, you will have the right to dissent from the merger and to demand payment in cash of the “fair value” of your shares of Sun Bancshares common stock. Your right to dissent is conditioned upon your compliance with the South Carolina statutes regarding dissenters’ rights. The full text of these statutes is attached as Appendix B to the accompanying proxy statement/prospectus and a summary of the provisions can be found under the caption “The Merger—Rights of Dissenting Sun Bancshares’ Shareholders.”

By Order of the Board of Directors,
Thomas Bouchette
President and Chief Executive Officer, Sun Bancshares, Inc.

Murrells Inlet, South Carolina
                        , 2005

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER	1
SUMMARY	3
SELECTED FINANCIAL DATA	10
RISK FACTORS	11
A WARNING ABOUT FORWARD-LOOKING STATEMENTS	12
THE SPECIAL MEETING	13
General	13
Meeting Date, Time, and Place and Record Date	13
Matters to be Considered	13
Vote Required	13
Voting of Proxies	14
Revocability of Proxies	14
Solicitation of Proxies	14
Authorization to Vote on Adjournment	15
Recommendation of the Board of Directors	15
PROPOSAL NO. 1—THE MERGER	16
Structure of the Merger	16
Background of the Merger	16
Sun Bancshares’ Reasons for the Merger	18
Opinion of Sun Bancshares’ Financial Advisor	19
Merger Consideration	27
Fractional Shares	28
Treatment of Options and Warrants	28
Exchange of Certificates	28
Federal Income Tax Consequences	29
Interests of Directors and Officers of Sun Bancshares that Differ from Your Interests	31
Conditions to Consummation	33
Regulatory Approvals	34
Representations and Warranties Made By SCBT Financial Corporation and Sun Bancshares in the Merger Agreement	35
Termination of the Merger Agreement	35
Amendment and Waiver	36
Conduct of Business Pending the Merger	37
Expenses and Termination Fees	39
Resales of SCBT Financial Corporation Common Stock	39
Accounting Treatment	40
Rights of Dissenting Sun Bancshares’ Shareholders	40
COMPARATIVE RIGHTS OF SCBT FINANCIAL CORPORATION AND SUN BANCSHARES SHAREHOLDERS	43
PROPOSAL NO. 2—AUTHORIZATION TO ADJOURN	49
INFORMATION ABOUT SUN BANCSHARES	50
LEGAL MATTERS	70
EXPERTS	70
OTHER MATTERS	70
WHERE YOU CAN FIND MORE INFORMATION	71
APPENDIX A Agreement and Plan of Merger
APPENDIX B Chapter 13 of the South Carolina Business Corporation Act of 1988
APPENDIX C Fairness Opinion of The Orr Group, LLC
APPENDIX D Sun Bancshares, Inc. 2004 Annual Report to Shareholders
APPENDIX E Sun Bancshares, Inc. Financial Statements for the Six Months Ended June 30, 2005 and 2004

v

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:             What is the proposed transaction?

A:               SCBT Financial Corporation will acquire Sun Bancshares through the merger of Sun Bancshares with and into SCBT Financial Corporation.

Q:             What am I being asked to vote on and how does the board recommend that I vote?

A:               You are being asked to vote FOR the approval of the Agreement and Plan of Merger dated as of July 21, 2005, providing for the merger of Sun Bancshares with and into SCBT Financial Corporation. The board of directors of Sun Bancshares determined that the proposed merger is in the best interests of Sun Bancshares’ shareholders, approved the merger agreement, and recommends that you vote “FOR” the approval of the merger. In addition, you are being asked to grant authority to the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the special meeting, in person or by proxy, to approve the merger.

Q:             What will I receive in the merger?

A:               In the merger, SCBT Financial Corporation will pay consideration of approximately $4.4 million cash and no more than 564,387 shares of SCBT Financial Corporation common stock for Sun Bancshares’ issued and outstanding shares of common stock.  Each Sun Bancshares’ shareholder will receive cash and SCBT Financial Corporation common stock on a pro rata basis. The exact composition of cash and SCBT Financial Corporation shares of common stock received by Sun Bancshares’ shareholders will be a function of the number of shares of Sun Bancshares common stock issued and outstanding at the effective time of the merger. Sun Bancshares had 1,215,000 shares of common stock issued and outstanding as of July 21, 2005. Based upon the foregoing, Sun Bancshares’ shareholders would receive $3.60 cash and 0.464516 shares (a fixed exchange ratio) of SCBT Financial Corporation common stock for each of their issued and outstanding shares. Based on the closing price of SCBT Financial Corporation common stock of $            on               , 2005, SCBT Financial Corporation will pay an aggregate amount of consideration, including cash and SCBT Financial Corporation common stock, of approximately $         million to the shareholders of Sun Bancshares. In addition, SCBT Financial Corporation will pay an aggregate of approximately $2.86 million to the holders of outstanding options and warrants for Sun Bancshares stock. Each holder of a Sun Bancshares option or warrant will receive cash (without interest) equal to the amount by which, if any, $18.00 exceeds the exercise price per share of Sun Bancshares common stock under such option or warrant less applicable taxes, if any, required to be withheld with respect to such payment. No consideration shall be paid with respect to any option or warrant, the exercise price of which equals or exceeds $18.00.

Q:             Can I elect the type of consideration that I will receive in the merger?

A:               No. Each Sun Bancshares shareholder will receive cash and shares of SCBT Financial Corporation common stock on a pro rata basis.

Q:             Will Sun Bancshares’ shareholders be taxed on the cash and SCBT Financial Corporation common stock and cash that they receive in exchange for their Sun Bancshares shares?

A:               We expect the merger to qualify as a reorganization for United States Federal income tax purposes. If the merger qualifies as a reorganization for United States Federal income tax purposes, Sun Bancshares’ shareholders will not recognize any gain or loss to the extent Sun Bancshares’ shareholders receive SCBT Financial Corporation common stock in exchange for their Sun Bancshares shares. However, Sun Bancshares’ shareholders will recognize capital gain, but not loss, to the extent of the amount of cash received. We recommend that Sun Bancshares’ shareholders carefully read the complete explanation of the material United States federal income tax consequences of the merger beginning on page      , and that Sun Bancshares’ shareholders consult their tax advisors for a full understanding of the tax consequences of their participation in the merger.

Q:             What should I do now?

A:               After you have carefully read this document, please indicate on your proxy card how you want to vote, and then date, sign, and mail your proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the meeting. If you date, sign, and send in a proxy card but do not indicate how you want to vote, your proxy will be voted in favor of the merger proposal.

Q:             Why is my vote important?

A:               The merger proposal must be approved by the holders of a majority of the outstanding shares entitled to vote at the Sun Bancshares special meeting. Accordingly, if a Sun Bancshares shareholder fails to vote on the merger, it will have the same effect as a vote against the merger proposal.

Q:             If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:               Your broker will vote your shares on the merger proposal only if you provide instructions on how to vote. You should instruct your broker how to vote your shares following the directions your broker provides. Failure to instruct your broker how to vote your shares will be the equivalent of voting against the merger proposal.

Q:             Can I change my vote after I have submitted my proxy?

A:               Yes. There are three ways you can change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a later-dated proxy with new voting instructions. The latest vote actually received by Sun Bancshares prior to the special meeting will be your vote. Any earlier votes will be revoked. Third, you may attend the special meeting and vote in person. Any earlier votes will be revoked. Simply attending the special meeting without voting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you will receive from your broker to change or revoke your proxy.

Q:             Do I have the right to dissent and obtain the fair value for my shares?

A:               Yes. If the merger is completed, you will have the right to dissent and receive the “fair value” of your shares in cash, but you must follow carefully the requirements of the South Carolina statutes which are attached as Appendix B to this proxy statement/prospectus, and should consult with your legal counsel. For a description of these requirements, see “The Merger—Rights of Dissenting Sun Bancshares’ Shareholders.”

Q:             Should I send in my stock certificates now?

A:               No. You should not send in your stock certificates at this time. Promptly after the effective time of the merger, you will receive transmittal materials with instructions for surrendering your Sun Bancshares shares. You should follow the instructions in the post-closing letter of transmittal regarding how and when to surrender your stock certificates.

Q:             When do you expect to complete the merger?

A:               We presently expect to complete the merger in the fourth quarter of 2005. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of Sun Bancshares’ shareholders at the special meeting and the necessary regulatory approvals.

Q:             Whom should I call with questions about the merger?

A:               Sun Bancshares’ shareholders may contact Randy L. Carmon, executive vice president and chief operating officer of SunBank, at (843) 652-7015. You can also find more information about Sun Bancshares and SCBT Financial Corporation from various sources described under “Additional Information” on page      of this proxy statement/prospectus and “Where You Can Find More Information” on page      of this proxy statement/prospectus.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. To better understand the merger and its potential impact on you, we urge you to read this entire document carefully, including the exhibits and enclosures. Each item in this summary includes a page reference directing you to a more complete discussion of the item.

The Companies (page     )

SCBT Financial Corporation
P.O. Box 1030
Columbia, South Carolina 29202
(803) 765-4629

SCBT Financial Corporation is a registered bank holding company incorporated under the laws of South Carolina. SCBT Financial Corporation’s two subsidiary banks are South Carolina Bank and Trust, N.A., the fourth largest bank headquartered in South Carolina, and South Carolina Bank and Trust of the Piedmont, N.A. Through its subsidiaries, SCBT Financial Corporation provides a full range of financial services, including asset management, insurance, investments, mortgage, and trust services, designed to meet substantially all of the financial needs of its customers. Serving the needs of South Carolinians for over 70 years, SCBT Financial Corporation operates 36 financial centers in 12 South Carolina counties and has assets of nearly $1.7 billion, as of June 30, 2005.  SCBT Financial Corporation common stock trades on the Nasdaq National Market under the symbol “SCBT.”  The deposits of its banking subsidiaries are insured by the Federal Deposit Insurance Corporation.

Sun Bancshares
4210 Highway 17 Bypass
Murrells Inlet, South Carolina 29576
(843) 652-7015

Sun Bancshares is a registered bank holding company incorporated under the laws of South Carolina and is the holding company for SunBank, N.A. SunBank operates two full service offices in Murrells Inlet and Georgetown and a loan production office in Myrtle Beach. SunBank has deposits of approximately $90 million, loans of approximately $82 million, and assets of approximately $100 million, as of June 30, 2005.

The Merger (page     )

The merger agreement is attached as Appendix A to this document. You should read the merger agreement because it is the legal document that governs the merger. The merger agreement provides for the merger of Sun Bancshares with and into SCBT Financial Corporation. The directors and officers of SCBT Financial Corporation in office immediately prior to the effective time of the merger, together with such additional persons as may thereafter be elected, will remain as the directors and officers of SCBT Financial Corporation after the effective time of the merger. In addition, Dalton B. Floyd, Jr., chairman of the board of directors of Sun Bancshares, will join the board of directors of SCBT Financial Corporation after the effective time of the merger.

SunBank will join SCBT Financial Corporation as its third subsidiary bank for a period of time that is expected to be no less than two years from and after the effective time of the merger. SunBank will retain its existing board of directors and senior management during this time. In addition, upon completion of the merger, John C. Pollok, a senior executive vice president and chief operating officer of SCBT Financial Corporation, will join the board of directors of SunBank effective as soon as practicable after the effective time of the merger.

As a result of the merger, SCBT Financial Corporation will pay consideration of approximately $4.4 million cash and no more than 564,387 shares of SCBT Financial Corporation common stock for Sun

Bancshares issued and outstanding shares of common stock. Each Sun Bancshares shareholder will receive cash and SCBT Financial Corporation common stock on a pro rata basis. The exact composition and amount of cash and SCBT Financial Corporation shares of common stock received by Sun Bancshares’ shareholders will be a function of the number of shares of Sun Bancshares common stock issued and outstanding at the effective time of the merger. Sun Bancshares had 1,215,000 shares of common stock issued and outstanding as of July 21, 2005. Based upon the foregoing, Sun Bancshares’ shareholders would receive $3.60 cash and 0.464516 shares (a fixed exchange ratio) of SCBT Financial Corporation common stock for each of their issued and outstanding shares. Based on the closing price of SCBT Financial Corporation common stock of approximately $         on                 , 2005, SCBT Financial Corporation will pay an aggregate amount of consideration, including cash and SCBT Financial Corporation common stock, of approximately $        million to the shareholders of Sun Bancshares.

In addition, SCBT Financial Corporation will pay an aggregate of approximately $2.86 million to the holders of outstanding options and warrants for Sun Bancshares stock. Each holder of a Sun Bancshares option or warrant will receive cash (without interest) equal to the amount by which, if any, $18.00 exceeds the exercise price per share of Sun Bancshares common stock under such option or warrant less applicable taxes, if any, required to be withheld with respect to such payment. No consideration will be paid with respect to any option or warrant, the exercise price of which equals or exceeds $18.00.

Reasons for the Merger (page     )

In reaching its decision to adopt and approve the merger agreement and recommend the merger to its shareholders, the Sun Bancshares board of directors consulted with Sun Bancshares management, as well as its legal and financial advisors, and considered a number of factors, including:

•       The value of the consideration Sun Bancshares’ shareholders will receive relative to the book value and earnings per share of Sun Bancshares common stock;

•       Certain information concerning the financial condition, results of operations, and business prospects of SCBT Financial Corporation;

•       The financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the merger;

•       The probable increased ability of the combined institutions to compete in relevant banking and non-banking markets;

•       The probable increased efficiency and profitability of SunBank resulting from economies of scale;

•       The advantage to SunBank resulting from the increase in products and services to be offered by the combined organizations;

•       The anticipated compatibility of management and business philosophy and the continued operation of SunBank as a subsidiary of SCBT Financial Corporation;

•       The fixed nature of the exchange ratio and the possibility that if the market price of SCBT Financial Corporation common stock increases prior to completion of the merger the value to be received by Sun Bancshares’ shareholders will also increase;

•       The projected positive value of SCBT Financial Corporation’s shares offered to Sun Bancshares’ shareholders in relation to the estimated market value, book value, and earnings per share of Sun Bancshares common stock;

•       The information regarding historical market prices and information of SCBT Financial Corporation common stock, and the financial performance and condition, assets, liabilities, business operations, capital levels, and prospects of each of Sun Bancshares and SCBT Financial Corporation and their superior potential future values on a combined basis as compared to the potential future values of Sun Bancshares;

•       The alternatives to the merger, including remaining an independent institution;

•       The competitive and regulatory environment for financial institutions generally;

•       The fact that the merger will enable Sun Bancshares’ shareholders to exchange their shares of common stock, in a partially tax-free transaction, for cash and shares of common stock of a larger company, the stock of which is more widely held and more liquid than that of Sun Bancshares; and

•       The Orr Group, LLC’s opinion that the consideration Sun Bancshares’ shareholders will receive as a result of the merger is fair from a financial point of view.

In addition, Sun Bancshares’ board knew and considered the financial interests of certain Sun Bancshares directors and executives when it approved the merger agreement. These financial interests are addressed in greater detail under the heading “The Merger—Interests of Directors and Officers of Sun Bancshares that Differ from Your Interests.”

Regulatory Approvals (page     )

We cannot complete our merger unless we obtain the approval of the Board of Governors of the Federal Reserve System and the South Carolina State Board of Financial Institutions. As of the date of this document, we have not yet received the required regulatory approvals. Although we expect to obtain the necessary approvals in a timely manner, we cannot be certain when, or if, they will be received.

Sun Bancshares’ Shareholders’ Meeting (page     )

Sun Bancshares will hold its shareholders’ special meeting on         , 2005, at     .m., local time, at                . At the special meeting, Sun Bancshares’ shareholders will be asked to vote to approve the merger proposal and the proposal to authorize the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes at the special meeting, in person or by proxy, to approve the merger proposal.

Sun Bancshares’ Shareholders’ Meeting Record Date and Voting (page     )

If you owned shares of Sun Bancshares at the close of business on         , 2005, the record date, you are entitled to vote on the merger proposal, as well as any other matters considered at the meeting. On the record date, there were              shares of Sun Bancshares stock outstanding. You will have one vote at the meeting for each share of Sun Bancshares stock you owned on the record date. The affirmative vote of the holders of at least a majority of Sun Bancshares outstanding shares of common stock is required to approve the merger proposal. As of August 15, 2005, Sun Bancshares’ current directors, executive officers, and their affiliates beneficially owned approximately 32.26% of the outstanding shares of Sun Bancshares common stock. Each of Sun Bancshares directors and executive officers has agreed, subject to several conditions, to vote his or her shares of Sun Bancshares common stock in favor of the merger proposal.

The Board of Directors of Sun Bancshares Recommends Shareholder Approval (page     )

The board of directors of Sun Bancshares has approved the merger proposal, believes that the merger proposal is in the best interest of Sun Bancshares and its shareholders, and recommends that the shareholders vote “FOR” approval of the merger proposal.

The Financial Advisor for Sun Bancshares Believes the Merger Proposal Consideration is Fair to Sun Bancshares’ Shareholders (page     )

The Orr Group, LLC has served as financial advisor to Sun Bancshares in connection with the merger proposal and has given an opinion to the Sun Bancshares board of directors that, as of July 18, 2005, the date the Sun Bancshares board of directors voted on the merger proposal, the consideration SCBT Financial Corporation will pay for the Sun Bancshares common stock is fair to Sun Bancshares’ shareholders from a financial point of view. A copy of the opinion delivered by The Orr Group, LLC is attached to this proxy statement/prospectus as Appendix C. Sun Bancshares’ shareholders should read the opinion completely to understand the assumptions made, matters considered, and limitations of the review undertaken by The Orr Group, LLC in providing its opinion.

Interests of Directors and Officers of Sun Bancshares that Differ from Your Interests (page     )

When considering the recommendations of the Sun Bancshares board of directors, you should be aware that some directors and officers have interests in the merger proposal that differ from the interests of other shareholders, including the following:

•       Following the merger, Dalton B. Floyd, Jr., chairman of the board of directors of Sun Bancshares, will join the board of directors of SCBT Financial Corporation;

•       Following the merger, Thomas Bouchette will remain as president and chief executive officer of SunBank, as long as SunBank operates as a separate wholly owned subsidiary of SCBT Financial Corporation and thereafter as a regional president of South Carolina Bank and Trust, N.A. or in such other comparable senior executive office with similar authority as may be designated by the board of directors of SCBT Financial Corporation or South Carolina Bank and Trust, N.A. or their respective chief executive officers, pursuant to an employment agreement executed in connection with the merger;

•       Thomas Bouchette will also receive a payment of $300,000 in connection with the termination of his existing employment agreement with Sun Bancshares and the execution of a new noncompete agreement with SCBT Financial Corporation;

•       Randy Carmon will receive a payment of $100,000 in connection with the termination of his existing employment agreement with Sun Bancshares;

•       In connection with the merger, SCBT Financial Corporation will pay each holder of a Sun Bancshares option cash equal to the amount by which, if any, $18.00 exceeds the exercise price per share of Sun Bancshares common stock under such option. Officers of Sun Bancshares hold options to acquire approximately 77,750 shares of Sun Bancshares and therefore will be entitled to receive cash in an aggregate amount of approximately $565,750 in exchange for such options.

•       In connection with the merger, SCBT Financial Corporation will pay each holder of a Sun Bancshares warrant cash equal to the amount by which, if any, $18.00 exceeds the exercise price per share of Sun Bancshares common stock under such warrant. Directors of Sun Bancshares hold warrants to acquire approximately 286,850 shares of Sun Bancshares and therefore will be entitled to receive cash in an aggregate amount of approximately $2,294,800 in exchange for such warrants.

•       Following the merger, SCBT Financial Corporation will generally indemnify and provide liability insurance for up to six years following the merger to the present directors and officers of Sun Bancshares and SunBank, subject to certain exceptions.

Each board member was aware of these and other interests and considered them before approving and adopting the merger proposal.

Federal Income Tax Consequences (page     )

We have structured the merger so that it will be considered a reorganization for United States federal income tax purposes. If the merger is a reorganization for United States federal income tax purposes, Sun Bancshares’ shareholders generally will not recognize any gain or loss on the exchange of shares of Sun

Bancshares common stock for shares of SCBT Financial Corporation common stock. However, Sun Bancshares’ shareholders will recognize gain, but not loss, for federal income tax purposes, to the extent of the cash they receive in the exchange. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the Sun Bancshares shareholder at the effective time of the merger. Determining the actual tax consequences of the merger to a Sun Bancshares shareholder may be complex. These tax consequences will depend on each shareholder’s specific situation and on factors not within our control. Sun Bancshares’ shareholders should consult their own tax advisors for a full understanding of the tax consequences of their participation in the merger.

Comparative Rights of Shareholders (page     )

The rights of Sun Bancshares’ shareholders are currently governed by South Carolina corporate law and Sun Bancshares’ articles of incorporation and bylaws. The rights of SCBT Financial Corporation shareholders are currently governed by South Carolina corporate law and SCBT Financial Corporation’s articles of incorporation and bylaws. Upon consummation of the merger, the shareholders of Sun Bancshares will become shareholders of SCBT Financial Corporation and the articles of incorporation and bylaws of SCBT Financial Corporation will govern their rights. SCBT Financial Corporation’s articles of incorporation and bylaws differ somewhat from those of Sun Bancshares.

Termination of the Merger Agreement (page     )

Notwithstanding the approval of the merger proposal by Sun Bancshares’ shareholders, Sun Bancshares and SCBT Financial Corporation can mutually agree at any time to terminate the merger agreement before completing the merger.

Either Sun Bancshares or SCBT Financial Corporation can also terminate the merger agreement:

•       If the other party materially violates any of its representations or warranties under the merger agreement and fails to cure the violation;

•       If required regulatory approval is denied by final nonappealable action of such regulatory authority or if any action taken by such authority is not appealed within the time limit for appeal;

•       If any law or order permanently restraining, enjoining, or otherwise prohibiting the consummation of the merger shall have become final and nonappealable;

•       If Sun Bancshares shareholder approval is not obtained at the special meeting; or

•       If we do not complete the merger by March 31, 2006.

SCBT Financial Corporation can also terminate the merger agreement:

•       If the Sun Bancshares board of directors fails to reaffirm its approval upon SCBT Financial Corporation’s request for such reaffirmation of the merger or if the Sun Bancshares board of directors resolves not to reaffirm the merger;

•       If the Sun Bancshares board of directors withdraws, qualifies, modifies, or proposes publicly to withdraw, qualify, or modify, in a manner adverse to SCBT Financial Corporation, its recommendation that the shareholders approve the merger;

•       If the Sun Bancshares board of directors affirms, recommends, or authorizes entering into any acquisition transaction other than the merger or, within 10 business days after commencement of any tender or exchange offer for any shares of its common stock, the Sun Bancshares board of directors fails to recommend against acceptance of such tender or exchange offer or takes no position with respect to such tender or exchange offer; or

•       If the Sun Bancshares board of directors negotiates or authorizes the conduct of negotiations (and five business days have elapsed without such negotiations being discontinued) with a third party regarding an acquisition proposal other than the merger.

Sun Bancshares can also terminate the merger agreement, provided that it is not in material breach of any representation, warranty, or covenant, or other agreement in the merger agreement, if, prior to the adoption of the merger agreement by the shareholders at the special meeting, the Sun Bancshares board of directors has (x) withdrawn or modified or changed its recommendation or approval of the merger agreement in a manner adverse to SCBT Financial Corporation in order to approve and permit Sun Bancshares to accept a superior proposal and (y) determined, after consultation with and the receipt of advice from outside legal counsel to Sun Bancshares, that the failure to take such action would be likely to result in a breach of the board of directors’ fiduciary duties under applicable law.

Sun Bancshares Must Pay SCBT Financial Corporation a Termination Fee Under Certain Circumstances (page     )

The merger agreement provides for the payment of a $1 million termination fee by Sun Bancshares to SCBT Financial Corporation in certain cases. Generally, Sun Bancshares would have to pay the termination fee if Sun Bancshares terminates the merger agreement in order to accept a superior proposal subject to certain conditions. Sun Bancshares would also have to pay the termination fee if SCBT Financial Corporation terminates the merger agreement because:

•       The Sun Bancshares board of directors fails to reaffirm its approval upon SCBT Financial Corporation’s request for such reaffirmation of the merger or the Sun Bancshares board of directors resolves not to reaffirm the merger;

•       The Sun Bancshares board of directors fails to include in the proxy statement its recommendation, without modification or qualification, that the shareholders approve the merger or the Sun Bancshares board of directors withdraws, qualifies, modifies, or proposes publicly to withdraw, qualify, or modify, in a manner adverse to SCBT Financial Corporation, the recommendation that the shareholders approve the merger;

•       The Sun Bancshares board of directors affirms, recommends, or authorizes entering into any acquisition transaction other than the merger or, within 10 business days after commencement of any tender or exchange offer for any shares of its common stock, the Sun Bancshares board of directors fails to recommend against acceptance of such tender or exchange offer or takes no position with respect to such tender or exchange offer; or

•       The Sun Bancshares board of directors negotiates or authorizes the conduct of negotiations (and five business days have elapsed without such negotiations being discontinued) with a third party regarding an acquisition proposal other than the merger.

Sun Bancshares agreed to this termination fee arrangement in order to induce SCBT Financial Corporation to enter into the merger agreement. This arrangement could have the effect of discouraging other companies from trying to acquire Sun Bancshares.

Dissenters’ and Appraisal Rights (page     )

South Carolina law permits Sun Bancshares’ shareholders to dissent from the approval of the merger proposal and to have the fair value of their Sun Bancshares shares paid to them in cash. To do this, Sun Bancshares’ shareholders must follow specific procedures, including filing a written notice with Sun Bancshares prior to the shareholder vote on the merger proposal. If you follow the required procedures, your only right will be to receive the fair value of your common stock in cash. Copies of the applicable South Carolina statutes are attached to this document as Appendix B.

The Merger is Expected to Occur in the Fourth Quarter of 2005 (page     )

The merger will occur shortly after all of the conditions to its completion have been satisfied or waived. Currently, we anticipate that the merger will occur in the fourth quarter of 2005. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of the Sun Bancshares’ shareholders at the special meeting and all the necessary regulatory approvals.

Accounting Treatment (page     )

The merger will be accounted for using the purchase method of accounting, with SCBT Financial Corporation being treated as the acquiring entity for accounting purposes. Under the purchase method of accounting, the assets and liabilities of Sun Bancshares as of the effective time of the merger will be recorded at their respective fair values and added to those of SCBT Financial Corporation.

Completion of the Merger is Subject to Certain Conditions (page     )

Completion of the merger is subject to a number of conditions, including the approval of the merger proposal by Sun Bancshares’ shareholders and the receipt of all the regulatory consents and approvals that are necessary to permit the completion of the merger. Certain conditions to the merger may be waived by SCBT Financial Corporation or Sun Bancshares, as applicable.

Comparative Market Value of Securities (page     )

The following table sets forth the closing price per share of SCBT Financial Corporation common stock and the closing price per share of Sun Bancshares on July 21, 2005 (the last business day preceding the public announcement of the merger) and               , 2005 (the most recent practicable trading date prior to the mailing the proxy statement/prospectus). The table also presents the equivalent market value per share of Sun Bancshares common stock assuming that the consideration for the transaction is 0.464516 of a share of SCBT common stock and $3.60 in cash for each share outstanding of Sun Bancshares common stock. You are urged to obtain current market quotations for shares of SCBT Financial Corporation and Sun Bancshares common stock before making a decision with respect to the merger.

	SCBT Financial Corporation Common Stock	Sun Bancshares Common Stock	Equivalent Price Per Share of Sun Bancshares Common Stock(1)
July 21, 2005	$33.67	$17.00	$19.24
, 2005

(1)   The equivalent prices per share of Sun Bancshares common stock have been calculated by multiplying the closing price per share of SCBT Financial Corporation common stock on each of the two dates by the exchange ratio of 0.464516 and adding $3.60.

Because the exchange ratio is fixed and because the market price of SCBT Financial Corporation common stock is subject to fluctuation, the market value of the shares of SCBT Financial Corporation common stock that you may receive in the merger may increase or decrease prior to and following the merger. You are urged to obtain current market quotations for SCBT Financial Corporation common stock.

SELECTED FINANCIAL DATA OF SCBT FINANCIAL CORPORATION

Selected Consolidated Financial Data

	At December 31
	2004	2003	2002	2001	2000
	(Dollars in thousands, except per share)
Assets	$1,436,977	$1,197,692	$1,144,948	$1,025,682	$969,848
Loans, net of unearned income*	1,153,230	938,760	863,422	748,080	727,690
Investment securities	165,446	152,009	164,951	189,933	183,198
Deposits	1,171,313	947,399	898,163	811,523	757,576
Nondeposit borrowings	141,136	133,017	138,116	116,117	122,998
Shareholders’ equity	118,798	112,349	103,495	93,065	84,936
Number of locations	34	32	32	30	30
Full-time equivalent employees	513	514	480	442	402
SELECTED RATIOS
Return on average equity	12.20%	13.72%	14.09%	13.64%	13.14%
Return on average assets	1.05	1.23	1.28	1.21	1.11
Average equity as a percentage of average assets	8.65	9.00	9.05	8.91	8.39
ASSET QUALITY RATIOS
Allowance for loan losses to period end loans	1.25%	1.25%	1.28%	1.28%	1.22%
Allowance for loan losses to period end nonperforming loans	442.64	173.30	233.47	203.74	273.14
Nonperforming assets to period end loans and OREO	0.43	0.87	0.67	0.74	0.20
Nonperforming assets to period end total assets	0.35	0.88	0.51	0.47	0.15
Net charge-offs to average loans	0.15	0.19	0.25	0.19	0.12

*Excludes loans held for sale.

RISK FACTORS

If the merger is consummated, you will receive shares of SCBT Financial Corporation common stock in exchange for your shares of Sun Bancshares common stock. An investment in SCBT Financial Corporation common stock is subject to a number of risks and uncertainties, many of which also apply to your existing investment in Sun Bancshares common stock. Risks and uncertainties relating to general economic conditions are not summarized below. Those risks, among others, are highlighted on page      under the heading “A Warning About Forward-Looking Statements.”

However, there are a number of other risks and uncertainties relating to SCBT Financial Corporation and your decision on the merger proposal that you should consider in addition to the risks and uncertainties associated with financial institutions generally. Many of these risks and uncertainties could affect SCBT Financial Corporation’s future financial results and may cause SCBT Financial Corporation’s future earnings and financial condition to be less favorable than SCBT Financial Corporation’s expectations. This section summarizes those risks.

You will experience a substantial reduction in percentage ownership and voting power with respect to your shares as a result of the merger.

Sun Bancshares’ shareholders will experience a substantial reduction in their respective percentage ownership interests and effective voting power through their stock ownership in SCBT Financial Corporation relative to their percentage ownership interest in Sun Bancshares prior to the merger. If the merger is consummated, current Sun Bancshares’ shareholders will own approximately 6.54% of SCBT Financial Corporation outstanding common stock, on a fully diluted basis, based on SCBT Financial Corporation outstanding common stock as of June 30, 2005. Accordingly, even if they were to vote as a group, current Sun Bancshares’ shareholders could be outvoted by other SCBT Financial Corporation shareholders.

If SCBT Financial Corporation does not successfully integrate the operations of SunBank, it may not realize all of the expected benefits from the merger.

SCBT Financial Corporation’s ability to achieve fully the expected benefits of the merger depends on its successful integration of  Sun Bancshares. There is a risk that integrating SunBank into SCBT Financial Corporation’s existing operations may take a greater amount of resources and time than we expect. Further, SunBank is expected to operate as a separate subsidiary of SCBT Financial Corporation for two years following the merger. Although we believe that doing this will assist us in retaining Sun Bancshares’ key customers, it will also result in greater operating costs for us. Accordingly, there is a risk that the anticipated benefits may not be realized or that they may be less than we expect if we are unable to integrate in a timely manner, fail to realize cost savings from the merger, or disrupt customer relationships.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information included or incorporated by reference in this document, contains forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance, and business of each of SCBT Financial Corporation and Sun Bancshares, as well as information relating to the merger. These statements are preceded by, followed by, or include the words “believes,” “expects,” “anticipates,” or “estimates,” or similar expressions. Many possible events or factors could affect our future financial results and performance. This could cause our results or performance to differ materially from those expressed in our forward-looking statements. You should consider these important factors when you vote on the merger. Factors that may cause actual results to differ materially from those contemplated by our forward-looking statements include the following:

•       our operating costs after the merger may be greater than expected, and our cost savings from the merger may be less than expected, or we may be unable to obtain those cost savings as soon as expected;

•       we may be unable to successfully integrate Sun Bancshares or we may have more trouble integrating acquired businesses than we expected;

•       we could lose our key personnel, including the Sun Bancshares personnel we will employ as a result of the merger, or spend a greater amount of resources attracting, retaining, and motivating them than we have in the past;

•       competition among depository and other financial institutions may increase significantly;

•       changes in the interest rate environment may reduce operating margins;

•       general economic conditions, either nationally or in South Carolina, may be less favorable than expected resulting in, among other things, a deterioration in credit quality and an increase in credit risk-related losses and expenses;

•       loan losses may exceed the level of allowance for loan losses of the combined company;

•       the rate of delinquencies and amount of charge-offs may be greater than expected;

•       the rates of loan growth may not increase as expected; and

•       legislative or regulatory changes may adversely affect our businesses.

We have based our forward-looking statements on our current expectations about future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee you that these expectations actually will be achieved. We are under no duty to update any of the forward-looking statements after the date of this proxy statement/prospectus to conform those statements to actual results. In evaluating these statements, you should consider various factors, including the risks outlined in the section entitled “Risk Factors,” beginning on page     . You should also consider the cautionary statements contained in SCBT Financial Corporation’s filings with the Securities and Exchange Commission.

THE SPECIAL MEETING

General

The Sun Bancshares board of directors is providing this proxy statement/prospectus to you in connection with its solicitation of proxies for use at the special meeting of Sun Bancshares’ shareholders and at any adjournments or postponements of the special meeting.

SCBT Financial Corporation is also providing this proxy statement/prospectus to you as a prospectus in connection with the offer and sale by SCBT Financial Corporation of shares of its common stock to shareholders of Sun Bancshares in the  merger.

Your vote is important. Please complete, date, and sign the enclosed proxy card and return it in the postage prepaid envelope provided. If your shares are held in “street name,” you should instruct your broker how to vote by following the directions provided by your broker.

Meeting Date, Time, and Place and Record Date

Sun Bancshares will hold the special meeting on            , 2005, at      .m, local time, at                . At the special meeting (and any adjournment or postponement of the meeting), holders of Sun Bancshares common stock will be asked to consider and vote upon a proposal to approve the merger agreement and a proposal to authorize the board of directors to adjourn the special meeting to allow for time for further solicitation of proxies in the event there are insufficient votes present at the special meeting, in person or by proxy, to approve the merger agreement. Only holders of Sun Bancshares common stock of record at the close of business on                , 2005, the record date, will be entitled to receive notice of and to vote at the special meeting. As of the record date, there were                 shares of Sun Bancshares common stock outstanding and entitled to vote, with each such share entitled to one vote.

Matters to be Considered

At the special meeting, Sun Bancshares’ shareholders will be asked to approve the Agreement and Plan of Merger, dated as of July 21, 2005, by and between Sun Bancshares and SCBT Financial Corporation and to authorize the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the special meeting, in person or by proxy, to approve the Agreement and Plan of Merger. Under the merger agreement, Sun Bancshares will merge with and into SCBT Financial Corporation and shares of Sun Bancshares common stock will be converted into the right to receive a combination of cash and shares of SCBT Financial Corporation common stock as described in this document. Finally, Sun Bancshares’ shareholders may also be asked to consider any other business that properly comes before the special meeting. Each copy of this proxy statement/prospectus mailed to Sun Bancshares’ shareholders is accompanied by a proxy card for use at the special meeting.

Vote Required

Approval of the merger proposal requires the affirmative vote of holders of a majority of all shares entitled to vote at the Sun Bancshares special meeting. Approval of the proposal to authorize adjournment requires that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal. On the record date, there were approximately                 outstanding shares of Sun Bancshares common stock, each of which is entitled to one vote at the special meeting. On that date, the directors and executive officers of Sun Bancshares and their affiliates beneficially owned a total of approximately      % of the outstanding shares of Sun Bancshares common stock. Each of Sun Bancshares directors and executive officers has agreed, subject to several conditions, to vote his or her shares of Sun Bancshares common stock in favor of the merger agreement. The presence, in person or by proxy, of shares of Sun

Bancshares common stock representing a majority of Sun Bancshares outstanding shares entitled to vote at the special meeting is necessary in order for there to be a quorum at the special meeting. A quorum must be present in order for the vote on the merger agreement and vote on the authorization to adjourn to occur. If there is no quorum present at the opening of the meeting, the special meeting may be adjourned by the vote of a majority of shares voting on the motion to adjourn.

Voting of Proxies

Shares of common stock represented by properly executed proxies received at or prior to the Sun Bancshares special meeting will be voted at the special meeting in the manner specified by the holders of such shares. Properly executed proxies which do not contain voting instructions will be voted “FOR” approval of the merger agreement and of the proposal to authorize adjournment.

Any shareholder present in person or by proxy (including broker non-votes, which generally occur when a broker who holds shares in street name for a customer does not have the authority to vote on certain non-routine matters because its customer has not provided any voting instructions with respect to the matter) at the special meeting who abstains from voting will be counted for purposes of determining whether a quorum exists.

Because approval of the merger proposal requires the affirmative vote of the holders of a majority of all shares entitled to vote at the Sun Bancshares special meeting, abstentions and broker non-votes will have the same effect as negative votes. Accordingly, the Sun Bancshares board of directors urges its shareholders to complete, date, and sign the accompanying proxy card and return it promptly in the enclosed, postage-paid envelope.

Revocability of Proxies

The grant of a proxy on the enclosed proxy card does not preclude you from voting in person or otherwise revoking a proxy. There are three ways you can change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a later dated proxy with new voting instructions. The latest vote actually received by Sun Bancshares prior to the special meeting will be your vote. Any earlier votes will be revoked. Third, you may attend the special meeting and vote in person. Any earlier votes will be revoked. Simply attending the special meeting without voting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you will receive from your broker to change or revoke your proxy.

Solicitation of Proxies

Sun Bancshares will pay all of the costs of printing the registration statement and this proxy statement/prospectus and of soliciting proxies in connection with the special meeting, except that SCBT Financial Corporation will pay the costs of filing the registration statement with the SEC, of which this proxy statement/prospectus is a part. Solicitation of proxies may be made in person or by mail, telephone, or facsimile, or other form of communication by directors, officers, and employees of Sun Bancshares who will not be specially compensated for such solicitation. Nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and to secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners.

No person is authorized to give any information or to make any representation not contained in this proxy statement/prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by Sun Bancshares, SCBT Financial Corporation, or any other person. The delivery of this proxy statement/prospectus does not, under any circumstances, create any implication that there has been no change in the business or affairs of Sun Bancshares or SCBT Financial Corporation since the date of the proxy statement/prospectus.

Authorization to Vote on Adjournment

At the special meeting, you are being asked to grant authority to the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the special meeting, in person or by proxy, to approve the Agreement and Plan of Merger. If you do not specify whether authority is granted or withheld, the proxy will be voted to grant authority to adjourn. Sun Bancshares has no plans to adjourn the special meeting at this time, but intends to do so, if needed, to promote shareholder interests. The board of directors of Sun Bancshares unanimously recommends that shareholders grant authority to the proxies to vote on adjournment at the special meeting.

Recommendation of the Board of Directors

The Sun Bancshares board of directors has determined that the merger proposal and the transactions contemplated thereby are in the best interests of Sun Bancshares and its shareholders. The members of the Sun Bancshares board of directors unanimously recommend that the Sun Bancshares’ shareholders vote at the special meeting to approve the merger proposal.

In the course of reaching its decision to approve the merger proposal and the transactions contemplated thereby, the Sun Bancshares board of directors, among other things, consulted with its legal advisors, Powell Goldstein LLP, regarding the legal terms of the merger agreement and with its financial advisor, The Orr Group, LLC, as to the fairness, from a financial point of view, of the consideration to be received by the holders of Sun Bancshares common stock in the merger. For a discussion of the factors considered by the Sun Bancshares board of directors in reaching its conclusion, see “The Merger—Sun Bancshares’ Reasons for the Merger” and “The Merger—Opinion of Sun Bancshares’ Financial Advisor.”

Sun Bancshares’ shareholders should note that Sun Bancshares directors and officers have certain interests in, and may derive benefits as a result of, the merger that are in addition to their interests as shareholders of Sun Bancshares. See “The Merger—Interests of Directors and Officers of Sun Bancshares that Differ from Your Interests.”

PROPOSAL NO. 1—THE MERGER

The descriptions of the terms and conditions of the merger proposal, the merger agreement, and any related documents in this proxy statement/prospectus are qualified in their entirety by reference to the copy of the merger agreement attached as Appendix A to this proxy statement/prospectus, to the registration statement, of which this proxy statement/prospectus is a part, and to the exhibits to the registration statement.

Structure of the Merger

The merger agreement provides for the merger of Sun Bancshares with and into SCBT Financial Corporation. SCBT Financial Corporation will be the surviving corporation in the merger. SunBank, a wholly owned subsidiary of Sun Bancshares, will become a wholly owned subsidiary of SCBT Financial Corporation following the merger. Each share of Sun Bancshares common stock issued and outstanding at the effective time of the merger will be converted into cash and shares of SCBT Financial Corporation common stock, as described below. Upon completion of the merger, Dalton B. Floyd, Jr., chairman of the board of directors of Sun Bancshares, will join the board of directors of SCBT Financial Corporation.

SunBank will join SCBT Financial Corporation as its third subsidiary bank for a period of time that is expected to be no less than two years from and after the effective time of the merger. SunBank will retain its existing board of directors and senior management during this time. In addition, upon completion of the merger, John C. Pollok, a senior executive vice president and chief operating officer of SCBT Financial Corporation, will join the board of directors of SunBank.

Background of the Merger

The Sun Bancshares board of directors believes that its primary responsibility is to increase shareholder value. Although the board of directors believes that Sun Bancshares has enjoyed strong performance since SunBank opened, the Sun Bancshares board of directors believes that a strategic merger with a larger bank with greater stock liquidity would enhance the value of its shareholders’ investment in Sun Bancshares.

Discussions regarding the future of SunBank with respect to a possible merger versus remaining independent began in the summer of 2004 with informal discussions with a few other financial institutions. Although the board never chose to actively pursue any merger or acquisition negotiations, they were cognizant of their fiduciary responsibility to be informed of not only their responsibilities, but to further their education on bank valuations. A strategic planning session was held on September 10, 2004.

As a follow-up to the strategic planning session, at the September 13, 2004 executive committee meeting, the board discussed options presented by a representative of The Bankers Bank, a company headquartered in Georgia that provides correspondent and advisory services to many community banks, to the board for growth and future long term plans to maximize shareholder value. These options included:

•       Continue as an independent bank and focus on the earning potential of the bank in a thriving growth market.

•       Merge with another community bank, while retaining SunBank’s independent status, but take advantage of efficiencies created in combination with a larger organization.

•       Become an acquisition of a larger bank.

•       Enter into a merger of equals.

•       Consider offers of purchase by investors.

During the September 13, 2004 executive committee meeting, chairman of the board Dalton Floyd stated several banks, including SCBT Financial Corporation, had in recent months contacted either president Thomas Bouchette or him regarding a potential merger. Discussion ensued regarding various benefits and risks associated with a merger or sale and how it would impact shareholders on a short term and long term basis. Cognizant of the board’s fiduciary responsibility to maximize shareholder value, the committee agreed, at that time, that any merger or acquisition discussions were premature and long term shareholder value would be maximized through growth in the foreseeable future as a profitable independent community bank. Discussion continued, involving the full board in future executive sessions, to develop a position statement for management when approached by other banks.

In the spring of 2005, SunBank was approached again by several financial institutions regarding the possibility of a merger. As the five year anniversary of SunBank approached along with the pending renewal of its data processing contract with FiServ, the board recognized their fiduciary responsibility to make any long term decisions after considering all options with regard to maximizing shareholder value. A board meeting was called on March 3, 2005 after discussions were held with four interested institutions, including SCBT Financial Corporation.

At the March 3, 2005 board meeting, Mr. Bouchette reviewed with the board details of proposals from four interested financial institutions. A bank headquartered in North Carolina (the “North Carolina bank”) had presented an oral proposal of merger to Sun Bancshares. Mr. Bouchette provided the board with details of the North Carolina bank including offices, financial performance and the potential for growth combining the two institutions within one holding company. Mr. Bouchette also presented an oral proposal from a bank headquartered in South Carolina (the “South Carolina bank”) for a stock transaction. A third offer had also been received from SCBT Financial Corporation. Mr. Bouchette also informed the board that a fourth bank had expressed interest, but had not at that time made an offer.

Also at the March 3, 2005 board meeting, a representative of The Bankers Bank delivered a presentation on its evaluation of Sun Bancshares’ strategic plan in light of the current merger and acquisition environment. The representative of The Bankers Bank provided the board with earnings projections over a five-year period comparing various options, namely proposals from interested financial institutions as compared to remaining independent. The board discussed the impact of a stock sale versus a cash plus stock consideration scenario, the impact of the various options on the SunBank staff, and the future growth of the organization both as an independent bank and as part of a larger organization.

Mr. Bouchette engaged The Orr Group, LLC to assist with evaluating any offers received. At a March 14, 2005 board meeting, a representative of The Orr Group, LLC began a review of the proposal from the North Carolina bank. At a special meeting of the board on April 11, 2005, Mr. Bouchette informed the board that the investment banking firm representing the North Carolina bank could not render a fairness opinion for the agreed upon purchase price. Upon further discussion at the meeting, the board unanimously decided it would not be in the best interests of the shareholders to pursue further negotiations with the North Carolina bank.

After discussions were discontinued with the North Carolina bank, Robert R. Hill, Jr., president and chief executive officer of SCBT Financial Corporation, again approached Mr. Bouchette. Subsequent negotiations and meetings were presented to the Sun Bancshares board at a June 13, 2005 board meeting. At that meeting, chairman Floyd announced that the purpose of the meeting was to present a proposal for merger with SCBT Financial Corporation and introduced SCBT Financial Corporation chairman Robert Horger, SCBT Financial Corporation chief executive officer Robert Hill, and SCBT Financial Corporation chief operating officer John Pollok, to provide summaries of their opinions of SCBT Financial Corporation. At that meeting, the board agreed that it would be in the best interests of Sun Bancshares’ shareholders to proceed with the merger discussion with SCBT Financial Corporation and that a larger organization would benefit its customers. Between June 13, 2005 and July 11, 2005, SCBT Financial Corporation conducted a due diligence review of and continued to analyze Sun Bancshares. At a July 11,

2005 Sun Bancshares board meeting, Mr. Bouchette updated the board on merger negotiations and on SCBT Financial Corporation’s due diligence review of the company.

After that meeting, the executive committee of Sun Bancshares met several times to discuss the merits of a strategic business combination and to discuss the possible financial terms of such a transaction. In mid-July 2005, SCBT Financial Corporation provided Sun Bancshares and the executive committee with an updated outline of the terms under which SCBT Financial Corporation would be willing to acquire Sun Bancshares.

The Sun Bancshares board of directors met on July 18, 2005 to discuss the terms of a proposed Agreement and Plan of Merger. A representative of Powell Goldstein LLP, attorneys representing Sun Bancshares, and a representative of The Orr Group, LLC were also present at the meeting. The representative from Powell Goldstein reviewed and discussed with the board the terms of the proposed merger agreement, and the representative of The Orr Group delivered and described that firm’s opinion that, as of the date of the meeting, Sun Bancshares’ shareholders would receive fair consideration, from a financial point of view, from SCBT Financial Corporation. After full consideration and discussion of the structure, terms and conditions of the proposed merger, the Sun Bancshares board of directors approved the Agreement and Plan of Merger substantially in the form reviewed by the board at that meeting and authorized Sun Bancshares’ management to finalize negotiation of a definitive merger agreement with SCBT Financial Corporation, to execute the merger agreement, and take such further action as necessary to consummate the merger, subject to regulatory and shareholder approval.

Sun Bancshares and SCBT Financial Corporation executed the merger agreement on July 21, 2005.

Sun Bancshares and SCBT Financial Corporation issued a joint press release on July 22, 2005 announcing the transaction.

Sun Bancshares’ Reasons for the Merger

In reaching its decision to adopt and approve the merger agreement and recommend the merger to its shareholders, the Sun Bancshares board of directors consulted with Sun Bancshares management, as well as its legal and financial advisors, and considered a number of factors, including:

•       The value of the consideration Sun Bancshares’ shareholders will receive relative to the book value and earnings per share of Sun Bancshares common stock;

•       Certain information concerning the financial condition, results of operations and business prospects of SCBT Financial Corporation;

•       The financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the merger;

•       The probable increased ability of the combined institutions to compete in relevant banking and non-banking markets;

•       The probable increased efficiency and profitability of SunBank resulting from economies of scale;

•       The advantage to SunBank resulting from the increase in products and services to be offered by the combined organizations;

•       The anticipated compatibility of management and business philosophy and the continued operation of SunBank as a subsidiary of SCBT Financial Corporation;

•       The fixed nature of the exchange ratio and the possibility that if the market price of SCBT Financial Corporation common stock increases prior to completion of the merger the value to be received by Sun Bancshares’ shareholders will also increase;

•       The projected positive value of SCBT Financial Corporation’s shares offered to Sun Bancshares’ shareholders in relation to the estimated market value, book value and earnings per share of Sun Bancshares common stock;

•       The information regarding historical market prices and information of SCBT Financial Corporation common stock, and the financial performance and condition, assets, liabilities, business operations, capital levels and prospects of each of Sun Bancshares and SCBT Financial Corporation and their superior potential future values on a combined basis as compared to the potential future values of Sun Bancshares;

•       The alternatives to the merger, including remaining an independent institution;

•       The competitive and regulatory environment for financial institutions generally;

•       The fact that the merger will enable Sun Bancshares’ shareholders to exchange their shares of common stock, in a partially tax-free transaction, for cash and shares of common stock of a larger company, the stock of which is more widely held and more liquid than that of Sun Bancshares; and

•       The Orr Group, LLC’s opinion that the consideration Sun Bancshares’ shareholders will receive as a result of the merger is fair from a financial point of view.

In addition, Sun Bancshares’ board knew and considered the financial interests of certain Sun Bancshares’ directors and executives when it approved the merger agreement. These financial interests are addressed in greater detail under the heading “The Merger—Interests of Directors and Officers of Sun Bancshares that Differ from Your Interests.”

The foregoing information and factors considered by the Sun Bancshares board of directors is not exhaustive, but includes all material factors that the Sun Bancshares board of directors considered and discussed in approving and recommending the merger proposal. In view of the wide variety of factors considered and discussed by the Sun Bancshares board of directors in connection with its evaluation of the merger proposal and the complexity of these factors, the board of directors did not consider it practical to, nor did it attempt to, quantify, rank, or otherwise assign any specific or relative weights to the specific factors that it considered in reaching its decision. Rather, it considered all of the factors as a whole. The board of directors discussed the foregoing factors, including asking questions of Sun Bancshares management and legal and financial advisors, and reached general consensus that the merger was in the best interests of Sun Bancshares and its shareholders. In considering the foregoing factors, individual directors may have assigned different weights to different factors. The Sun Bancshares board of directors relied on the experience and expertise of Sun Bancshares’ financial advisor for quantitative analysis of the financial terms of the merger. See “The Merger—Opinion of Sun Bancshares’ Financial Advisor” on page     . It should be noted that this explanation of the reasoning of the Sun Bancshares board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “A Warning About Forward-Looking Statements” on page    .

The Sun Bancshares board of directors believes the merger is in the best interests of Sun Bancshares and its shareholders. The Sun Bancshares board of directors recommends that Sun Bancshares’ shareholders vote “FOR” the approval of the merger proposal and the consummation of the transactions contemplated thereby.

Opinion of Sun Bancshares’ Financial Advisor

Sun Bancshares retained The Orr Group, LLC to render a written opinion to the board of directors of Sun Bancshares as to the fairness, from a financial point of view, of the consideration to be paid by SCBT Financial Corporation to the shareholders of Sun Bancshares in the merger.

The Orr Group, LLC is an investment banking firm that specializes in providing investment banking advisory services to financial institutions. The Orr Group, LLC has been involved in numerous bank related mergers and acquisitions. No limitations were imposed by Sun Bancshares upon The Orr Group, LLC with respect to rendering its opinion.

On July 18, 2005, The Orr Group, LLC rendered its oral opinion to the board of directors of Sun Bancshares, and subsequently confirmed in writing, as to the fairness, from a financial point of view, of the merger consideration to be paid by SCBT Financial Corporation to the shareholders of Sun Bancshares. The Orr Group, LLC’s written opinion is attached as Appendix C hereto and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by The Orr Group, LLC in connection with its opinion. Sun Bancshares’ shareholders are urged to read the opinion in its entirety.

The Orr Group, LLC’s opinion rendered to the Sun Bancshares board of directors is directed only to the merger consideration described in the merger agreement and does not address the fairness, from a financial point of view, of any change in the merger consideration that may be agreed upon by Sun Bancshares and SCBT Financial Corporation subsequent to their written opinion. The Orr Group, LLC’s opinion does not constitute a recommendation to any shareholder of Sun Bancshares as to how such shareholder should vote at the Sun Bancshares special meeting.

In arriving at its opinion, The Orr Group, LLC, among other things:

(i)	Reviewed the merger agreement and certain related documents;
(ii)	Reviewed the historical and current financial position and results of the operations of Sun Bancshares and SCBT Financial Corporation;
(iii)

Reviewed certain publicly available information concerning SCBT Financial Corporation, including Annual Reports on Form 10-K for each of the years in the three year period ended December 31, 2004 and Quarterly Reports on Form 10-Q for the periods ended March 31, 2004, June 30, 2004, September 30, 2004, and March 31, 2005;

(iv)

Reviewed certain publicly available information concerning Sun Bancshares, including annual reports for each of the years in the three year period ended December 31, 2004, and internally prepared statements for March 31, 2004, June 30, 2004, September 30, 2004, and March 31, 2005;

(v)	Reviewed certain available financial forecasts concerning the business and operations of Sun Bancshares that were prepared by management of Sun Bancshares;
(vi)

Participated in discussions with certain officers and employees of Sun Bancshares and SCBT Financial Corporation to discuss the past and current business operations, financial condition, and prospects of Sun Bancshares and SCBT Financial Corporation, as well as matters it believed relevant to its inquiry;

(vii)

Reviewed certain publicly available operating and financial information with respect to other companies that it believes to be comparable in certain respects to Sun Bancshares and SCBT Financial Corporation;

(viii)

Reviewed the current and historical relationships between the trading levels of Sun Bancshares’ common stock and SCBT Financial Corporation’s common stock and the historical and current market for the common stock of Sun Bancshares, SCBT Financial Corporation, and other companies that it believes to be comparable in certain respects to Sun Bancshares or SCBT Financial Corporation;

(ix)	Reviewed the nature and terms of certain other acquisition transactions that it believes to be relevant; and
(x)	Performed such other reviews and analyses it deemed appropriate.

Within its review and analysis, The Orr Group, LLC assumed and relied upon the accuracy and completeness of all of the financial and other information provided to The Orr Group, LLC, or that was publicly available, and did not attempt independently to verify nor assumed responsibility for verifying any such information. With respect to the financial projections, The Orr Group, LLC assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Sun Bancshares or SCBT Financial Corporation, as the case may be, and The Orr Group, LLC expresses no opinion with respect to such forecasts or the assumptions on which they are based. The Orr Group, LLC has not made or obtained, or assumed any responsibility for making or obtaining, any independent evaluations or appraisals of any of the assets, including properties and facilities, or liabilities of Sun Bancshares or SCBT Financial Corporation.

The Orr Group, LLC employed a variety of analyses, of which some are briefly summarized below. The analyses outlined below do not represent a complete description of the analyses performed by The Orr Group, LLC. The Orr Group, LLC believes that it is necessary to consider all analyses as a whole and that relying on a select number of the analyses, without considering the whole, could create a misunderstanding of the opinion derived from them. In addition, The Orr Group, LLC may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis should not be taken to be The Orr Group, LLC’s view of the entire analysis as a whole.

Selected Companies Analysis—SCBT Financial Corporation

The Orr Group, LLC compared the financial performance data of SCBT Financial Corporation with a peer group of 41 publicly traded Southeastern banks or bank holding companies that had total assets of greater than $500 million and less than $2.5 billion. Furthermore, the banks or holding companies exhibited tangible common equity to tangible asset ratios of greater than 6% and less than 10% and return on average assets greater than 0.50%. The peer group included the following:

Peer Group List
Main Street Banks, Inc.	MSBK	Capital Bank Corporation	CBKN
First Community Bancshares, Inc.	FCBC	FLAG Financial Corporation	FLAG
Union Bankshares Corporation	UBSH	National Bankshares, Incorporated	NKSH
First Bancorp	FBNC	Pinnacle Financial Partners, Inc.	PNFP
TowneBank	TOWN	Peoples BancTrust Company, Inc. (The)	PBTC
GB&T Bancshares, Inc.	GBTB	First South Bancorp, Inc.	FSBK
Virginia Financial Group, Inc.	VFGI	Georgia Bank Financial Corporation	GBFP
FNB Corporation	FNBP	Eastern Virginia Bankshares, Inc.	EVBS
Greene County Bancshares, Inc.	GCBS	Old Point Financial Corporation	OPOF
BancTrust Financial Group, Inc.	BTFG	Peoples Bancorp of North Carolina, Inc.	PEBK
Fidelity Southern Corporation	LION	Savannah Bancorp, Inc.	SAVB
ABC Bancorp	ABCB	Middleburg Financial Corporation	MBRG
Virginia Commerce Bancorp, Inc.	VCBI	Premier Community Bankshares Incorporated	PREM
Southern Community Financial Corp.	SCMF	Auburn National Bancorporation, Inc.	AUBN
Security Bank Corporation	SBKC	Cooperative Bankshares, Inc.	COOP
Colony Bankcorp, Inc.	CBAN	Gateway Financial Holdings, Inc.	GBTS
Yadkin Valley Bank and Trust Company	YAVY	Highlands Bankshares, Inc.	HBKA
LSB Bancshares, Inc.	LXBK	Riverside Bancshares, Inc.	RSBK
FNB Financial Services Corporation	FNBF	Alliance Bankshares Corporation	ABVA
PAB Bankshares, Inc.	PAB	Community Capital Corp.	CYL
FNB Corp.	FNBN

The results of the analysis involve complex considerations of the selected companies and SCBT Financial Corporation. The Orr Group, LLC compared performance indicators of SCBT Financial Corporation with the median, upper, and lower quartile performance indicators of the selected peer group.  The performance indicators utilized by The Orr Group, LLC are based on financial information reported as of March 31, 2005. An overview comparison of the indicators included the following:

	SCBT	Peer Data
	Data	Upper Quart	Median	Lower Quart
Balance Sheet Data
Assets ($000s)	$1,522,083	$1,269,877	$901,450	$690,198
Deposits ($000s)	$1,245,921	$1,054,438	$718,617	$561,138
Tangible Equity ($000s)	$116,282	$94,059	$70,537	$52,089
Loans/Deposits	95.9	97.5	95.3	87.7
Loans/Assets	78.5	78.6	74.7	68.1
Deposits/Assets	81.9	83.9	80.2	76.5
Core Deposits	86.2	83.9	81.0	75.2
Asset & Capital Adequacy
TCE Ratio	7.7	8.0	7.6	7.0
Tier 1 Ratio	9.8	11.9	10.9	10.0
Reserves/Loans	1.2	1.4	1.2	1.1
NPAs/Assets	0.2	0.7	0.3	0.1
Operating Results
NIM (MRQ)	4.2	4.3	4.1	3.8
Effic Ratio (MRQ)	65.7	68.0	62.5	57.8
NIM	4.3	4.3	4.0	3.8
Effic Ratio	66.5	66.7	61.5	57.8
Profitability
ROAA (MRQ)	1.1	1.2	1.1	0.9
ROAE (MRQ)	13.6	13.1	11.6	9.9
ROAA	1.1	1.2	1.1	0.9
ROAE	12.6	13.5	12.1	9.1
Trading Data
P/E (MRQ)	16.3	19.8	17.0	15.2
P/E	18.0	20.2	17.3	15.6
P/TB	2.25	3.05	2.25	1.78
P/E (Core) (MRQ)	16.3	19.6	17.0	15.3
P/E (Core)	18.5	20.5	17.2	16.0

Selected Companies Analysis—Sun Bancshares

The Orr Group, LLC compared the financial performance data of Sun Bancshares with a peer group of 25 publicly traded Southeastern banks or bank holding companies that had total assets of greater than $75 million and less than $225 million. Furthermore, the banks or holding companies exhibited tangible common equity to tangible asset ratios of greater than 7% and less than 13% and return on average assets greater than 0.60% and less than 1.00%. The peer group included the following:

Peer Group List
Atlantic BancGroup, Inc.	ATBC	Little Bank, Incorporated	LTLB
Bank of McKenney	BOMK	Newnan Coweta Bancshares, Inc.	NWCB
Bank of the James Financial Group, Inc.	BOJF	OptimumBank Holdings, Inc.	OPHC
Cardinal State Bank	CSNC	Pilot Bancshares, Inc.	PLBN
Carolina Trust Bank	CART	Pinnacle Bancshares, Inc.	PLE
Central National Bank	CKLV	Pinnacle Bankshares Corporation	PPBN
Cherokee Banking Company	CHKJ	Pioneer Bankshares, Inc.	PNBI
Citizens Financial Corporation	CIWV	Scottish Bank (The)	SHKL
Coastal Banking Company, Inc.	CBCO	SterlingSouth Bank & Trust Company	SSBT
Community Capital Bancshares, Inc.	ALBY	Surrey Bancorp	SRYB
First Capital Bank	FCRV	United Financial Banking Companies, Inc.	UFBC
First Security Bancorp, Inc.	FSLK	Village Bank and Trust Financial Corp.	VBFC
FirstFed Bancorp, Inc.	FFDB

The results of the analysis involve complex considerations of the selected companies and Sun Bancshares. The Orr Group, LLC compared performance indicators of Sun Bancshares with the median, upper, and lower quartile performance indicators of the selected peer group.  The performance indicators utilized by The Orr Group, LLC based on financial information reported as of March 31, 2005. An overview comparison of the indicators included the following:

	SNBA	Peer Data
	Data	Upper Quart	Median	Lower Quart
Balance Sheet Data
Assets ($000s)	$92,852	$188,140	$163,073	$141,744
Deposits ($000s)	$82,935	$156,807	$136,903	$113,490
Tangible Equity ($000s)	$9,474	$17,152	$13,720	$12,020
Loans/Deposits	89.3	96.7	88.3	82.9
Loans/Assets	80.2	80.4	73.1	69.4
Deposits/Assets	89.8	87.3	84.2	81.1
Core Deposits	70.3	85.1	81.8	73.9
Asset & Capital Adequacy
TCE Ratio	10.2	10.0	8.6	7.6
Tier 1 Ratio	11.4	14.0	12.1	10.3
Reserves/Loans	1.2	1.3	1.2	1.0
NPAs/Assets	0.0	0.5	0.1	0.1
Operating Results
NIM (MRQ)	4.2	4.3	3.8	3.5
Effic Ratio (MRQ)	73.5	75.1	71.0	68.1
NIM	4.1	4.2	3.8	3.5
Effic Ratio	73.4	76.0	71.8	66.4
Profitability
ROAA (MRQ)	0.5	0.8	0.7	0.6
ROAE (MRQ)	5.4	9.0	8.0	7.3
ROAA	0.4	0.9	0.7	0.5
ROAE	3.5	9.7	8.0	5.9
Trading Data
P/E (MRQ)	38.1	25.6	19.4	16.1
P/E	60.8	28.1	20.1	16.6
P/E (Core) (MRQ)	38.1	25.0	19.8	16.3
P/E (Core)	60.8	28.1	20.4	17.2
P/TB	1.81	1.87	1.53	1.34

Comparable Transaction Analysis

The Orr Group, LLC reviewed data of selected transactions involving pending and completed bank acquisitions that it deemed pertinent to an analysis of the merger. The transactions selected were mergers that were announced after December 31, 2002 in which the selling bank had assets between $50 million and $225 million, return on average asset ratios less than 0.80%, and tangible common equity to tangible asset ratios greater than 6.0% and less than 11.0%. From these transactions, The Orr Group, LLC selected 21 transactions for comparison purposes.

The Orr Group, LLC compared the median, upper quartile, and lower quartile pricing ratios of the comparable transactions to the pricing ratios of the merger. The pricing ratios included price to book, price to tangible book, price to earnings per share for the latest twelve months, price to assets, price to deposits, and the franchise premium to core deposit ratio. A summary of the analysis is included in the following table:

	Price to	Price to	Price to	Price to	Fran Prem
M&A Transaction Stats	TBVPS	LTM EPS	Assets	Deposits	to Core Dep
SNBA—SCBT Transaction	240.0	81.3	27.9	30.9	27.7
Comparable Transactions
Lower Quartile	192.1	23.1	17.6	21.5	12.9
Median Multiple	213.1	27.3	19.6	22.8	16.6
Upper Quartile	267.2	36.6	22.1	26.8	22.8

Discount Dividend Analysis

The Orr Group, LLC performed a discount dividend analysis to estimate a range of present values per share of Sun Bancshares’ common stock as a stand-alone entity including appropriate synergies that would be implemented by an acquirer. The Orr Group, LLC discounted five years of estimated cash flows for Sun Bancshares based on projected growth rates and capital requirements. The Orr Group, LLC derived a range of terminal values by applying multiples ranging from 11 times to 15 times estimated forward net income for the terminal year 2009. The present value of the estimated excess cash flows and terminal value was calculated using discount rates ranging from 10% to 14%, which The Orr Group, LLC viewed as the appropriate range of discount rates for a company with Sun Bancshares’ risk characteristics. The analysis yielded a range of stand-alone, fully diluted values for Sun Bancshares’ stock of approximately $11.80 to $18.55. The Orr Group, LLC included the discount dividend analysis because it is a widely used valuation methodology; however the results of such methodology are highly dependent upon numerous assumptions.

Contribution Analysis

In its contribution analysis, The Orr Group, LLC compared the pro forma financial contribution of Sun Bancshares to the combined company to the pro forma ownership (as if completed through a 100% stock transaction) of Sun Bancshares’ shareholders in the combined company’s shareholder base. The contribution analysis also took into account cost savings and core deposit intangible amortization expenses as a result of the merger. The contribution analysis revealed that Sun Bancshares would contribute 6.3% of the assets, 3.5% of income statement items, 5.8% projected income items, and 6.6% projected income items adjusted for synergies and core deposit intangible amortization expenses. The average of all of the financial items considered was 6.4%. This was compared to the pro forma common ownership for Sun Bancshares’ shareholders of 8.0% (as if 100% of SCBT Financial Corporation’s stock were used in consideration of the transaction) in the combined company. The pro forma common ownership for Sun Bancshares’ shareholders based on the actual transaction structure was 6.5%, based a 20% cash level, or $3.60 per share, and a fixed exchange ratio of 0.4645.

Pro Forma Merger Analysis

The Orr Group, LLC analyzed the financial impact of the merger on the estimated earnings per share for SCBT Financial Corporation. Based on the various assumptions made to determine the pro forma numbers and the consideration paid by SCBT Financial Corporation, the merger would be neutral to GAAP earnings and accretive to cash earnings by 2007 and accretive to GAAP and cash earnings per share in 2008.

No company or transaction used in the above analyses as a comparison is identical to Sun Bancshares, SCBT Financial Corporation, or the merger. Accordingly, an analysis of the results of the foregoing involves complex considerations and judgments concerning differences in financial growth and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis in and of itself does not necessarily provide meaningful comparisons.

The Orr Group, LLC has been paid a fee of $35,000 to date and will be paid an additional fee of $35,000 at the time the merger is consummated. The payment to The Orr Group, LLC includes payment for services rendered in preparation and delivery of the fairness opinion. Sun Bancshares has agreed to reimburse legal and other reasonable expenses and to indemnify The Orr Group, LLC and its affiliates, directors, agents, employees and controlling persons in connection with certain matters related to rendering its opinion, including liabilities under securities laws.

The written opinion of The Orr Group, LLC to Sun Bancshares is attached as Appendix C to this proxy statement/prospectus and is incorporated herein by reference. The description of the Sun Bancshares fairness opinion is qualified in its entirety by reference to Appendix C. Sun Bancshares’ shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by The Orr Group, LLC in connection with rendering its opinion.

Merger Consideration

As a result of the merger, SCBT Financial Corporation will pay consideration of approximately $4.4 million cash and no more than 564,387 shares of SCBT Financial Corporation common stock for Sun Bancshares issued and outstanding shares of common stock. Each Sun Bancshares shareholder will receive cash and SCBT Financial Corporation common stock on a pro rata basis. The exact composition and amount of cash and SCBT Financial Corporation shares of common stock received by Sun Bancshares’ shareholders will be a function of the number of shares of Sun Bancshares common stock issued and outstanding at the effective time of the merger. Sun Bancshares had 1,215,000 shares of common stock issued and outstanding as of July 21, 2005. Based upon the number of shares issued and outstanding on July 21, 2005, Sun Bancshares’ shareholders would receive $3.60 cash and 0.464516 shares (a fixed exchange ratio) of SCBT Financial Corporation common stock for each of their issued and outstanding shares. Based on the closing price of SCBT Financial Corporation common stock of $           on             , 2005, SCBT Financial Corporation will pay an aggregate amount of consideration, including cash and SCBT Financial Corporation common stock, of approximately $       million to the shareholders of Sun Bancshares.

No assurance can be given that the current fair market value of SCBT Financial Corporation common stock will be equivalent to the fair market value of SCBT Financial Corporation common stock on the date that stock is received by a Sun Bancshares shareholder or at any other time. The fair market value of SCBT Financial Corporation common stock received by a Sun Bancshares shareholder may be greater or less than the current fair market value of SCBT Financial Corporation due to numerous market factors.

Fractional Shares

No fractional shares of SCBT Financial Corporation common stock will be issued to any holder of Sun Bancshares common stock in the merger. For each fractional share that would otherwise be issued, SCBT Financial Corporation will pay cash in an amount equal to the fraction multiplied by $31.00, (a) the value upon which the fixed stock exchange ratio for this transaction was established and (b) a value that was derived from the average closing sales price for SCBT Financial Corporation common stock for a 30-day period preceding the date of the merger agreement. No interest will be paid or accrued on cash payable in lieu of fractional shares.

Treatment of Options and Warrants

SCBT Financial Corporation will pay an aggregate of approximately $2.86 million to the holders of outstanding options and warrants for Sun Bancshares stock. Each holder of a Sun Bancshares option or warrant will receive cash (without interest) equal to the amount by which, if any, $18.00 exceeds the exercise price per share of Sun Bancshares common stock under such option or warrant less applicable taxes, if any, required to be withheld with respect to such payment. No consideration shall be paid with respect to any option or warrant, the exercise price of which equals or exceeds $18.00. No Sun Bancshares options or warrants will remain outstanding following the merger or will be exchanged for options or warrants for shares of SCBT Financial Corporation common stock.

Exchange of Certificates

As soon as reasonably practicable after the effective time of the merger, SCBT Financial Corporation will mail appropriate transmittal materials to each record holder of Sun Bancshares common stock for use in effecting the surrender and cancellation of those certificates in exchange for SCBT Financial Corporation common stock. Risk of loss and title to the certificates will remain with the holder until proper delivery of such certificates to SCBT Financial Corporation by former Sun Bancshares’ shareholders. Sun Bancshares’ shareholders should not surrender their certificates for exchange until they receive a letter of transmittal and instructions from SCBT Financial Corporation. After the effective time of the merger, each holder of shares of Sun Bancshares common stock, except holders exercising dissenters’ rights of appraisal, issued and outstanding at the effective time must surrender the certificate or certificates representing their shares to SCBT Financial Corporation and will, as soon as reasonably practicable after surrender, receive the consideration they are entitled to under the merger agreement, together with all undelivered dividends or distributions in respect of such shares (without interest). SCBT Financial Corporation will not be obligated to deliver the consideration to which any former holder of Sun Bancshares common stock is entitled until the holder surrenders the certificate or certificates representing his or her shares for exchange. The certificate or certificates so surrendered must be duly endorsed as SCBT Financial Corporation may require. SCBT Financial Corporation will not be liable to a holder of Sun Bancshares common stock for any property delivered in good faith to a public official pursuant to any applicable abandoned property law.

After the effective time of the merger (and prior to the surrender of certificates of Sun Bancshares common stock to SCBT Financial Corporation), record holders of certificates that represented outstanding Sun Bancshares common stock immediately prior to the effective time of the merger will have no rights with respect to the certificates other than the right to surrender the certificates and receive in exchange for the certificates a certificate or certificates representing the aggregate number of whole shares of SCBT Financial Corporation common stock to which the holder is entitled pursuant to the merger agreement.

In the event that any dividend or distribution, the record date for which is on or after the effective time of the merger, is declared by SCBT Financial Corporation on SCBT Financial Corporation common stock, no such dividend or other distributions will be delivered to the holder of a certificate representing shares of Sun Bancshares common stock immediately prior to the effective time of the merger until such holder surrenders such certificate as set forth above.

In addition, holders of certificates that represented outstanding Sun Bancshares common stock immediately prior to the effective time of the merger will be entitled to vote after the effective time of the merger at any meeting of SCBT Financial Corporation shareholders the number of whole shares of SCBT Financial Corporation common stock into which such shares have been converted, even if such holder has not surrendered such certificates for exchange as set forth above.

SCBT Financial Corporation shareholders will not be required to exchange certificates representing their shares of SCBT Financial Corporation common stock or otherwise take any action after the merger is completed.

Federal Income Tax Consequences

The following summarizes certain material federal income tax consequences of the merger to Sun Bancshares’ shareholders. This summary is based on current laws, regulations, rulings, and decisions now in effect, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of the merger and, in particular, may not address federal income tax consequences applicable to you if you are subject to special treatment under federal income tax law, such as rules relating to shareholders who are not citizens or residents of the United States, who are financial institutions, foreign corporations, tax-exempt organizations, insurance companies, or dealers in securities, shareholders who acquired their shares pursuant to the exercise of options or similar derivative securities or otherwise as compensation, and shareholders who hold their shares as part of a straddle or conversion transaction. In addition, this summary does not address the tax consequences of the merger under applicable state, local, foreign, or estate tax laws. This discussion assumes you hold your shares of Sun Bancshares common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986. Each Sun Bancshares shareholder should consult with his or her tax advisor about the tax consequences of the merger in light of his or her individual circumstances, including the application of any federal, state, local, foreign, or estate tax law.

The merger is intended to constitute a “reorganization” under Section 368(a) of the Internal Revenue Code. On the closing date, SCBT Financial Corporation and Sun Bancshares will receive an opinion from Nelson Mullins Riley & Scarborough LLP, counsel to SCBT Financial Corporation, that the merger will qualify as a reorganization. The closing date opinion will be based on customary assumptions and customary representations made by Sun Bancshares and SCBT Financial Corporation. An opinion of counsel represents the counsel’s best legal judgment and is not binding on the Internal Revenue Service or any court. If, notwithstanding the opinion of counsel, the merger does not qualify as a reorganization, the exchange of Sun Bancshares common stock for SCBT Financial Corporation common stock in the merger will be a taxable transaction.

Provided the merger qualifies as a reorganization, neither Sun Bancshares nor SCBT Financial Corporation will recognize any gain or loss for federal income tax purposes, and the federal income tax consequences to you as a Sun Bancshares shareholder will be as follows:

Exchange for SCBT Financial Corporation Common Stock and Cash.   You will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the SCBT Financial Corporation common stock received pursuant to the merger over your adjusted tax basis in your shares of Sun Bancshares common stock surrendered) and (2) the amount of cash received pursuant to the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Any recognized gain will generally be long-term capital gain if your holding period with respect to the Sun Bancshares common stock surrendered is more than one year. If, however, the cash received has the effect of the distribution of a dividend, the gain would be treated as a dividend to the extent of your ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See “—Possible Treatment of Cash as a Dividend.”

Your aggregate tax basis of the SCBT Financial Corporation common stock you receive in exchange for  your shares of Sun Bancshares common stock will be equal to the aggregate adjusted tax basis of the shares of Sun Bancshares common stock surrendered for SCBT Financial Corporation common stock and cash, reduced by the amount of cash you receive pursuant to the merger, and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below), if any, you must recognize on the exchange. Your holding period of the SCBT Financial Corporation common stock will include the holding period of the shares of Sun Bancshares common stock you surrendered. If you have differing bases or holding periods in respect of your shares of Sun Bancshares common stock, you should consult your tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of SCBT Financial Corporation common stock received in the exchange.

Possible Treatment of Cash as a Dividend.   In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces your deemed percentage stock ownership of SCBT Financial Corporation. For purposes of this determination, you are treated as if you first exchanged all of your shares of Sun Bancshares common stock solely for SCBT Financial Corporation common stock and then SCBT Financial Corporation immediately redeemed (the “deemed redemption”) a portion of the SCBT Financial Corporation common stock in exchange for the cash you actually received. The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if the deemed redemption is (1) “substantially disproportionate” with respect to the holder or (2) “not essentially equivalent to a dividend.”

The deemed redemption, generally, will be “substantially disproportionate” with respect to you if the percentage described in (2) below is less than 80 percent of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to you will depend upon your particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in your deemed percentage stock ownership of SCBT Financial Corporation. In general, that determination requires a comparison of (1) the percentage of the outstanding stock of SCBT Financial Corporation that you are deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of SCBT Financial Corporation that is actually and constructively owned by you immediately after the deemed redemption. In applying the above tests, you may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or otherwise in addition to the stock actually owned by you. As these rules are complex, each Sun Bancshares shareholder that may be subject to these rules should consult its tax advisor. The IRS has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if that shareholder has a relatively minor reduction in its percentage stock ownership under the above analysis.

Cash Received in Lieu of a Fractional Share.   Cash you receive in lieu of a fractional share of SCBT Financial Corporation common stock generally will be treated as received in redemption of the fractional share, and gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of your aggregate adjusted tax basis of the shares of Sun Bancshares common stock surrendered allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Sun Bancshares common stock is more than one year.

Each Sun Bancshares shareholder is urged to consult his or her personal tax and financial advisor as to his or her specific federal income tax consequences, based on his or her own particular status and circumstances, and also as to any state, local, foreign, estate, or other tax consequences arising out of the merger.

Interests of Directors and Officers of Sun Bancshares that Differ from Your Interests

General.   Some of the employees and directors of Sun Bancshares may be deemed to have interests in the merger in addition to their interests as shareholders of Sun Bancshares generally. These interests include, among others, proposed employee benefits for those who become employees of SCBT Financial Corporation or an SCBT Financial Corporation subsidiary after the merger, employment agreements with two of Sun Bancshares’ current executive officers, the appointment of one current Sun Bancshares director to the board of directors of SCBT Financial Corporation and the continuation of other directors of Sun Bancshares as directors of SunBank for a period of up to two years, the payment of cash for outstanding Sun Bancshares stock options and warrants, and insurance coverage for Sun Bancshares’ directors and officers, as described below.

Employee Benefits.   The merger agreement generally provides that SCBT Financial Corporation will furnish to those employees of Sun Bancshares who become employees of SCBT Financial Corporation or an SCBT Financial Corporation subsidiary after the effective time of the merger benefits under employee benefit plans which, when taken as a whole, are substantially similar to those currently provided by SCBT Financial Corporation and its subsidiaries to their similarly situated employees, except that employees of Sun Bancshares will not be eligible to participate in SCBT Financial Corporation’s 401(k) plan prior to January 1, 2006 or SCBT Financial Corporation’s defined benefit plans. For purposes of participation, vesting, and benefit accrual under SCBT Financial Corporation’s employee benefit plans, service with Sun Bancshares prior to the effective time of the merger will be treated as service with SCBT Financial Corporation or its subsidiaries. SCBT Financial Corporation will credit new SCBT Financial Corporation employees for amounts paid under Sun Bancshares benefit plans for the plan year, including the effective time of the merger, for purposes of applying deductibles, co-payments, and out-of-pocket maximums under the SCBT Financial Corporation benefit plans.

Bouchette Employment Agreement.   Sun Bancshares and its president, Thomas Bouchette, are currently bound by an employment agreement that provides, among other things, that Mr. Bouchette may terminate the employment agreement following a change in control of Sun Bancshares. In exchange for an aggregate payment of $300,000, Mr. Bouchette has agreed to terminate this agreement and to enter into a new employment agreement and a noncompete agreement with SCBT Financial Corporation which will be effective upon consummation of the merger.

Pursuant to the new employment agreement, Mr. Bouchette will serve as the president and chief executive officer of SunBank, as long as SunBank operates as a separate wholly owned subsidiary of SCBT Financial Corporation and thereafter as a regional president of South Carolina Bank and Trust, N.A. or in such other comparable senior executive office with similar authority as may be designated by the board of directors of SCBT Financial Corporation or South Carolina Bank and Trust, N.A. or their respective chief executive officers. The new agreement commences upon the consummation of the merger and will be for a term of three years. Mr. Bouchette will receive an annual base salary of $150,000, which may be increased from time to time in accordance with SCBT Financial Corporation’s senior management compensation policies. Mr. Bouchette will also be eligible to participate in SCBT Financial Corporation’s incentive-based bonus programs and employment benefit plans applicable to his employment position. SCBT Financial Corporation will also provide him with an automobile allowance and maintain membership at a country club for Mr. Bouchette’s benefit. If SCBT Financial Corporation terminates the agreement without cause, it will continue to pay Mr. Bouchette his base salary for one year following termination.

Bouchette Noncompete Agreement.   In connection with the merger, Mr. Bouchette has entered into a noncompete agreement with SCBT Financial Corporation. During employment and for a period of one year thereafter, Mr. Bouchette will be prohibited from, subject to limited exceptions, engaging in certain activities in Horry County and Georgetown County, South Carolina, including (a) soliciting employees for a competing business of or encouraging employees to leave employment with SCBT Financial Corporation or any of its affiliates, (b) soliciting customers of SunBank, SCBT Financial Corporation or any of its affiliates, on behalf of himself or anyone other than SCBT Financial Corporation or any of its affiliates for the purpose of providing business activities (as defined in the Noncompete Agreement), or (c) competing with SCBT Financial Corporation or any of its affiliates by engaging in such business activities or acquiring, for other than investment purposes, 5% or more of the outstanding securities of any corporation which may compete directly or indirectly with SunBank, SCBT Financial Corporation or any of its affiliates.

Carmon Employment Agreement.   SunBank and Randy L. Carmon are currently bound by an employment agreement. In exchange for a payment of $100,000, Mr. Carmon has agreed to terminate this agreement and enter into a new employment agreement with SCBT Financial Corporation which will be effective upon consummation of the merger.

Pursuant to the new employment agreement, Mr. Carmon will serve as the chief operating officer of SunBank. The new agreement commences upon the consummation of the merger and will be for a term of one year. Mr. Carmon will receive an annual base salary of $100,000, which may be increased from time to time in accordance with SCBT Financial Corporation’s senior management compensation policies. Mr. Carmon will also be eligible to participate in SCBT Financial Corporation’s incentive-based bonus programs and employment benefit plans applicable to his employment position. If SCBT Financial Corporation terminates the agreement without cause, it will continue to pay Mr. Carmon his base salary for the remainder of the one year term.

Directors.   SCBT Financial Corporation has agreed to appoint Dalton B. Floyd, Jr. to its board of directors as soon as practicable following the effective time of the merger. Subject to limited exceptions, SCBT Financial Corporation has agreed that the current directors of SunBank in office immediately prior to the effective time of the merger will continue as directors of SunBank for two years after the effective time of the merger.

Stock Options and Warrants.   Each outstanding and unexercised option to acquire Sun Bancshares stock granted under Sun Bancshares’ incentive plan and each outstanding and unexercised stock purchase warrant will be cancelled and the holder of each option or warrant will receive cash (without interest) equal to the amount by which, if any, $18.00 exceeds the exercise price per share of Sun Bancshares’ common stock under the option or warrant less applicable taxes, if any, required to be withheld with respect to such payment. No consideration will be paid with respect to any option or warrant the exercise price of which equals or exceeds $18.00. Officers of Sun Bancshares hold options to acquire approximately 77,750 shares of Sun Bancshares and therefore will be entitled to receive cash in an aggregate amount of approximately $565,750 in exchange for such options. Directors of Sun Bancshares hold warrants to acquire approximately 286,850 shares of Sun Bancshares and therefore will be entitled to receive cash in an aggregate amount of approximately $2,860,550 in exchange for such warrants.

Insurance.   SCBT Financial Corporation has agreed to provide, for a period not less than six years after the effective time of the merger, directors’ and officers’ insurance coverage for directors and officers of Sun Bancshares, by (1) maintaining in effect for six years after the effective time of the merger Sun Bancshares’ current policy for directors and officers, or (2) providing substitute policies of substantially the same coverage and amounts containing terms and conditions which are substantially no less advantageous as Sun Bancshares’ current policy for directors and officers. SCBT Financial Corporation has agreed to make premium payments in an amount not to exceed $40,000 during the six year period. If the amount of premiums necessary to maintain directors’ and officers’ insurance coverage exceeds $40,000, SCBT Financial Corporation may purchase substitute directors’ and officers’ liability insurance obtainable for a premium equal to $40,000 but is not obligated to maintain coverage to the extent the cost of such coverage exceeds that amount.

Conditions to Consummation

The obligations of Sun Bancshares and SCBT Financial Corporation to consummate the merger are subject to the satisfaction or waiver (to the extent permitted) of several conditions, including:

•       Holders of a majority of the outstanding shares of Sun Bancshares must have approved the merger proposal;

•       The required regulatory approvals described under “The Merger—Regulatory Approvals”  must have been received, generally without any conditions or requirements which would, in the reasonable judgment of the board of directors of SCBT Financial Corporation, materially adversely affect the economic or business benefits of the transactions contemplated by the merger agreement so as to render inadvisable the consummation of the merger;

•       Each party must have received all consents (other than those described in the preceding paragraph) required for consummation of the merger and for the prevention of a default under any contract of such party which, if not obtained or made, would reasonably likely have, individually or in the aggregate, a material adverse effect on such party, generally without any conditions or requirements which would, in the reasonable judgment of the board of directors of SCBT Financial Corporation, materially adversely affect the economic or business benefits of the transactions contemplated by the merger agreement so as to render inadvisable the consummation of the merger;

•       No court or regulatory authority may have taken any action which prohibits, restricts, or makes illegal the consummation of the transactions contemplated by the merger agreement;

•       The registration statement registering the shares of SCBT Financial Corporation common stock to be received by Sun Bancshares’ shareholders, of which this proxy statement/prospectus is a part, must have been declared effective by the SEC, no stop order suspending the effectiveness of the registration statement may have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness of the registration statement may have been initiated and be continuing, and all necessary approvals under federal and state securities laws relating to the issuance or trading of the shares of SCBT Financial Corporation common stock issuable pursuant to the merger must have been received;

•       Thomas Bouchette must have entered into an employment agreement with SCBT Financial Corporation and must have terminated his existing employment agreement, and each director of Sun Bancshares must have executed a shareholder support agreement and a noncompete agreement;

•       The other party’s representations and warranties must remain accurate, and the other party must have performed all of the agreements and covenants to be performed by it pursuant to the merger agreement, and must have delivered certificates confirming satisfaction of the foregoing requirements and certain other matters;

•       SCBT Financial Corporation must have received from each “affiliate” of Sun Bancshares an agreement stating, among other things, that he or she will comply with federal securities laws when transferring any shares of SCBT Financial Corporation common stock received in the merger (see “The Merger—Resales of SCBT Financial Corporation Common Stock”);

•       Sun Bancshares shall have not received notice from its shareholders of their intent to exercise their statutory right to dissent with respect to more than 10% of the outstanding shares of Sun Bancshares common stock;

•       Sun Bancshares’ net shareholders’ equity at the effective time of the merger shall not be more than $100,000 less than the amount reported in Sun Bancshares’ June 2005 month-end financial report, but excluding (i) the effects of reasonable fees and expenses incurred by Sun Bancshares to pay its financial advisor’s fees as described elsewhere in this document, (ii) the reasonable fees and expenses of its counsel and accountants in connection with the merger, (iii) the printing, mailing, and proxy solicitation costs incurred in connection with the shareholders meeting to consider the merger, (iv) the payments to executive officers as described elsewhere in this proxy statement/prospectus and payment of bonuses in an aggregate of $55,000 to specified employees to continue employment with SunBank following the merger, (v) amounts due under Sun Bancshares’ agreement with FiServ, and (vi) any changes resulting from Sun Bancshares’ increase of its allowance for loan losses from 1.25% to 1.35% of loans and leases and other credits;

•       Sun Bancshares’ allowance for loan losses shall not be less than 1.35% of loans and leases and other credits; and

•       No material adverse effect shall have occurred with respect to Sun Bancshares from its March 31, 2005 balance sheet to the effective time of the merger or with respect to SCBT Financial Corporation from its June 30, 2005 balance sheet to the effective time of the merger.

No assurances can be provided as to when or if all of the conditions precedent to the merger can or will be satisfied or waived by the appropriate party.  As of the date of this proxy statement/prospectus, the parties know of no reason to believe that any of the conditions set forth above will not be satisfied.

The conditions to consummation of the merger may be waived, in whole or in part, to the extent permissible under applicable law, by the party for whose benefit the condition has been imposed, without the approval of such party’s shareholders.

Regulatory Approvals

Sun Bancshares and SCBT Financial Corporation have agreed to use their reasonable best efforts to obtain all regulatory approvals required to consummate the transactions contemplated by the merger agreement, which include approval from the Federal Reserve Board, as detailed below, and the South Carolina State Board of Financial Institutions. SCBT Financial Corporation anticipates it will file these applications in August 2005 seeking such approval. The merger cannot proceed in the absence of these regulatory approvals. Although Sun Bancshares and SCBT Financial Corporation expect to obtain these required regulatory approvals, there can be no assurance as to if and when these regulatory approvals will be obtained. In addition, after the two-year period following the effective date of the merger, the approval of the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation will also be required to merge SunBank into South Carolina Bank and Trust, N.A.

The merger is subject to the prior approval of the Federal Reserve. We will submit an application with the Federal Reserve. In evaluating the merger, the Federal Reserve is required to consider, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve Board from approving the merger if:

•  it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•       its effect in any section of the country could be to substantially lessen competition or to tend to create a monopoly, or if it would result in a restraint of trade in any other manner, unless the Federal Reserve should find that any anti-competitive effects are outweighed clearly by the public interest and the probable effect of the merger in meeting the convenience and needs of the communities to be served.

The merger may not be consummated any earlier than the 15th day following the date of approval of the merger by the Federal Reserve, during which time the United States Department of Justice is afforded the opportunity to challenge the merger on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the Federal Reserve, unless a court of competent jurisdiction should specifically order otherwise.

Other than as summarized above, we are not aware of any governmental approvals or actions that may be required for consummation of the merger. Should any other approval or action be required, we currently contemplate that we would seek such approval or action. To the extent that the above summary describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations.

Representations and Warranties Made by SCBT Financial Corporation and Sun Bancshares in the Merger Agreement

SCBT Financial Corporation and Sun Bancshares have made certain customary representations and warranties to each other in the merger agreement. For information on these representations and warranties, please refer to the merger agreement attached as Appendix A. If either party materially violates any of its representations or warranties and fails to cure such violation, the other party may terminate the merger agreement.

Termination of the Merger Agreement

Notwithstanding the approval of the merger proposal by Sun Bancshares’ shareholders, we can mutually agree at any time to terminate the merger agreement before completing the merger.

Either Sun Bancshares or SCBT Financial Corporation can also terminate the merger agreement:

•       If the other party materially violates any of its representations or warranties under the merger agreement and fails to cure the violation;

•       If required regulatory approval is denied by final nonappealable action of such regulatory authority or if any action taken by such authority is not appealed within the time limit for appeal;

•       If any law or order permanently restraining, enjoining, or otherwise prohibiting the consummation of the merger shall have become final and nonappealable;

•       If Sun Bancshares shareholder approval is not obtained at the special meeting; or

•       If we do not complete the merger by March 31, 2006.

SCBT Financial Corporation can also terminate the merger agreement:

•       If the Sun Bancshares board of directors fails to reaffirm its approval upon SCBT Financial Corporation’s request for such reaffirmation of the merger or if the Sun Bancshares board of directors resolves not to reaffirm the merger;

•       If the Sun Bancshares board of directors fails to include in the proxy statement its recommendation, without modification or qualification, that the shareholders approve the merger or if the Sun Bancshares board of directors withdraws, qualifies, modifies, proposes publicly to withdraw, qualify, or modify, in a manner adverse to SCBT Financial Corporation, the recommendation that the shareholders approve the merger;

•       If the Sun Bancshares board of directors affirms, recommends, or authorizes entering into any acquisition transaction other than the merger or, within 10 business days after commencement of any tender or exchange offer for any shares of its common stock, the Sun Bancshares board of directors fails to recommend against acceptance of such tender or exchange offer or takes no position with respect to such tender or exchange offer; or

•       If the Sun Bancshares board of directors negotiates or authorizes the conduct of negotiations (and five business days have elapsed without such negotiations being discontinued) with a third party regarding an acquisition proposal other than the merger.

Sun Bancshares can also terminate the merger agreement, provided that Sun Bancshares is not in material breach of any representation, warranty, or covenant, or other agreement in the merger agreement, if prior to the adoption of the merger proposal by the shareholders at the special meeting, the Sun Bancshares board of directors has (x) withdrawn or modified or changed its recommendation of approval of the merger agreement in a manner adverse to SCBT Financial Corporation in order to approve and permit Sun Bancshares to accept a superior proposal and (y) determined, after consultation with, and the receipt of advice from outside legal counsel to Sun Bancshares, that the failure to take such action as set forth in the preceding clause (x) would be likely to result in a breach of the board of directors’ fiduciary duties under applicable law, provided, however, that at least five business days prior to any such termination, Sun Bancshares shall, and shall cause its advisors to, negotiate with SCBT Financial Corporation, if SCBT Financial Corporation elects to do so, to make such adjustments in the terms and conditions of the merger agreement as would enable Sun Bancshares to proceed with the merger on the adjusted terms.

Amendment and Waiver

To the extent permitted by law, Sun Bancshares and SCBT Financial Corporation, with the approval of their respective boards of directors, may amend the merger agreement by written agreement at any time without the approval of Sun Bancshares’ shareholders or SCBT Financial Corporation shareholders. However, after the approval of the merger proposal by Sun Bancshares’ shareholders, no amendment may decrease the consideration to be received without the further approval of Sun Bancshares’ shareholders.

Prior to or at the effective time of the merger, either Sun Bancshares or SCBT Financial Corporation may waive any default in the performance of any term of the merger agreement by the other party, may waive or extend the time for the fulfillment by the other party of any of its obligations under the merger agreement, and may waive any of the conditions precedent to the obligations of such party under the merger agreement, except any condition that, if not satisfied, would result in the violation of an applicable law.

Conduct of Business Pending the Merger

Under the merger agreement, Sun Bancshares has agreed, except as otherwise contemplated by the merger agreement or with the prior written consent of SCBT Financial Corporation, to:

•       operate its business only in the usual, regular, and ordinary course;

•       use commercially reasonable efforts to preserve intact its business organizations and assets and maintain its rights and franchises;

•       use commercially reasonable efforts to cause its representations and warranties to be correct at all times;

•       use its best efforts to provide all information requested by SCBT Financial Corporation related to loans or other transactions made by Sun Bancshares with a value equal to or exceeding $250,000;

•       consult with SCBT Financial Corporation prior to entering into or making any loans or other transactions with a value equal to or exceeding $500,000; and

•       take no action which would (1) adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the merger agreement without imposition of a condition or restriction which, in the reasonable judgment of the board of directors of SCBT Financial Corporation, would so materially adversely impact the economic or business benefits of the transactions contemplated by the merger agreement as to render inadvisable the consummation of the merger, or (2) adversely affect in any material respect the ability of either party to perform its covenants and agreements under the merger agreement.

In addition, Sun Bancshares has agreed in the merger agreement not to take certain actions pending consummation of the merger without the prior consent of SCBT Financial Corporation’s chief executive officer (which consent will not be unreasonably withheld). Such actions include, without limitation:

•       amending its articles of incorporation, bylaws, or other governing corporate instruments;

•       becoming responsible for any obligation for borrowed money in excess of an aggregate of $50,000, except in the ordinary course of business consistent with past practices or allowing the imposition of a lien on any asset;

•       acquiring or exchanging (other than exchanges in the ordinary course under employee benefit plans) any shares (or securities convertible into any shares) of Sun Bancshares capital stock or paying any dividend on its common stock;

•       subject to certain exceptions, issuing, selling, or pledging additional shares of Sun Bancshares common stock, any rights to acquire any such stock, or any security convertible into such stock;

•       adjusting or reclassifying any Sun Bancshares capital stock or issuing or authorizing the issuance of any other securities in respect of, or in substitution for, shares of Sun Bancshares common stock or its subsidiaries’ common stock, or otherwise disposing of any asset other than in the ordinary course for reasonable and adequate consideration;

•       purchasing any securities or making any material investments in any person or otherwise acquiring direct or indirect control over any person, subject to certain exceptions;

•       granting any increase in compensation or benefits to employees, officers, or directors of Sun Bancshares, paying any bonus, entering into or amending any severance agreements with employees, officers, or directors of Sun Bancshares (subject to exceptions for certain payments to executive officers as described elsewhere in this proxy statement/prospectus and except for bonus payments in an aggregate of $55,000 to specified employees to continue employment with SunBank following the merger), or granting any increase in compensation or other benefits to directors of Sun Bancshares;

•       except as contemplated by the merger agreement, entering into or amending (unless required by law) any employment contract that does not give it the unconditional right to terminate the agreement following the effective date of the merger without liability other than for services already rendered;

•       subject to certain exceptions, adopting any new employee benefit plan or materially changing any existing plan or program;

•       making any significant change in tax or accounting methods, except for any change required by law or generally accepted accounting principles;

•       making any material election with respect to taxes;

•       commencing any litigation other than in accordance with past practice or settling any litigation for money damages in excess of $25,000 or which places material restrictions on operations;

•       except in the ordinary course of business, modifying, amending, or terminating any material contracts (including any loan with respect to any extension of credit with an unpaid balance exceeding $500,000) or waiving, releasing, or assigning any material rights or claims, or making any adverse changes in the mix, rates, terms, or maturities of Sun Bancshares’ deposits and other liabilities;

•       taking any action to or failing to take any action that will cause Sun Bancshares’ net shareholders’ equity at the effective time of the merger to be more than $100,000 less than the amount reported in Sun Bancshares’ June 2005 month-end financial report, but excluding (i) the effects of reasonable fees and expenses incurred by Sun Bancshares to pay its financial advisor’s fees as described elsewhere in this document, (ii) the reasonable fees and expenses of its counsel and accountants in connection with the merger, (iii) the printing, mailing, and proxy solicitation costs incurred in connection with the shareholders meeting to consider the merger, (iv) the payments to executive officers as described elsewhere in this proxy statement/prospectus and payment of bonuses in an aggregate of $55,000 to specified employees to continue employment with SunBank following the merger, (v) amounts due under Sun Bancshares’ agreement with FiServ, and (vi) any changes resulting from Sun Bancshares’ increase of its allowance for loan losses from 1.25% to 1.35% of loans and leases and other credits;

•       allowing its allowance for loan losses to be less than 1.35% of loans and leases and other credits; or

•       taking any action or failing to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of the merger.

In addition, Sun Bancshares has agreed that neither it, nor its affiliates or representatives, will solicit an acquisition proposal (generally, a tender offer or proposal for a merger, asset acquisition, or other business combination), other than the transactions contemplated by the merger agreement. Pursuant to the merger agreement, except to the extent necessary to comply with the fiduciary duties of its board of directors, neither Sun Bancshares, nor any of its affiliates or representatives, will furnish any non-public information that it is not legally obligated to furnish, or negotiate with respect to, or enter into any contract with respect to, any acquisition proposal. However, Sun Bancshares may communicate information about an acquisition proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. In the merger agreement, Sun Bancshares also agreed to terminate any negotiations conducted prior to the date of the merger agreement with any other parties with respect to any of the foregoing and agreed to use its reasonable efforts to cause its representatives to comply with any of the foregoing.

Expenses and Termination Fees

The merger agreement provides that each party will be responsible for its own direct costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by the merger agreement. In the case of Sun Bancshares, these expenses will be paid at or before closing and prior to the effective time of the merger.

The merger agreement provides for the payment of a $1 million termination fee by Sun Bancshares to SCBT Financial Corporation in certain cases. Generally, Sun Bancshares would have to pay the termination fee if Sun Bancshares terminates the merger agreement in order to accept a superior proposal subject to certain conditions. Sun Bancshares would also have to pay the termination fee if SCBT Financial Corporation terminates the merger agreement because:

•       The Sun Bancshares board of directors fails to reaffirm its approval upon SCBT Financial Corporation’s request for such reaffirmation of the merger or the Sun Bancshares board of directors resolves not to reaffirm the merger;

•       The Sun Bancshares board of directors fails to include in the proxy statement its recommendation, without modification or qualification, that its shareholders approve the merger or the Sun Bancshares board of directors withdraws, qualifies, modifies, or proposes publicly to withdraw, qualify, or modify, in a manner adverse to SCBT Financial Corporation, the recommendation that the shareholders approve the merger;

•       The Sun Bancshares board of directors affirms, recommends, or authorizes entering into any acquisition transaction other than the merger or, within 10 business days after commencement of any tender or exchange offer for any shares of its common stock, the Sun Bancshares board of directors fails to recommend against acceptance of such tender or exchange offer or takes no position with respect to such tender or exchange offer; or

•       The Sun Bancshares board of directors negotiates or authorizes the conduct of negotiations (and five business days have elapsed without such negotiations being discontinued) with a third party regarding an acquisition proposal other than the merger.

Sun Bancshares agreed to this termination fee arrangement in order to induce SCBT Financial Corporation to enter into the merger agreement. This arrangement could have the effect of discouraging other companies from trying to acquire Sun Bancshares.

Resales of SCBT Financial Corporation Common Stock

The issuance of the shares of SCBT Financial Corporation common stock to be issued to Sun Bancshares’ shareholders in the merger has been registered under the Securities Act of 1933. These shares may be traded freely and without restriction by those shareholders not deemed to be “affiliates” of Sun Bancshares or SCBT Financial Corporation as that term is defined under the Securities Act. Any subsequent transfer of such shares, however, by any person who is an affiliate of Sun Bancshares at the time the merger is submitted for a vote or consent of the shareholders of Sun Bancshares will, under existing law, require either:

•       the registration under the Securities Act of the subsequent transfer of the shares of SCBT Financial Corporation common stock;

•       compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances); or

•       the availability of another exemption from registration.

An “affiliate” of Sun Bancshares, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Sun Bancshares. Sun Bancshares has agreed that it will use its reasonable efforts to cause each person or entity that is an “affiliate” for purposes of complying with Rule 145 to enter into a written agreement relating to such restrictions on sale or other transfer.

Accounting Treatment

The merger will be accounted for using the purchase method of accounting, with SCBT Financial Corporation being treated as the acquiring entity for accounting purposes. Under the purchase method of accounting, the assets and liabilities of Sun Bancshares as of the effective time will be recorded at their respective fair values and added to those of SCBT Financial Corporation. Financial statements issued after consummation of an acquisition accounted for as a purchase would reflect such values and would not be restated retroactively to reflect the historical financial position or results of operations of the acquired company.

Rights of Dissenting Sun Bancshares’ Shareholders

Chapter 13 of the South Carolina Business Corporation Act sets forth the rights of the shareholders of Sun Bancshares who object to the merger. The following summarizes the material terms of the statutory procedures to be followed by a shareholder in order to dissent from the merger and perfect dissenters’ rights under the South Carolina Business Corporation Act. A copy of Chapter 13 of the South Carolina Business Corporation Act is attached as Appendix B to this proxy statement/prospectus.

If you elect to exercise such a right to dissent and demand appraisal, you must satisfy each of the following conditions:

(a)   you must give to Sun Bancshares and Sun Bancshares must actually receive, before the vote at the shareholders’ special meeting on approval or disapproval of the merger proposal is taken, written notice of your intent to demand payment for your shares if the merger is effectuated (this notice must be in addition to and separate from any proxy or vote against the merger proposal; neither voting against, abstaining from voting, nor failing to vote on the merger proposal will constitute a notice within the meaning of the South Carolina Business Corporation Act); and

(b)   you must not vote in favor of the merger proposal. A failure to vote or a vote against the merger proposal will satisfy this requirement. The return of a signed proxy which does not specify whether you vote in favor or against approval of the merger proposal will not constitute a waiver of your dissenters’ rights. If you notify Sun Bancshares that you intend to dissent, a vote cast in favor of the merger proposal by the holder of the proxy will not disqualify you from demanding payment for your shares.

If the requirements of (a) and (b) above are not satisfied and the merger proposal becomes effective, you will not be entitled to payment for your shares under the provisions of Chapter 13 of the South Carolina Business Corporation Act.

If you are a dissenting Sun Bancshares shareholder, any notices should be addressed to Sun Bancshares, 4210 Highway 17 Bypass, Murrells Inlet, South Carolina 29576, Attention: Randy L. Carmon. The notice must be executed by the holder of record of the shares of Sun Bancshares common stock as to which dissenters’ rights are to be exercised. A beneficial owner may assert dissenters’ rights only if he dissents with respect to all shares of Sun Bancshares common stock of which he is the beneficial owner. With respect to shares of Sun Bancshares common stock which are owned of record by a voting trust or by a nominee, the beneficial owner of such shares may exercise dissenters’ rights if such beneficial holder also submits to Sun Bancshares the name and address of the record shareholder of the shares, if known to him. A record owner, such as a broker, who holds shares of Sun Bancshares common stock as a nominee for others may exercise dissenters’ rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner, provided such record owner dissents with respect to all Sun Bancshares common stock beneficially owned by any one person. In such case, the notice submitted by the broker as record owner must set forth the name and address of the shareholder who is objecting to the merger proposal and demanding payment for such person’s shares.

If you properly dissent and the merger proposal is approved, Sun Bancshares must mail by registered or certified mail, return receipt requested, a written dissenters’ notice to you. This notice must be sent no later than 10 days after the shareholder approval of the merger proposal. The dissenters’ notice will state where your payment demand must be sent, and where and when certificates for shares of Sun Bancshares common stock must be deposited; supply a form for demanding payment; set a date by which Sun Bancshares must receive your payment demand (not fewer than 30 days nor more than 60 days after the dissenters’ notice is mailed and which must not be earlier than 20 days after the demand date); and include a copy of Chapter 13 of the South Carolina Business Corporation Act.

If you receive a dissenters’ notice, you must demand payment and deposit your share certificates in accordance with the terms of the dissenters’ notice. If you demand payment and deposit your share certificates, you retain all other rights of a shareholder until these rights are canceled or modified by the merger. If you do not demand payment or deposit your share certificates where required, each by the date set in the dissenters’ notice, you are not entitled to payment for your shares under the South Carolina Business Corporation Act.

Within 30 days after receipt of your demand for payment, Sun Bancshares is required to pay you the amount it estimates to be the fair value of your shares, plus interest accrued from the effective date of the merger to the date of payment. The payment must be accompanied by:

•       Sun Bancshares’ most recent available balance sheet, income statement, and statement of cash flows as of the end of or for the fiscal year ending not more than 16 months before the date of payment, and the latest available interim financial statements, if any;

•       an explanation of how Sun Bancshares estimated the fair value of the shares;

•       an explanation of the interest calculation;

•       a statement of the dissenters’ right to demand payment (as described below); and

•       a copy of Chapter 13 of the South Carolina Business Corporation Act.

If the merger is not consummated within 60 days after the date set for demanding payment and depositing share certificates, Sun Bancshares must return your deposited certificates. If after returning your deposited certificates the merger is consummated, Sun Bancshares must send you a new dissenters’ notice and repeat the payment demand procedure.

Demand for Payment.   You may, however, notify Sun Bancshares in writing of your own estimate of the fair value of your shares and amount of interest due, and demand payment of the excess of your estimate of the fair value of your shares over the amount previously paid by Sun Bancshares if:

(a)   you believe that the amount paid is less than the fair value of Sun Bancshares common stock or that the interest is incorrectly calculated;

(b)   Sun Bancshares fails to make payment of its estimate of fair value to you within 30 days after receipt of a demand for payment; or

(c)   the merger not having been consummated, Sun Bancshares does not return your deposited certificates within 60 days after the date set for demanding payment.

You waive the right to demand payment unless you notify Sun Bancshares of your demand in writing within 30 days of Sun Bancshares’ payment of its estimate of fair value (with respect to clause (a) above) or Sun Bancshares’ failure to perform (with respect to clauses (b) and (c) above). If you fail to notify Sun Bancshares of your demand within such 30-day period, you shall be deemed to have withdrawn your shareholder’s dissent and demand for payment.

Appraisal Proceeding.   If your demand for payment remains unsettled, Sun Bancshares must commence a proceeding within 60 days after receiving the demand for additional payment by filing a complaint with the South Carolina Court of Common Pleas in Georgetown County to determine the fair value of the shares and accrued interest. If Sun Bancshares does not commence the proceeding within such 60-day period, Sun Bancshares shall pay you the amount you demanded.

The court in such an appraisal proceeding will determine all costs of the proceeding and assess the costs as it finds equitable. The proceeding is to be tried as in other civil actions; however, you will not have the right to a trial by jury. The court may also assess the fees and expenses of counsel and expenses for the respective parties, in the amounts the court finds equitable: (a) against Sun Bancshares if the court finds that it did not comply with the statute; or (b) against Sun Bancshares or you, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith. If the court finds that the services of counsel for you were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against Sun Bancshares, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. If Sun Bancshares failed to commence an appraisal proceeding within 60 days, the court shall assess the costs of the proceedings and the fees and expenses of counsel for Sun Bancshares.

The summary set forth above does not purport to be a complete statement of the provisions of the South Carolina Business Corporation Act relating to the rights of dissenting shareholders and is qualified in its entirety by reference to the applicable sections of the South Carolina Business Corporation Act, which are included as Appendix B to this proxy statement/prospectus. If you intend to exercise your dissenters’ rights, you are urged to carefully review Appendix B and to consult with legal counsel so as to be in strict compliance therewith.

COMPARATIVE RIGHTS OF SCBT FINANCIAL CORPORATION AND
SUN BANCSHARES SHAREHOLDERS

General

The following is a comparison of certain rights of Sun Bancshares’ shareholders and those of SCBT Financial Corporation shareholders. Certain significant differences in the rights of Sun Bancshares’ shareholders and those of SCBT Financial Corporation shareholders arise from differing provisions of Sun Bancshares’ and SCBT Financial Corporation’s respective governing corporate instruments.

The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of Sun Bancshares’ shareholders and those of SCBT Financial Corporation shareholders. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the South Carolina Business Corporation Act of 1988 and to the respective governing corporate instruments of Sun Bancshares and SCBT Financial Corporation, to which Sun Bancshares’ shareholders are referred.

Authorized Capital Stock

Sun Bancshares

Sun Bancshares is authorized to issue 10,000,000 shares of common stock, no par value, of which            shares were issued and outstanding as of the date of this proxy statement/prospectus. Sun Bancshares is authorized to issue 2,000,000 shares of preferred stock, no par value, of which no shares were issued and outstanding as of the date of this proxy statement/prospectus. Sun Bancshares’ articles of incorporation do not provide that shareholders have a preemptive right to acquire authorized and unissued shares of Sun Bancshares.

SCBT Financial Corporation

SCBT Financial Corporation is authorized to issue 40,000,000 shares of common stock, par value $2.50 per share, of which              shares were issued and outstanding as of the date of this proxy statement/prospectus. SCBT Financial Corporation’s articles of incorporation do not provide that shareholders have a preemptive right to acquire authorized and unissued shares of SCBT Financial Corporation.

Size of Board of Directors

Sun Bancshares

Sun Bancshares’ bylaws provide that the board must consist of not less than six directors and no more than 15 directors, with the exact number fixed by the board of directors or by the shareholders. The Sun Bancshares board of directors currently has 15 members.

SCBT Financial Corporation

SCBT Financial Corporation’s articles of incorporation provide that the board must consist of no more than 20 directors, with the exact number fixed by the board of directors. The SCBT Financial Corporation board of directors currently has 15 members.

Classification of Directors

Sun Bancshares

Sun Bancshares’ articles of incorporation divide the board of directors into three classes of directors, with each class accounting for one-third and with each class being elected to a staggered three-year term.

SCBT Financial Corporation

SCBT Financial Corporation’s articles of incorporation also divide the board of directors into three classes of directors serving staggered three-year terms.

Election of Directors

Sun Bancshares

Sun Bancshares’ bylaws provide that all elections are determined by a plurality of the votes cast, in person or by proxy, at a meeting of shareholders at which a quorum is present. Sun Bancshares’ articles of incorporation and bylaws do not provide for cumulative voting for the election of directors.

SCBT Financial Corporation

SCBT Financial Corporation’s articles of incorporation provide that shareholders do not have cumulative voting rights. Directors are elected by a majority of the votes cast at a meeting of shareholders.

Removal of Directors

Sun Bancshares

Sun Bancshares’ articles of incorporation and bylaws provide that any director may be removed, with cause, if the number of votes cast to remove the director exceeds the number of votes cast against removing the director. Sun Bancshares’ articles of incorporation and bylaws provide that any director may be removed, without cause, by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares entitled to vote at an election of directors.

SCBT Financial Corporation

SCBT Financial Corporation’s articles of incorporation provide that any director may be removed, with or without cause, only by the affirmative vote of the holders of at least 80% of the outstanding shares.

Filling Vacancies on the Board of Directors

Sun Bancshares

Sun Bancshares’ bylaws provide that the shareholders may fill any vacancies on the board of directors, including a vacancy resulting from an increase in the numbers of directors. If the shareholders fail or are unable to fill such vacancies, then and until the shareholders act, the board of directors may fill the vacancy or, if the directors remaining in office constitute fewer than a quorum of the board, they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office. The term of a director elected to fill a vacancy expires at the next shareholders’ meeting at which the directors of the same class are elected.

SCBT Financial Corporation

SCBT Financial Corporation’s bylaws provide that vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining members of the board of directors even if less than a quorum exists. The term of a director appointed to fill a vacancy expires at the next shareholders’ meeting wherein directors are elected.

Nomination of Director Candidates

Sun Bancshares

Any shareholder entitled to vote for the election of directors may make nominations for the election of directors by giving written notice to the corporate secretary of Sun Bancshares no later than 30 days prior to the date of meeting. However, if notice of a meeting is given or made less than 40 days prior to the date of the meeting then written notice must be received no later than the close of business on the tenth day following the day on which such notice of the meeting was made.

SCBT Financial Corporation

SCBT Financial Corporation’s bylaws provide that the board of directors must nominate, upon recommendation of the executive committee, nominees for the board of directors or that any shareholder may make nominations for the election of directors by giving written notice to the corporate secretary at least 45 days prior to the shareholders’ meeting at which directors are to be elected.

Shareholder Action Without Meeting

Sun Bancshares

Sun Bancshares’ bylaws provide that any action required or permitted to be taken by shareholders at a meeting may be taken without a meeting if a written consent describing the action to be taken is signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

SCBT Financial Corporation

SCBT Financial Corporation’s bylaws provide that shareholders may act without a meeting on written consent, setting forth the action to be taken, signed by the holders of all outstanding shares entitled to vote with respect to the subject matter thereof.

Calling Special Meetings of Shareholders

Sun Bancshares

Sun Bancshares’ bylaws provide that special meetings of shareholders may be called for any purpose by the chief executive officer, the president, or the board of directors and shall be called by the corporation at the request of the holders of not less than one-tenth of all outstanding votes of the corporation entitled to be cast on any issue at the meeting.

SCBT Financial Corporation

SCBT Financial Corporation’s bylaws provide that special meetings of shareholders may be called by the president, chairman of the board of directors, a majority of the board of directors, or by the holders of not less than 10% of all shares entitled to vote at such meeting.

Indemnification of Directors, Officers, and Employees

Sun Bancshares

In accordance with South Carolina law, Sun Bancshares’ bylaws provide that Sun Bancshares will indemnify any individual made a party to or otherwise involved in any threatened, pending, or completed action, suit, or other  proceeding whether civil, criminal, administrative, or investigative and whether formal or informal because the person is or was a director against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement, or other similar costs actually and reasonably incurred in connection with such action, suit, or proceeding if, with respect to conduct in his or her official capacity, the person conducted himself or herself in good faith and reasonably believed his or her conduct was in the best interests of Sun Bancshares, with respect to all other cases, conducted himself or herself in a manner at least not opposed to the best interests of Sun Bancshares, and, with respect to criminal proceeding, that he or she had no reasonable cause to believe his or her conduct was lawful. Sun Bancshares will not indemnify a director unless a determination has been made in accordance with the procedures in section 33-8-550 of the South Carolina Business Corporation Act that the director met the applicable standard of conduct and an authorization of payment has been made by the board of directors after concluding that the expenses are reasonable, the corporation has the financial ability to make the payment, and the financial resources of the corporation should be devoted to this use rather than some other use. Indemnification permitted under this action in connection with a proceeding by or in the right of the company is limited to reasonable expenses incurred in connection with the proceeding.

The board of directors may indemnify and advance expenses to any officer, employee, or agent of Sun Bancshares to the extent, consistent with public policy, as determined by the general or specific action of the board of directors.

SCBT Financial Corporation

In accordance with South Carolina law, SCBT Financial Corporation’s bylaws also provide that SCBT Financial Corporation will indemnify any person who serves or served as a director, or who, while serving as a director, serves or has served, at the request of SCBT Financial Corporation, as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan, against reasonable expenses, including attorneys’ fees, incurred by him in connection with any threatened, pending or completed civil, criminal, administrative, investigative or arbitrative action, suit or proceeding, whether or not brought by or on behalf of SCBT Financial Corporation, seeking to hold him liable by reason of the fact that he is or was acting in such capacity and reasonable payments made by him in satisfaction of any judgment, money decree, fine, penalty or settlement for which he may have become liable in any such action, suit or proceeding.

The board of directors may indemnify and advance expenses to any officer, employee or agent of SCBT Financial Corporation to the extent authorized by the board of directors.

Limitation of Liability for Directors

Sun Bancshares

Sun Bancshares’ articles of incorporation provide that a director’s liability is eliminated or limited to the fullest extent permitted by South Carolina law. A director is not personally liable to the company or any of its shareholders for monetary damages for breach of any duty as director, except for liability:

•       for any breach of the director’s duty of loyalty to the corporation or its shareholders;

•       for acts or omissions not in good faith or which involved gross negligence, intentional misconduct, or a knowing violation of law;

•       for unlawful corporate distributions; or

•       for any transaction from which the director derived an improper personal material tangible benefit.

SCBT Financial Corporation

SCBT Financial Corporation’s directors are exempt under its articles of incorporation from personal monetary liability to the maximum extent permitted by South Carolina law. A director is not personally liable to the company or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability arising from the same conduct listed above with respect to Sun Bancshares.

Amendment to Articles of Incorporation

Sun Bancshares

South Carolina law provides that a corporation may amend its articles of incorporation if the board of directors proposes the amendment to the shareholders and the amendment receives the requisite shareholder approval. Unless a corporation’s articles of incorporation provide otherwise, amendments must be approved by two-thirds of all votes entitled to be cast on the matter, as well as two-thirds of the votes entitled to be cast on the matter within each voting group entitled to vote as a separate voting group on the amendment. Sun Bancshares’ articles do not alter the default provisions of South Carolina law.

SCBT Financial Corporation

SCBT Financial Corporation’s articles also do not alter the default provisions of South Carolina law.

Amendment to Bylaws

Sun Bancshares

Sun Bancshares’ bylaws provide that the board of directors may amend the bylaws upon the affirmative vote of a majority of the directors present at a meeting at which a quorum is present unless (i) the articles or the South Carolina Business Corporation Act reserve this power exclusively to the shareholders in whole or part, (ii) the shareholders in adopting, amending or repealing a particular bylaw expressly provide that the board of directors may not amend or repeal that bylaw, or (iii) the bylaw establishes, amends, or deletes a supermajority shareholder quorum or voting requirement. Shareholders may amend the bylaws upon the affirmative vote of a plurality of the votes cast, in person or by proxy, at a meeting of shareholders at which a quorum is present.

SCBT Financial Corporation

SCBT Financial Corporation’s articles of incorporation provide that a majority of the entire board of directors may amend the bylaws. Shareholders may amend the bylaws upon the affirmative vote of the holders of not less than 80% of the outstanding shares.

Shareholder Vote on Fundamental Issues

Sun Bancshares

Sun Bancshares’ articles of incorporation provide that a plan of merger, any sale, lease, exchange, or other disposition of substantially all of the assets of the corporation to any other corporation, person, or other entity must be approved by the affirmative vote of at least two-thirds of the directors then in office and the affirmative vote of at least a majority of the issued and outstanding shares entitled to vote, or the affirmative vote of at least a majority of the directors then in office and the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares entitled to vote.

SCBT Financial Corporation

SCBT Financial Corporation’s articles of incorporation provide that a merger, exchange, or consolidation of SCBT Financial Corporation with, or a sale, exchange, or lease of all or substantially all the assets of SCBT Financial Corporation to, any person or entity must be approved by holders of not less than 80% of the outstanding voting stock if the board of directors does not recommend such transaction. Such approval also is required, together with the affirmative vote of the holders of not less than 67% of the outstanding voting stock held by shareholders other than any shareholder who owns or controls 20% or more of voting stock at the time of the transaction (a “controlling party”), to approve any such transaction that involves such controlling party, unless the transaction is recommended by a majority of the board of directors or certain other requirements are met. Under SCBT Financial Corporation’s articles of incorporation, the quorum requirements for any meeting called to consider any of the foregoing transactions that are not recommended by the board of directors is 80% of the outstanding shares, and any such meeting may not be adjourned absent notice if a quorum is not present.

SCBT Financial Corporation’s articles of incorporation require the board of directors, when evaluating any proposed merger, consolidation, exchange, or asset sale, to consider the interests of the employees of SCBT Financial Corporation and the communities in which SCBT Financial Corporation does business in addition to the interests of SCBT Financial Corporation’s shareholders.

Requirements for Supermajority Approval of Transactions

Sun Bancshares and SCBT Financial Corporation

Both Sun Bancshares and SCBT Financial Corporation are subject to the business combination provisions of the South Carolina statute, as described below.

South Carolina law prohibits specified “business combinations” with “interested shareholders” unless certain conditions are satisfied. The act defines an “interested shareholder” as any person (other than the corporation or any of its subsidiaries) that (i) beneficially owns 10% or more of the corporation’s outstanding voting shares or (ii) at any time within the preceding two-year period beneficially owned 10% of the voting power of the corporation’s outstanding shares and is an affiliate or associate of the corporation.

Covered business combinations with interested shareholders or an affiliate or associate of an interested shareholder include, among other transactions:

•       merger of the corporation;

•       sale, lease, exchange, mortgage, pledge, transfer, or other disposition of assets having a value equal to 10% or more of the value of all assets of the corporation, the value of all outstanding shares of the corporation, or the earning power or net income of the corporation;

•       transfer of shares of the corporation equaling 5% or more of the market value of all outstanding shares of the corporation; and

•       dissolution or liquidation of the corporation proposed by or under an arrangement with an interested shareholder or its affiliate or associate.

Covered business combinations are prohibited unless:

•       the board of directors of the corporation approved of the business combination before the interested shareholder became an interested shareholder;

•       a majority of shares not beneficially owned by the interested shareholder approved the combination; and

•       certain transactional requirements are met.

Covered business combinations are prohibited for two years after an interested shareholder becomes interested unless the board of directors of the corporation approved of the business combination before the interested party became interested.

PROPOSAL NO. 2—AUTHORIZATION TO ADJOURN

At the special meeting, shareholders of Sun Bancshares are being asked to consider and vote on a proposal to authorize management to adjourn the meeting to allow time for the further solicitation of proxies if there are insufficient votes present at the meeting, in person or by proxy, to approve the merger.

THE BOARD OF DIRECTORS OF SUN BANCSHARES RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AUTHORIZE MANAGEMENT TO ADJOURN THE SPECIAL MEETING OF SHAREHOLDERS TO ALLOW TIME FOR THE FURTHER SOLICITATION OF PROXIES TO APPROVE THE MERGER AGREEMENT.

INFORMATION ABOUT SUN BANCSHARES

General

As used in this portion of the proxy statement/prospectus, unless context requires otherwise, the terms “we” and “our” refer to Sun Bancshares.

Sun Bancshares was incorporated as a South Carolina corporation on August 3, 1999, and became a bank holding company by acquiring all of the issued and outstanding common stock of SunBank, in Murrells Inlet, South Carolina. SunBank began operations in November 2000 and is the only subsidiary of Sun Bancshares. The principal business activity of SunBank is to provide banking services to domestic markets, principally in Horry County and Georgetown County, South Carolina.

The principal office of Sun Bancshares is 4210 Highway 17 Bypass, Murrells Inlet, South Carolina 29576, telephone number (843) 357-7007.

The following discussion contains “forward-looking statements” relating to, without limitation, future economic performance, plans, and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of Sun Bancshares management, as well as assumptions made by and information currently available to Sun Bancshares management. The words “expect,” “estimate,” “anticipate,” and “believe,” as well as similar expressions, are intended to identify forward-looking statements. Sun Bancshares’ actual results may differ materially from the results discussed in the forward-looking statements, and Sun Bancshares’ operating performance each quarter is subject to various risks and uncertainties.

Sun Bancshares Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Years Ended December 31, 2004 and December 31, 2003

Results of Operations for Year ended December 31, 2004, compared with year ended December 31, 2003

In 2004, net interest income was $2,817,046, compared to $1,722,276 for 2003, an increase of $1,094,770, or 63.57%. Interest income totaled $4,011,329 for the year ended December 31, 2004 as compared to $2,481,315 for the same period in 2003. The largest component of interest income was from loans, including fees, which totaled $3,833,454, as compared to $2,314,685 in 2003. The increase interest income on loans was attributable to the increase in the volume of loans. Likewise, the volume of deposits also increased which led to an increase in interest expense on deposits. Total interest expense for 2004 was $1,194,283, as compared to $759,039 in 2003. The average rate realized on interest-earning assets decreased to 5.68% in 2004 from 5.70% in 2003, while the average rate paid on interest-bearing liabilities decreased to 2.05% in 2004 from 2.09% in 2003. The net interest spread and net interest margin were 3.63% and 3.99%, respectively, in 2004, compared to 3.61% and 3.96% in 2003.

The provision for loan losses is the charge to operating earnings that we believe is necessary to maintain the allowance for loan losses at an adequate level. For 2004 and 2003, the provision was $491,561 and $164,000, respectively. The significant increase in the provision for loan losses from 2003 to 2004 was primarily a result of management’s efforts to fund the allowance for loan losses to match the growth in the loan portfolio. The allowance for loan losses was 1.29% and 1.01% at December 31, 2004 and 2003, respectively. Based on present information, we believe the allowance for loan losses is adequate at December 31, 2004 to meet presently known and inherent losses in the loan portfolio.

Total noninterest income in 2004 was $490,974, an increase of $115,686 compared to $375,288 in 2003. The largest increase was in residential mortgage loan origination fees which increased $69,620, or 46.21%, over the previous year. This increase was primarily a result of an increase in mortgage refinancings due to lower interest rates. The overall growth in deposits also led to an increase in service charges on deposit accounts from $172,452 in 2003 to $200,235 in 2004. Other income also increased 21.75% from $51,198 in 2003 to $62,332 in 2004.

Total noninterest expense in 2004 was $2,578,807, an increase of $249,318, or 10.70%, when compared to 2003. Salaries and benefits increased  $190,659 to $1,289,393 in 2004 from $1,098,734 in 2003. The increase was a result of normal pay increases and the hiring of additional employees to support the growth of SunBank. Furniture and equipment expense increased $39,757, or 22.06%, to $220,016 in 2004. Occupancy expense increased $32,964  from 2003 to $364,916 in 2004. Increases in furniture and equipment and occupancy expense were attributable to expenses associated with the overall growth of Sun Bancshares.

In 2004 and 2003, the effective income tax rate was 39.83% and 36.15%, respectively. The company incurred in an income tax provision of $94,665 in 2004, as compared to an income tax benefit of $143,131 in 2003.

The combination of the above factors resulted in net income of $142,987 in 2004 as compared to a net loss of $252,794 in 2003. Our ability to become profitable in 2004 was primarily a result of the increased volume of earning assets and our ability to control our net interest spread and margin. The increase in noninterest income also contributed to the increase in net income.

Results of Operations for Year ended December 31, 2003, compared with year ended December 31, 2002

In 2003, net interest income was $1,722,276, compared to $1,140,563 for 2002, an increase of $581,713 or 51.00%. The improvements in the 2003 period were primarily attributable to an increase in our volume of earning assets. The average rate realized on interest-earning assets decreased to 5.70% from 6.41%, while the average rate paid on interest-bearing liabilities decreased to 2.09% from 3.21% in 2003 and 2002, respectively. The net interest spread and net interest margin were 3.61% and 3.96%, respectively, in 2003, compared to 3.20% and 3.92% in 2002.

The provision for loan losses is the charge to operating earnings that we feel is necessary to maintain the allowance for loan losses at an adequate level. For 2003 and 2002, the provision was $164,000 and $172,000, respectively. The allowance for loan losses was 1.01% at December 31, 2003 and 1.19% at December 31, 2002.

Total noninterest income in 2003 was $375,288, an increase of $67,104 compared to $308,184 in 2002. The largest increase was in residential loan origination fees accounts which increased $71,523, or 90.38%, over the previous year. This increase was primarily due to an increase in the amount of mortgage refinancings due to the lower interest rate environment. The increase in deposits over the two periods also led to an increase in service charges. Service charges increased from $138,863 in 2002 to $172,452 in 2003. Gains on sales of securities were $975 in 2003, as compared to $50,809 in 2002.

Total noninterest expense in 2003 was $2,329,489, an increase of $512,849, or 28.23%, when compared to 2002. The largest increase was in salaries and employee benefits, which increased $278,692, or 33.99%, to $1,098,734. This increase was a result of normal pay increases and the addition of staff to meet the needs associated with the growth of SunBank. Furniture and equipment expense and other operating expenses increased $35,442 and $151,129, respectively.

The benefit for income taxes was $143,131 and $198,892 in 2003 and 2002, respectively. The effective income tax rate in 2003 and 2002 was 36.15% and  36.84%, respectively.

The combination of the above factors resulted in net loss of $252,794 in 2003 compared to net loss of $341,001 in 2002. The improvement over the two periods was a result of an increase in net interest income and an increase in noninterest income.

Net Interest Income

The largest component of Sun Bancshares’ net income is its net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the yields earned on Sun Bancshares’ interest-earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities. Net interest income divided by average interest-earning assets represents Sun Bancshares’ net interest margin.

Average Balances, Income and Expenses, and Rates

	Year ended December 31,
	2004			2003
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Securities, taxable	$4,024,045	$114,703	2.85%	$4,733,366	$111,779	2.36%
Loans	62,227,688	3,833,454	6.16	34,777,375	2,314,685	6.66
Federal funds sold	4,097,417	46,487	1.13	3,815,649	42,498	1.11
Nonmarketable equity securities	257,064	16,685	6.49	207,397	12,353	5.96
Total earning assets	70,606,214	4,011,329	5.68	43,533,787	2,481,314	5.70
Cash and due from banks	5,095,520			1,340,943
Allowance for loan losses	(670,087)			(397,029)
Premises and equipment	3,548,185			3,631,311
Interest receivable	217,737			142,673
Other assets	1,046,194			917,320
Total assets	$79,843,763			$49,168,915
Liabilities and Stockholders’ Equity
Interest bearing transaction accounts	$3,306,729	12,814	0.39%	$2,226,347	9,247	0.42%
Money market	11,714,967	141,835	1.21	10,176,423	126,795	1.25
Savings accounts	1,687,896	14,829	0.88	1,392,350	13,244	0.95
Time deposits	40,753,594	1,003,716	2.46	22,270,036	600,666	2.70
Total interest bearing deposits	57,463,186	1,173,194	2.04	36,065,156	749,952	2.08
Notes payable	304,109	12,597	4.14	158,904	6,291	3.96
Other short-term borrowings	361,910	8,492	2.35	156,587	2,796	1.79
Total other interest bearing liabilities	666,019	21,089	3.17	315,491	9,087	2.88
Total interest-bearing liabilities	58,129,205	1,194,283	2.05	36,380,647	759,039	2.09
Non-interest deposits	10,663,417			7,595,236
Other liabilities	311,139			228,142
Stockholders’ equity	10,740,003			4,964,890
Total liabilities and equity	$79,843,763			$49,168,915
Net interest income/interest rate spread		$2,817,046	3.63%		$1,722,276	3.61%
Net interest margin			3.99%			3.96%

The previous table sets forth, for the periods indicated, certain information related to Sun Bancshares’ average balance sheet and its average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from the daily balances throughout the periods indicated.

Analysis of Changes in Net Interest Income

The following tables set forth the effect that the varying levels of earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income from 2003 to 2004 and 2002 to 2003:

	2004 Compared With 2003
		Variance Due to
	Volume(1)	Rate(1)	Total
Earning Assets
Securities, taxable	$(18,219)	$21,143	$2,924
Loans	1,704,428	(185,659)	1,518,769
Federal funds sold	3,207	782	3,989
Nonmarketable equity securities	3,159	1,173	4,332
Total earning assets	1,692,575	(162,561)	1,530,014
Interest-Bearing Liabilities
Interest bearing transaction accounts	4,274	(707)	3,567
Money market	15,137	(97)	15,040
Savings accounts	2,624	(1,039)	1,585
Time deposits	460,615	(57,565)	403,050
Total deposits	482,650	(59,408)	423,242
Notes payable	6,007	299	6,306
Other short-term borrowings	4,598	1,097	5,695
Total interest bearing liabilities	493,255	58,012	435,243
Net interest income	$1,199,320	$(104,549)	$1,094,771

(1)          Volume-rate changes have been allocated to each category based on the percentage of the total change.

	2003 Compared With 2002
		Variance Due to
(Actual amounts)	Volume(1)	Rate(1)	Total
Earning Assets
Securities, taxable	$(8,233)	$(84,322)	$(92,555)
Loans	908,633	(199,359)	709,274
Federal funds sold	16,772	(16,808)	(36)
Nonmarketable equity securities	732	(79)	653
Total earning assets	917,904	(300,568)	617,336
Interest-Bearing Liabilities
Interest bearing transaction accounts	4,691	(2,501)	2,190
Money market	12,996	4,684	17,680
Savings accounts	6,976	(3,129)	3,847
Time deposits	240,468	(234,346)	6,122
Total deposits	265,131	(235,292)	29,839
Notes payable	—	6,291	6,291
Other short-term borrowings	177	(684)	(507)
Total interest bearing liabilities	265,308	(229,685)	35,623
Net interest income	$652,596	$(70,883)	$581,713

(1)          Volume-rate changes have been allocated to each category based on the percentage of the total change.

Interest Sensitivity

Sun Bancshares monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. The principal monitoring technique employed by Sun Bancshares is the measurement of Sun Bancshares’ interest sensitivity “gap,” which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to mitigate the risk and minimize the impact on net interest income of rising or falling interest rates.

The following table sets forth an analysis of Sun Bancshares’ interest rate sensitivity at December 31, 2004:

(Dollars in thousands)	Within One Month	After One Through Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Non Sensitive	Total
Assets
Earning Assets:
Loans(1)	$46,762	$2,401	$4,041	$53,204	$24,878	$78,082
Securities	—	—	497	497	2,876	3,373
Nonmarketable securities	—	—	—	—	354	354
Federal funds sold	465	—	—	465	—	465
Total earning assets	47,227	2,401	4,538	54,166	28,108	82,274
Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
Demand deposits	14,022	—	—	14,022	—	14,022
Savings deposits	1,944	—	—	1,944	—	1,944
Time deposits	4,947	3,834	28,861	37,642	7,260	44,902
Total interest-bearing deposits	20,913	3,834	28,861	53,608	7,260	60,868
FHLB Advances	—	—	2,000	2,000	—	2,000
Federal Funds Purchased	3,001	—	—	3,001	—	3,001
Total interest-bearing liabilities	23,914	3,834	30,861	58,609	7,260	65,869
Period gap	$23,313	$(1,433)	$(26,323)	$(4,443)	$20,848
Cumulative gap	$23,313	$21,880	$(4,443)	$(4,443)	$16,405
Ratio of cumulative gap to total earning assets	28.34%	26.59%	(5.40)%	(5.40)%	19.94%

(1)          Excludes nonaccrual loans

The table above reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Overnight federal funds are reflected at the earliest pricing interval due to the immediately available nature of the instruments. Debt securities are reflected at each instrument’s ultimate maturity date. Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date. Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest repricing period due to contractual arrangements which give Sun Bancshares the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity date. Advances from the Federal Home Loan Bank are reflected at their contractual maturity date.

Sun Bancshares generally would benefit from increasing market rates of interest when it has an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when it is liability-sensitive. Sun Bancshares is cumulatively asset-sensitive over periods greater than one year. However, Sun Bancshares’ gap analysis is not a precise indicator of its interest-sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on noncore deposits. Accordingly, management believes a short-term liability-sensitive gap position is not as indicative of Sun Bancshares’ true interest-sensitivity as it would be for an organization which depends to a greater extent on purchased funds to support earning assets. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

Provision and Allowance for Loan Losses

Sun Bancshares has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits. On a quarterly basis, the Sun Bancshares board of directors reviews and approves the appropriate level for Sun Bancshares’ allowance for loan losses based upon management’s recommendations, the results of the internal monitoring and reporting system, and an analysis of economic conditions in its market. The objective of management has been to fund the allowance for loan losses at an amount based on our internal risk rating system.

Additions to the allowance for loan losses, which are expensed as the provision for loan losses on Sun Bancshares’ income statement, are made periodically to maintain the allowance at an appropriate level based on management’s analysis of the losses inherent in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period, and current and anticipated economic conditions.

Sun Bancshares’ allowance for loan losses is based upon judgments and assumptions of risk elements in the portfolio, future economic conditions, and other factors affecting borrowers. The process of determining the amount of the allowance includes identification and analysis of loss potential in various portfolio segments utilizing a credit risk grading process and specific reviews and evaluations of significant problem credits. In addition, management monitors the overall portfolio quality through observable trends in delinquency, charge-offs, and general and economic conditions in the service area. The adequacy of the allowance for loan losses and the effectiveness of Sun Bancshares’ monitoring and analysis system are also reviewed periodically by the banking regulators and Sun Bancshares’ independent auditors.

Based on present information and an ongoing evaluation, management considers the allowance for loan losses to be adequate to meet presently known and inherent losses in the loan portfolio. Management’s judgment about the adequacy of the allowance is based upon a number of assumptions about future events, which it believes to be reasonable but which may or may not be accurate. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. SunBank does not allocate the allowance for loan losses to specific categories of loans but evaluates the adequacy on an overall portfolio basis utilizing a risk grading system.

The following table sets forth certain information with respect to SunBank’s allowance for loan losses and the composition of charge-offs and recoveries for the years ended December 31, 2004, 2003, and 2002:

(Dollars in thousands)	2004	2003	2002
Total loans outstanding at end of period	$75,302	$47,184	$28,126
Average loans outstanding	$62,228	$34,777	$21,374
Balance of allowance for loan losses at beginning of period	$478	$334	$165
Loan losses:
Real estate—construction	—	—	—
Real estate—mortgage	—	—	—
Commercial and industrial	6	22	3
Total loan losses	6	22	3
Recoveries of previous loan losses:
Real estate—construction	—	—	—
Real estate—mortgage	—	—	—
Commercial and industrial	—	2	—
Consumer	11	—	—
Net loan losses (recoveries)	(5)	20	3
Provision for loan losses	492	164	172
Balance of allowance for loan losses at end of period	$975	$478	$334
Allowance for loan losses to period end loans	1.29%	1.01%	1.19%
Net charge-offs to average loans	(0.01)%	0.06%	0.01%

Nonperforming Assets

The following table sets forth SunBank’s nonperforming assets for the dates indicated:

	December 31,
(Dollars in thousands)	2004	2003	2002
Nonaccrual loans	$4	$12	$28
Restructured or impaired loans	—	—	—
Total nonperforming loans	4	12	28
Other real estate owned	—	—	—
Total nonperforming assets	$4	$12	$28
Loans 90 days or more past due and still accruing interest	$—	$—	$—
Nonperforming assets to period end loans and foreclosed property	0.01%	0.03%	0.10%

Accrual of interest is discontinued on a loan when management believes, after considering economic, business conditions, and collection efforts, that the borrower’s financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed in nonaccrual status when it becomes 90 days or more past due. When a loan is placed in nonaccrual status, all interest, which has been accrued on the loan but remains unpaid, is reversed and deducted from current earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be an actual write down or charge-off of the principal balance of the loan which would necessitate additional charges to earnings. For all periods presented, the additional interest income, which would have been recognized into earnings if SunBank’s nonaccrual loans had been current in accordance with their original terms, is immaterial.

Potential Problem Loans

At December 31, 2004, SunBank reviewed its loan portfolio to identify any criticized or classified loans through its internal review mechanisms. The results of this internal review process are considered in determining management’s assessment of the adequacy of the allowance for loan losses. The overall objective of SunBank has been to maintain the allowance for loan losses at an amount based on the internal review mechanism.

Noninterest Income and Expense

Noninterest Income

The largest component of noninterest income is residential mortgage origination fees, which totaled $220,283 in 2004, a 46.21% increase over the 2003 amount of $150,663. Service charges on deposit accounts increased from $172,452 in 2003 to $200,235 in 2004. The $27,783 increase in service charges on deposit accounts is primarily attributable to the $23,047 increase in NSF charges. Other income increased during the year ended December 31, 2004, as compared to 2003 as a result of increases in income from various deposit products.

Noninterest income increased $67,104 from the year ended December 31, 2002 to the year ended December 31, 2003. The overall increase was primarily attributable to an increase in residential loan origination fees and service charges on deposit accounts. Residential loan origination fees increased $71,523 from 2002 to 2003 while service charges increased $33,589 during the same period. Residential loan origination fees increased due to mortgage refinancings as a result of the low interest rate environment and SunBank’s overall marketplace, while service charges increased due to the overall increase in the volume of deposits.

The following table sets forth the principal components of noninterest income for the years ended December 31, 2004, 2003 and 2002:

	December 31,
(Dollars in thousands)	2004	2003	2002
Service charges on deposit accounts	$200	$172	$139
Gain on sales of securities available-for-sale	8	1	51
Residential loan origination fees	220	151	79
Other	62	51	39
Total noninterest income	$490	$375	$308

Noninterest Expense

Noninterest expense increased $249,318 or 10.70% to $2,578,807 in 2004 from $2,329,489 in 2003. Salaries and employee benefits increased $190,659, or 17.35%, from $1,098,734 in 2003, to $1,289,393 for 2004. Furniture and equipment expense increased $39,757 during 2004, to $220,016, from the 2003 amount of $180,259. Other operating expenses decreased $14,062, to $704,482 in 2004 from $718,544 in 2003. Sun Bancshares’ efficiency ratio was 78.15% in 2004, compared with 111.11% in 2003.

Noninterest expense increased $512,849 or 28.23% to $2,329,489 in 2003 from $1,816,640 in 2002. Salaries and employee benefits increased $278,692, or 33.99%, from $820,042 in 2002, to $1,098,734 for 2003. Furniture and equipment expense increased $35,442 during 2003, to $180,259, from the 2002 amount of $144,817. Other operating expenses increased $151,129, or 26.63%, to $718,544 in 2003 from $567,415 in 2002. Sun Bancshares’ efficiency ratio was 111.11% in 2003, compared with 129.95% in 2002.

The following table sets forth the primary components of noninterest expense for the years ended December 31, 2004, 2003 and 2002:

(Dollars in thousands)	2004	2003	2002
Salaries and employee benefits	$1,289	$1,099	$820
Occupancy	365	332	284
Furniture and equipment	220	180	145
Professional fees	52	64	66
Office supplies, forms, and stationery	68	51	34
Advertising and public relations	97	98	78
Data processing	234	211	176
Other	254	294	213
Total noninterest expense	$2,579	$2,329	$1,816
Efficiency ratio	78.15%	111.11%	129.95%

Earning Assets

Loans

Loans are the largest category of earning assets and typically provide higher yields than the other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged $62,227,688 in 2004 compared to $34,777,375 in 2003, an increase of $27,450,313, or 78.93%. At December 31, 2004, total loans were $75,302,414 compared to $47,184,416 at December 31, 2003.

The increase in loans during 2004 and 2003 was primarily due to the growth of SunBank as we continued to expand our presence in our marketplace. The following table sets forth the composition of the loan portfolio by category at the dates indicated and highlights SunBank’s general emphasis on commercial and mortgage lending.

Composition of Loan Portfolio

	December 31,
	2004		2003
		Percent		Percent
(Dollars in thousands)	Amount	of Total	Amount	of Total
Commercial and industrial	$22,718	30.17%	$15,532	32.92%
Real estate
Construction	9,724	12.91	6,651	14.10
Mortgage—residential	12,126	16.10	8,713	18.47
Mortgage—nonresidential	24,982	33.18	12,348	26.17
Consumer	4,050	5.38	3,788	8.02
Other	1,702	2.26	152	0.32
Total loans	75,302	100.00%	47,184	100.00%
Allowance for loan losses	974		478
Net loans	$74,328		$46,706

SunBank’s loan portfolio is largely comprised of real estate mortgage loans. At December 31, 2004, real estate mortgage loans totaled $37,107,995 and represented 49.28% of the total loan portfolio, compared to $21,060,946, or 44.64%, at December 31, 2003.

In the context of this discussion, a “real estate mortgage loan” is defined as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. It is common practice for financial institutions in SunBank’s market area to obtain a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component.

Residential mortgage loans increased $3,412,883, or 39.17%, to $12,126,296 at December 31, 2004, from $8,713,413 at December 31, 2003. Residential real estate loans consist of first and second mortgages on single or multi-family residential dwellings. Nonresidential mortgage loans, which include commercial loans and other loans secured by multi-family properties and farmland, increased $12,634,166, or 102.32%, to $24,981,699 at December 31, 2004, from $12,347,533 at December 31, 2003.

Commercial and industrial loans increased $7,185,473, or 46.26%, to $22,717,677 at December 31, 2004, from $15,532,204 at December 31, 2003. Due to SunBank’s market area, commercial and industrial lending continues to be an important segment of SunBank’s loan portfolio.

Consumer loans increased $262,304, or 6.93%, to $4,049,886 at December 31, 2004, from $3,787,582 at December 31, 2003. Consumer lending is not an important focus of SunBank’s loan portfolio.

SunBank has two offices located in Murrells Inlet and Georgetown, South Carolina and primarily lends to residents of the area and local businesses. SunBank does not engage in any foreign lending.

The repayment of loans in the loan portfolio as they mature is also a source of liquidity for SunBank.

The following table sets forth SunBank’s loans maturing within specified intervals at December 31, 2004:

Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

		Over
		One Year
	One Year	Through	Over
(Dollars in thousands)	or Less	Five Years	Five Years	Total
Commercial and industrial	$13,997	$7,638	$1,083	$22,718
Real estate	37,988	8,728	116	46,832
Consumer and other	1,220	4,430	102	5,752
	$53,205	$20,796	$1,301	$75,302
Loans maturing after one year with:
Fixed interest rates				$22,097
Floating interest rates				—
				$22,097

The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval as well as modification of terms upon their maturity. Consequently, management believes this treatment presents fairly the maturity and repricing structure of the loan portfolio shown in the above table.

Investment Securities

The investment securities portfolio is a significant component of SunBank’s total earning assets. Total securities averaged $4,281,109 in 2004, compared to $4,940,763 in 2003. At December 31, 2004, the total securities portfolio was $3,727,308, as compared to $4,573,591 at December 31, 2003. All securities designated as available-for-sale were recorded at their estimated fair market value of $3,373,108 and $4,333,591 at December 31, 2004 and 2003, respectively. Nonmarketable equity securities include SunBank’s investment in Federal Home Loan Bank stock and Federal Reserve stock. These securities were recorded at their amortized cost and totaled $354,200 and $240,000 at December 31, 2004 and 2003, respectively.

Book Value of Securities

The following table sets forth the book value of the securities held by SunBank at the dates indicated:

	December 31,
(Dollars in thousands)	2004	2003
Available-for-sale
U.S. Government agencies	$1,892	$1,499
Mortgage-backed securities	1,481	2,835
Nonmarketable equity securities	354	240
Total securities	$3,727	$4,574

Investment Securities Maturity Distribution and Yields

The following table sets forth the scheduled maturities and average yields of available-for-sale and held-to-maturity securities held at December 31, 2004:

			After One		After Five
	Within		But Within		But Within		Over
	One Year		Five Years		Ten Years		Ten Years		Total
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. Government agencies	$ 497	1.60%	$ 1,395	2.95%	$ —	—	$ —	—	$ 1,892	2.28%
Mortgage-backed securities	—	—	536	2.64%	945	3.08%	—	—	1,481	2.86%
Total debt securities	$ 497	1.60%	$ 1,931	2.80%	$ 945	3.08%	$ —	—%	$ 3,373	2.74%

Other nonmarketable equity securities at December 31, 2004 consisted of Federal Home Loan Bank Stock and Federal Reserve Stock with a cost of $354,200.

Short-Term Investments

Short-term investments, which consist primarily of federal funds sold, averaged $4,097,417 in 2004, as compared to $3,815,649 in 2003. At December 31, 2004 and 2003, short-term investments totaled $465,000 and $591,000, respectively. These funds are an important source of SunBank’s liquidity. Federal funds are generally invested in an earning capacity on an overnight basis.

Deposits and Other Interest-Bearing Liabilities

Average interest-bearing liabilities increased $21,748,558, or 59.78%, to $58,129,205 in 2004, from $36,380,647 in 2003. Average interest-bearing deposits increased $21,398,030, or 59.33%, to $57,463,186 in 2004, from $36,065,156 in 2003.

Deposits

Average total deposits increased $24,462,211, or 56.04%, to $68,126,603 during 2004, from $43,660,392 during 2003. At December 31, 2004, total deposits were $69,798,852 compared to $53,551,881 a year earlier, an increase of 30.34%. Included in total deposits were brokered deposits which totaled $8,324,000 and $7,132,000 at December 31, 2004 and 2003, respectively. The increase in deposits other than brokered deposits were attributable to SunBank’s continued growth and presence in its marketplace.

The following table sets forth the average deposits of SunBank by category at the dates indicated:

	December 31,
	2004		2003
		Average		Average
(Dollars in thousands)	Amount	Rate Paid	Amount	Rate Paid
Noninterest bearing transaction accounts	$ 10,663	—%	$ 7,595	—%
Interest-bearing transaction accounts	3,307	0.39	2,226	0.42
Savings	13,403	1.17	11,569	1.21
Time deposits $100 and over	22,119	2.41	12,221	2.79
Other time deposits	18,634	2.52	10,049	2.59
Total deposits	$ 68,126	2.04%	$ 43,660	2.08%

Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for SunBank’s loan portfolio and other earning assets. SunBank’s core deposits increased $11,358,634 in 2004 due to the continued growth of SunBank.

Deposits, and particularly core deposits, have been SunBank’s primary source of funding and have enabled SunBank to meet successfully both its short-term and long-term liquidity needs. SunBank’s average loan-to-deposit ratio was 91.34% in 2004 and 79.65% in 2003.

Maturities of Certificates of Deposit of $100,000 or more

The maturity distribution of SunBank’s certificates of deposit $100,000 or more at December 31, 2004, is set forth in the following table:

After Six
	Within	After Three	Through	After
	Three	Through Six	Twelve	Twelve
	Months	Months	Months	Months	Total
Certificates of deposit of $100,000 or more	$ 4,915	$ 4,351	$ 10,406	$ 3,260	$ 22,932

Approximately 21.48% of SunBank’s time deposits over $100,000 had scheduled maturities within three months, and 40.50% had maturities within six months. Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits.

Borrowed Funds

Borrowed funds consist of short-term borrowings in the form of federal funds purchased and a note payable.

Average federal funds purchased were $187,046 in 2004, compared to $95,574 in 2003. Total federal funds purchased were $3,001,000 at December 31, 2004. SunBank had no federal funds purchased at December 31, 2003. These purchases are typically for one day periods. Although management may from time to time use federal funds purchased as a secondary funding source, core deposits will continue to be SunBank’s primary funding source.

The average balance of notes payable was $304,109 in 2004 as compared to $158,904 in 2003. In September 2003, Sun Bancshares executed a note with another financial institution for $1,000,000 to provide capital to SunBank on a temporary basis. The note was repaid in April 2004 with proceeds generated from a secondary market stock offering.

Advances from the Federal Home Loan Bank

In 2004 SunBank obtained an advance from the Federal Home Loan Bank of Atlanta which totaled $2,000,000 as of December 31, 2004. The average balance of the advance was $174,863 in 2004. The advance bears a variable rate of interest, which was 2.44% at December 31, 2004, and matures November 30, 2005.

Capital

Sun Bancshares and SunBank are subject to various regulatory capital requirements administered by the federal banking agencies. For bank holding companies with less than $150 million in consolidated assets, such as Sun Bancshares’, the requirements apply on a bank only basis. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on SunBank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Sun Bancshares must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. SunBank’s capital amounts and classifications are also subject to qualitative judgments by banking regulators about components, risk weightings, and other factors.

Quantitative measures established by the federal banking regulatory agencies to ensure capital adequacy require SunBank to maintain minimum ratios of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. Tier 1 capital consists of common shareholders’ equity, excluding the unrealized gain or loss on securities available-for-sale, minus certain intangible assets. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

The bank is also required to maintain capital at a minimum level based on total average assets, which is known as the leverage ratio. Only the strongest banks are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios at least 1% to 2% above the minimum.

Analysis of Capital and Capital Ratios

The following table summarizes the capital ratios of SunBank and the regulatory minimum requirements at December 31, 2004 and 2003:

	SunBank
	2004	2003
Tier 1 capital	$ 8,628	$ 4,944
Tier 2 capital	968	478
Total qualifying capital	$ 9,596	$ 5,422
Risk-adjusted total assets (including off-balance sheet exposures)	$ 77,451	$ 50,783
Tier 1 risk-based capital ratio	11.14%	9.74%
Total risk-based capital ratio	12.39	10.68
Tier 1 leverage ratio	10.42	8.94

Liquidity and Capital Resources

Shareholders’ equity increased by $4,606,404 during the year ended December 31, 2004. The primary reason for the increase was the result of proceeds generated from a secondary market stock offering. The offering resulted in the issuance of 500,000 shares of Sun Bancshares’ common stock which resulted in proceeds of $4,499,996 before issuance costs of $39,452. After the close of the offering, $3,000,000 was transferred to SunBank as additional capital and $1,000,000 was used to repay an outstanding note payable. Net income of $142,987 and a slight change in the fair market values of securities of $2,873 also increased equity during the period.

For the near term, maturities and sales of securities available-for-sale are expected to be a primary source of liquidity as we deploy these funds into loans to achieve the desired mix of assets and liabilities. We also expect to build our deposit base. Short-term borrowings by SunBank are not expected to be a primary source of liquidity for the near term; however, we have approximately $9,000,000 of unused lines of credit to purchase federal funds. Advances from the Federal Home Loan Bank will also continue to serve as a funding source, at least for the near future. We have the availability to borrow funds from the Federal Home loan Bank up to 10% of SunBank’s total assets which amounted to $8,466,037 at December 31, 2004. As of December 31, 2004, we had borrowed $2,000,000 on this line.

Critical Accounting Policies

We have adopted various accounting policies that govern the application of accounting principles generally accepted in the United States in the preparation of our financial statements. Our significant accounting policies are described in the footnotes to the consolidated financial statements at December 31, 2004 as filed on our annual report. Certain accounting policies involve significant judgments and assumptions by us that have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Because of the nature of the judgments and assumptions we make, actual results could differ from these judgments and estimates that could have a material impact on our carrying values of assets and liabilities and our results of operations.

We believe the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of our consolidated financial statements. Refer to the portion of this discussion that addresses our allowance for loan losses for a description of our processes and methodology for determining our allowance for loan losses.

Impact of Inflation

Unlike most industrial companies, the assets and liabilities of financial institutions such as Sun Bancshares are primarily monetary in nature. Therefore, interest rates have a more significant effect on Sun Bancshares performance than do the effects of changes in the general rate of inflation and change in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

Regulatory Matters

We are not aware of any current recommendations by regulatory authorities, which, if they were to be implemented, would have a material effect on liquidity, capital resources, or operations.

Sun Bancshares’ Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Periods Ended June 30, 2005 and June 30, 2004

The following is a discussion of Sun Bancshares’ financial condition as of June 30, 2005 compared to December 31, 2004, and the results of operations for the three and six months ended June 30, 2005 compared to the three and six  months ended June 30, 2004. These comments should be read in conjunction with Sun Bancshares’ condensed financial statements and accompanying footnotes appearing in this report.

Results of Operations

Net Interest Income

For the six months ended June 30, 2005, net interest income increased $740,900, or 62.80%, to $1,920,758 as compared to $1,179,858 for the same period in 2004. The net interest margin realized on earning assets increased to 4.53% for the six months ended June 30, 2005 from 3.62% for the same period in 2004. The interest rate spread also increased by 78 basis points to 4.08% at June 30, 2005 from 3.30% at June 30, 2004.

Net interest income increased from $658,682 for the quarter ended June 30, 2005 to $1,049,810 for the quarter ended June 30, 2005. This represents an increase of $391,128, or 59.38%. The net interest margin realized on earning assets increased from 3.81% for the quarter ended June 30, 2004 to 4.72% for the quarter ended June 30, 2005. The interest rate spread was 4.21% at June 30, 2005 and 3.42% at June 30, 2004.

Provision and Allowance for Loan Losses

The provision for loan losses is the charge to operating earnings that management believes is necessary to maintain the allowance for loan losses at an adequate level. For the six months ended June 30, 2005 and 2004, the provision charged to expense was $185,609 and $175,000, respectively. For the quarters ended June 30, 2005 and 2004, the provision charged to expense was $120,000 and $115,000, respectively. There are risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral. Sun Bancshares maintains an allowance for loan losses based on, among other things, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Management’s judgment about the adequacy of the allowance is based upon a number of assumptions about future events, which it believes to be reasonable, but which may not prove to be accurate. Thus, there is a risk that chargeoffs in future periods could exceed the allowance for loan losses or that substantial additional increases in the allowance for loan losses could be required. Additions to the allowance for loan losses would result in a decrease of Sun Bancshares’ net income and, possibly, its capital.

Noninterest Income

Noninterest income during the six months ended June 30, 2005 was $253,611, an increase of $45,745 from $207,866 during the comparable period in 2004. The increase is due primarily to increases in residential mortgage origination fees. Residential mortgage origination fees increased $60,836 to $137,657, or 79.19%, from $76,821 for the same period in 2004. Service charges decreased $19,820 to $82,653 for the six months ended June 30, 2005. In addition, we did not recognize any gains on sales of securities available for sale during the six months of 2005, but recognized $2,917 during the same period in 2004.

For the quarter ended June 30, 2005, noninterest income increased $28,041, or 23.98%, from $116,939 for the same period in 2004. The largest increase in noninterest income was in residential mortgage origination fees. Residential mortgage origination fees increased $33,209, or 67.89%, from $48,914 to $82,123 over the same period in 2004. Service charges on deposit accounts also decreased to $45,022 from $52,811, or 14.75%.

Noninterest Expense

Total noninterest expense for the six months ended June 30, 2005 was $1,521,657, or 23.68%, higher than the $1,230,281 amount for the six months ended June 30, 2004. The largest increase was in salaries and employee benefits, which increased from $593,875 at June 30, 2004 to $769,750 for the six months ended June 30, 2005. This increase was due to normal pay raises and the hiring of additional employees to support the growth of SunBank. Other operating expenses also increased $85,501 to $439,431 during the six months ended June 30, 2005 as compared to the same period in 2004.

For the quarter ended June 30, 2005, noninterest expense increased $165,560, or 26.16%, over the same period in 2004. The largest increase between the quarters ended June 30, 2005 and June 30, 2004 was in salaries and employee benefits, which increased $95,702, or 31.13%. This increase was associated with normal pay raises and the hiring of additional employees to support the growth of SunBank.

Income Taxes

The income tax provision for the six months ended June 30, 2005 was $183,797 as compared to an income tax benefit of $1,792 for the same period in 2004. The income tax provision for the three months ended June 30, 2005 was $112,275 compared to $14,997 for the same period in 2004.

Net Income (Loss)

The combination of the above factors resulted in net income for the six months ended June 30, 2005 of $283,306 as compared to a net loss of $15,765 for the same period in 2004. For the quarter ended June 30, 2005, net income was $164,153 compared to net income of $12,822 for the quarter ended June 30, 2004. The improvement over the two periods was attributable to the increased volume in earning assets, increased noninterest income, and management’s ability to control its net interest margin.

Assets and Liabilities

During the first six months of 2005, total assets increased $15,422,552 or 18.22%, when compared to December 31, 2004. The primary source of growth in assets was the increase in net loans which totaled $80,512,831 at June 30, 2005. Federal funds sold increased $5,632,000 from December 31, 2004 to $6,097,000 at June 30, 2005. Total investment securities increased $632,289 to $4,359,597 at June 30, 2005. Total deposits increased $19,952,709 to $89,751,561 during the first six months of 2005. SunBank was successful in attracting growth in interest bearing transaction accounts and savings accounts during the first six months of 2005.

Investment Securities

Investment securities increased from $3,727,308 at December 31, 2004 to $4,359,597 at June 30, 2005. Sun Bancshares’ nonmarketable equity securities totaled $538,550 at June 30, 2005, as compared to $354,200 at December 31, 2004.

Loans

Sun Bancshares’ loan growth remained strong during the first six months of 2005. Gross loans increased $6,225,717, or 8.27%, during the period. Balances within the major loans receivable categories as of June 30, 2005 and December 31, 2004 are as follows:

	June 30,	December 31,
	2005	2004
Real estate—construction	$12,480,168	$9,724,508
Real estate—mortgage	46,600,279	37,107,995
Commercial and industrial	19,526,343	22,717,677
Consumer and other	2,921,341	5,752,234
	$81,528,131	$75,302,414

Risk Elements in the Loan Portfolio

The following is a summary of risk elements in the loan portfolio:

	June 30,	December 31,
	2005	2004
Loans: Nonaccrual loans	—	—
Accruing loans more than 90 days past due	$2,793	$—

Activity in the Allowance for Loan Losses is as follows:

	June 30,	December 31,
	2005	2004
Balance, January 1	$974,390	$477,815
Provision for loan losses for the period	185,609	491,561
Net loans (charged-off)/recovered for the period	(144,699)	5,014
Balance, end of period	$1,015,300	$974,390
Gross loans outstanding, end of period	$81,528,131	$75,302,414
Allowance for loan losses to loans outstanding	1.25%	1.29%

Deposits

At June 30, 2005, total deposits had increased by $19,952,709 or 28.59%, from December 31, 2004. The largest increases were in money market accounts and interest-bearing demand deposits, which increased $10,116,582 or 106.73% and $6,214,021 or 164.00%, respectively, from December 31, 2004 to June 30, 2005. Interest-bearing accounts at June 30, 2005 included $6,393,883 in interest on lawyer trust accounts (IOLTA) that were previously classified as noninterest bearing accounts. Expressed in percentages, noninterest-bearing demand deposits decreased 13.62% and interest-bearing accounts increased  35.39%.

Balances within the major deposit categories as of June 30, 2005 and December 31, 2004 are as follows:

	June 30,	December 31,
	2005	2004
Noninterest-bearing demand deposits	$8,365,844	$9,684,715
Interest-bearing demand deposits	10,003,214	3,789,193
Money-market accounts	19,595,104	9,478,522
Savings deposits	1,939,856	1,944,381
Time deposits $100,000 and over	26,266,834	22,931,999
Other time deposits	23,580,709	21,970,042
	$89,751,561	$69,798,852

Liquidity

Liquidity needs are met by Sun Bancshares through scheduled maturities of loans and investments on the asset side and through pricing policies on the liability side for interest-bearing deposit accounts. The level of liquidity is measured by the loan-to-total borrowed funds ratio, which was at 90.84% at June 30, 2005 and 100.67% at December 31, 2004.

Securities available-for-sale, which totaled $3,821,047 at June 30, 2005, serves as a ready source of liquidity. Sun Bancshares also has lines of credit available with correspondent banks to purchase federal funds for periods from one to seven days. At June 30, 2005, unused lines of credit totaled $9,400,000. Sun Bancshares also has a borrowing arrangement where we can borrow up to 10% of SunBank’s total assets from the Federal Home Loan Bank or approximately $10,000,000 at June 30, 2005.

Capital Resources

Total shareholders’ equity increased from $9,419,188 at December 31, 2004 to $9,694,523 at June 30, 2005. The increase is due to net income for the period of $283,306. Shareholder’s equity was also decreased by the $7,971 negative change on unrealized losses on securities available for sale.

The following table summarizes SunBank’s risk-based capital at June 30, 2005:

(Dollars in thousands)
Shareholders’ equity	$9,164
Less: unrealized gains on available-for-sale securities	(27)
Tier 1 capital	9,137
Plus: allowance for loan losses(1)	1,015
Total capital	$10,152
Risk-weighted assets	$87,312
Risk-based capital ratios
Total capital (to risk-weighted assets)	11.63%
Tier 1 capital (to risk-weighted assets)	10.46%
Tier 1 capital (to average assets)	9.78%

(1)    Limited to 1.25% of risk-weighted assets

LEGAL MATTERS

The validity of the shares of SCBT Financial Corporation common stock to be issued in connection with the merger will be passed upon for SCBT Financial Corporation by Nelson Mullins Riley & Scarborough LLP, Greenville, South Carolina. In addition, Nelson Mullins Riley & Scarborough LLP will deliver an opinion concerning federal income tax consequences of the merger.

EXPERTS

The consolidated financial statements of SCBT Financial Corporation and subsidiaries as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004  included in SCBT Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004, as amended on April 29, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the report of J.W. Hunt and Company, LLP, independent registered public accountants, and upon the authority of this firm as experts in accounting and auditing.

The consolidated financial statements of Sun Bancshares as of December 31, 2004 and 2003, and the related consolidated statements of earnings, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004 included in this proxy statement/prospectus in reliance upon the report of Elliott Davis LLC, independent registered public accountants, and upon the authority of this firm as experts in accounting and auditing.

OTHER MATTERS

The Sun Bancshares board of directors does not know of any matters to be presented at the special meeting other than the proposal to approve the merger and the proposal to approve the authorization to adjourn. If any other matters are properly brought before the special meeting or any adjournment of the special meeting, the enclosed proxy will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxy as to any such matters.

WHERE YOU CAN FIND MORE INFORMATION

SCBT Financial Corporation filed a registration statement on Form S-4 to register the issuance of SCBT Financial Corporation common stock to Sun Bancshares’ shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of SCBT Financial Corporation and a proxy statement of Sun Bancshares for Sun Bancshares’ special meeting of shareholders. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

SCBT Financial Corporation files reports, proxy statements, and other information with the SEC. You may inspect or copy these materials at the Public Reference Room at the SEC at Room 1580, 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC public reference room. SCBT Financial Corporation’s public filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov or at the Internet web site of SCBT Financial Corporation at http://www.SCBandT.com.

The SEC allows us to “incorporate by reference” information into this proxy statement/prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This proxy statement/prospectus incorporates by reference the following documents:

•       SCBT Financial Corporation’s annual report on Form 10-K for the year ended December 31, 2004, as amended to present an attestation of internal controls on April 29, 2005, including information with respect to the market price of and dividends on SCBT Financial Corporation’s common equity and management’s discussion and analysis of financial condition and results of operations;

•       SCBT Financial Corporation’s quarterly reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005;

•       SCBT Financial Corporation’s current reports on Form 8-K filed on January 21, 2005, February 9, 2005, April 8, 2005, April 13, 2005, April 15, 2005, June 17, 2005, July 20, 2005, July 22, 2005, July 26, 2005, and August 15, 2005; and

•       SCBT Financial Corporation’s description of securities included in its registration statement on Form 8-A filed on March 8, 2004.

SCBT Financial Corporation also incorporates by reference additional documents that may be filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement/prospectus and the date of the special meeting.

You can obtain any of the documents incorporated by reference from SCBT Financial Corporation, the SEC, or the SEC’s Internet web site as described above. Documents incorporated by reference are available from SCBT Financial Corporation without charge, excluding all exhibits, except that if SCBT Financial Corporation has specifically incorporated by reference an exhibit in this proxy statement/prospectus, the exhibit will also be available without charge. You may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from SCBT Financial Corporation at the following address:

SCBT Financial Corporation
P.O. Box 1030
Columbia, South Carolina 29202
Attn:  Richard C. Mathis, Executive Vice President and Chief Financial Officer
Telephone:  (803) 765-4629

When deciding how to cast your vote, you should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated                   , 2005. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of the proxy statement/prospectus to shareholders nor the issuance of SCBT Financial Corporation common stock shall create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/prospectus, under any circumstances, creates any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in our affairs since the date of this proxy statement/prospectus. The information contained in this proxy statement/prospectus with respect to SCBT Financial Corporation was provided by SCBT Financial Corporation and the information contained in this proxy statement/prospectus with respect to Sun Bancshares was provided by Sun Bancshares.

Appendix A

AGREEMENT AND PLAN OF MERGER

By And Between

SCBT FINANCIAL CORPORATION

(Buyer)

AND

SUN BANCSHARES, INC.

(Seller)

Dated as of

July 21, 2005

5.20 Books and Records.	A-26
5.21 Loans to Executive Officers and Directors.	A-26
5.22 Regulatory Matters.	A-26
5.23 State Takeover Laws.	A-26
5.24 Shareholders’ Support Agreements.	A-26
5.25 Brokers and Finders; Opinion of Financial Advisor.	A-26
5.26 Board Recommendation.	A-27
5.27 Statements True and Correct.	A-27
5.28 Delivery of Seller Disclosure Memorandum.	A-27
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER	A-27
6.1 Organization, Standing, and Power.	A-27
6.2 Authority; No Breach By Agreement.	A-28
6.3 Exchange Act Filings; Financial Statements.	A-28
6.4 Reports.	A-29
6.5 Brokers and Finders.	A-29
6.6 Certain Actions.	A-29
6.7 Available Funds.	A-29
6.8 Statements True and Correct.	A-30
ARTICLE 7 CONDUCT OF BUSINESS PENDING CONSUMMATION	A-30
7.1 Affirmative Covenants of Seller.	A-30
7.2 Negative Covenants of Seller.	A-31
7.3 Adverse Changes in Condition.	A-33
7.4 Reports.	A-33
ARTICLE 8 ADDITIONAL AGREEMENTS	A-33
8.1 Shareholder Approvals.	A-33
8.2 Registration Statement.	A-35
8.3 Other Offers, etc.	A-35
8.4 Consents of Regulatory Authorities.	A-37
8.5 Agreement as to Efforts to Consummate.	A-37
8.6 Investigation and Confidentiality.	A-37
8.7 Press Releases.	A-38
8.8 Charter Provisions.	A-38
8.9 Employee Benefits and Contracts.	A-38
8.10 Indemnification.	A-39
ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE	A-40
9.1 Conditions to Obligations of Each Party.	A-40
9.2 Conditions to Obligations of Buyer.	A-41
9.3 Conditions to Obligations of Seller.	A-42
ARTICLE 10 TERMINATION	A-43
10.1 Termination.	A-43
10.2 Effect of Termination	A-44
10.3 Termination Fee.	A-44
10.4 Non-Survival of Representations and Covenants.	A-45

ARTICLE 11 MISCELLANEOUS	A-45
11.1 Definitions.	A-45
11.2 Expenses.	A-53
11.3 Brokers and Finders.	A-54
11.4 Entire Agreement.	A-54
11.5 Amendments.	A-54
11.6 Waivers.	A-54
11.7 Assignment.	A-55
11.8 Notices.	A-55
11.9 Governing Law.	A-55
11.10 Counterparts.	A-56
11.11 Captions; Articles and Sections.	A-56
11.12 Interpretations.	A-56
11.13 Enforcement of Agreement.	A-56
11.14 Severability.	A-56

LIST OF EXHIBITS

Exhibit	Description
A-1	Form of Support Agreement for Directors and Officers
A-2	Form of Support Agreement for Other Significant Shareholders
B	Form of Employment Agreement of Thomas Bouchette
C	Form of Noncompete Agreement of Thomas Bouchette
D	Form of Employment Agreement of Randy L. Carmon
E	Form of Director’s Agreement
F	Form of Seller’s Legal Opinion
G	Form of Buyer’s Legal Opinion
H	Form of Letter Agreement
I	Form of Affiliate Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 21, 2005 is by and between SCBT Financial Corporation, a South Carolina corporation (“Buyer”), Sun Bancshares, Inc., a South Carolina corporation (“Seller”).

Preamble

The Boards of Directors of Buyer and Seller are of the opinion that the transaction described herein is in the best interest of the parties and their respective shareholders. This Agreement provides for the merger of Seller with and into Buyer (the “Merger”). At the effective time of the Merger, the outstanding shares of the capital stock of Seller shall be converted into the right to receive shares of the common stock of Buyer and cash (as provided herein and subject to certain terms and conditions). As a result, shareholders of Seller shall become shareholders of Buyer. The transaction described in this Agreement is subject to the approvals of the shareholders of Seller, the Board of Governors of the Federal Reserve System and the South Carolina Board of Financial Institutions, as well as to the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986.

Immediately following the Closing of the Merger, SunBank, N.A., a national banking association and wholly owned subsidiary of Seller (the “Bank”) will remain in existence under its Articles of Association and Bylaws as in effect immediately prior to the Effective Time (but following the amendments described in Section 2.2 below) as a wholly owned subsidiary of Buyer. South Carolina Bank and Trust, N.A., a national banking association and wholly owned subsidiary of SCBT Financial Corporation (“SCBT”), will remain in existence under its Articles of Association and Bylaws as in effect immediately prior to the Effective Time as a wholly owned subsidiary of Buyer.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration and the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1
TRANSACTIONS AND TERMS OF MERGER

1.1   Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, Seller shall be merged with and into Buyer pursuant to and with the effect provided in Section 3-11-106 of the SCBCA (the “Merger”), and Buyer shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of South Carolina and the Bank shall become a wholly-owned subsidiary of Buyer, and shall so operate as a wholly owned subsidiary of Buyer for no less than two years from and after the Effective Time, unless there is a material change in the Bank’s financial condition or CAMELS rating, or the Board of Directors of the Bank elects to consolidate with Buyer prior to the second anniversary date of the Effective Time. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Seller and Buyer.

1.2   Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. Eastern Time on the date that the Effective Time occurs (or the immediately preceding day if the Effective

Time is earlier than 9:00 A.M. Eastern Time), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties and may be effected by electronic or other transmission of signature pages, as mutually agreed upon.

1.3   Effective Time.

The Merger and other transactions contemplated by this Agreement shall become effective on the date and time the Articles of Merger (the “Articles of Merger”) reflecting the Merger shall be filed and become effective with the South Carolina Secretary of State (the “Effective Time”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within five business days of the last of the following dates to occur: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of Seller approve this Agreement to the extent such approval is required by applicable Law or such later date within 30 days thereof as may be specified by Buyer.

1.4   Restructure of Transaction.

Buyer shall have the right to revise the structure of the Merger contemplated by this Agreement by merging Seller with and into a wholly-owned subsidiary of Buyer, provided, that no such revision to the structure of the Merger (i) shall result in any changes in the amount or type of the consideration which the holders of shares of Seller Common Stock or Seller Rights are entitled to receive under this Agreement, (ii) would unreasonably impede or delay consummation of the Merger, (iii) imposes any less favorable terms or conditions on Bank or Seller; or (iv) would contemplate the Bank being a wholly owned subsidiary of Seller for a period of less than two years; and further provided, however, no such revision shall be effective without the prior written consent of Seller. Buyer may request such consent by giving written notice to Seller in the manner provided in Section 11.8, which notice shall be in the form of an amendment to this Agreement or in the form of a proposed amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Merger, and the addition of such other exhibits hereto as are reasonably necessary or appropriate to effect such change.

Article 2
TERMS OF MERGER

2.1   Charter.

The Articles of Incorporation of Buyer in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise duly amended or repealed.

2.2   Bylaws.

The Bylaws of Buyer in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise duly amended or repealed. Prior to the Effective Time, the Bylaws of the Bank shall be amended to require shareholder approval to take any action prohibited by the provisions of Section 7.2.

2.3   Directors and Officers.

(a)   The directors of Buyer in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. Buyer shall take all action necessary, including but not limited to the amendment of the Surviving Corporation’s Bylaws, to execute the appointment of Dalton B. Floyd, Jr. to the Board of Directors of Buyer, effective as soon as practicable following the Effective Time. The officers of Buyer in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

(b)   The directors of the Bank in office immediately prior to the Effective Time shall serve as directors of the Bank from and after the Effective Time in accordance with the Bank’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. Buyer and Seller shall take all action necessary, including but not limited to the amendment of the Bank’s Bylaws, to execute the appointment of a senior executive officer of Buyer to the Board of Directors of the Bank, effective as soon as practicable following the Effective Time. The Bank’s Bylaws shall be amended to provide that, subject to the approval of the shareholder of the Bank, such approval not to be unreasonably withheld, in the event of a vacancy on the Bank’s Board of Directors during the two year period following the Effective Time, any such vacancy (other than a vacancy in the position held by a senior executive officer of Buyer) shall be appointed by the remaining members of the Board of Directors of the Bank, unless (i) there is a material change in the Bank’s financial condition, (ii) there is a material change in the Bank’s CAMELS rating, (iii) there is an objection to any such appointment by any Regulatory Authority, or (iv) the Board of Directors of the Bank elects to consolidate with Buyer prior to the second anniversary date of the Effective Time.

(c)   The Bank’s directors shall be paid $300 per member per board meeting attended and $150 per member per committee meeting attended.

Article 3
MANNER OF CONVERTING SHARES

3.1   Effect on Seller Common Stock.

(a)   At the Effective Time, in each case subject to Section 3.1(d), by virtue of the Merger and without any action on the part of the Parties or the holder thereof, shares of Seller Common Stock that are issued and outstanding immediately prior to the Effective Time (other than shares of Seller Common Stock held by either Party or any Subsidiary of a Party (in each case other than shares of Seller Common Stock held on behalf of third parties or held by any Buyer Entity or Seller Entity, as a result of debts previously contracted) or shares of the Common Stock that are owned by shareholders properly exercising their dissenters’ rights pursuant to Sections 33-13-101 through 33-13-310 of the SCBCA (the “Dissenter Shares”)) shall be converted into the right to receive $4,374,000 in cash (subject to adjustment as provided below) and no more than 564,387 of shares of Buyer Common Stock, less any applicable withholding Taxes (the “Merger Consideration”). In addition, Buyer anticipates paying approximately $2,860,550 in cash to the holders of Seller Rights pursuant to Sections 3.3 and 3.4 below. The cash portion of the Merger Consideration shall be increased proportionately if any Seller Rights outstanding on the date hereof are exercised prior to the Effective Date and therefore are not exchanged for cash as contemplated by Section 3.3 or 3.4. The cash portion of the Merger Consideration shall be reduced (x) to reflect any cash payments to be made pursuant to Section 3.5 below and (y) by the amount by which Buyer makes aggregate payments in excess of $100,000 on behalf of or to discharge any payment obligation of Seller or any Seller Entity for any termination fees, liquidated damages, or similar charges related to change of control or similar provisions in any contract or other agreement, whether written or oral, that are triggered by this Merger, other than (i) payments in the amount of $300,000 to Thomas Bouchette (which amount includes the $103,000 payment in exchange for his execution of the Noncompete Agreement) and $100,000 to Randy L. Carmon, (ii) proposed service continuation payments in the amount of $25,000 to John

Truelove, $15,000 to Joel Odom, and $15,000 to Judy Majors, and (iii) amounts due under Seller’s agreement with FiServ. The exact amount of cash and shares of Buyer Common Stock into which each such share of Seller Common Stock shall be converted (the “Per Share Purchase Price”) shall be determined on a pro rata basis at the Effective Time. For example, after taking into the account the anticipated cash payments under Sections 3.3 and 3.4, assuming no reduction in the Merger Consideration for contract payments as described above, assuming no Seller shareholders exercise dissenter’s rights, and assuming the total number of shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time is 1,215,000 shares, then each share Seller Common Stock would be converted into the right to receive $3.60 in cash and 0.464516 shares of Buyer Common Stock.

(b)   At the Effective Time, all shares of Seller Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Seller Common Stock (the “Certificates”) shall thereafter represent only the right to receive the Merger Consideration and any Dissenting Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 3.5.

(c)   If, prior to the Effective Time, the outstanding shares of Seller Common Stock or Seller Rights shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Purchase Price.

(d)   Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of Seller Common Stock held on behalf of third parties or as a result of debts previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist (the “Excluded Shares”).

3.2   Buyer Common Stock.

At and after the Effective Time, each share of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Buyer Common Stock and shall not be affected by the Merger.

3.3   Seller Options.

(a)   Immediately prior to the Effective Time, each option (each, a “Seller Option”) to acquire a share of Seller Common Stock granted pursuant to Seller’s 2000 Stock Incentive Plan then outstanding shall be cancelled and shall entitle the holder of each Seller Option to receive cash (without interest) equal to the amount by which, if any, $18.00 exceeds the exercise price per share of Seller Common Stock under such Seller Option (with the aggregate amount of such payment rounded down to the nearest cent) less applicable Taxes, if any, required to be withheld with respect to such payment. No consideration shall be paid with respect to any Seller Option, the exercise price of which exceeds $18.00.

(b)   The Seller’s Board of Directors and its Compensation Committee shall not make any grants of Seller Options and, with the exception of the potential exercise of options for 5,000 shares awarded to Linwood Wilson, shall prevent the exercise of any Seller Options following the execution of this Agreement.

(c)   The Seller’s Board of Directors or its Compensation Committee shall make such adjustments and amendments to or make such determinations with respect to the Seller Options to effect the foregoing provisions of this Section 3.3.

3.4   Seller Warrants.

(a)   Buyer shall pay each holder (each a “Warrantholder”) of an outstanding warrant to purchase shares of Seller Common Stock (each, a “Seller Warrant” and collectively with the Seller Options, the “Seller Rights”) upon surrender of each Warrant, cash (without interest) equal to the amount by which, if any, $18.00 exceeds the exercise price per share of Seller Common Stock under such Seller Warrant (with the aggregate amount of such payment rounded down to the nearest cent) less applicable Taxes, if any, required to be withheld with respect to such payment. No consideration shall be paid with respect to any Seller Warrant, the exercise price of which exceeds $18.00. The Seller’s Board of Directors and its Compensation Committee shall not make any grants of Seller Warrants and shall prevent the exercise of any Seller Warrants following the execution of this Agreement.

3.5   Dissenting Shareholders.

Any holder of shares of Seller Common Stock who perfects such holder’s dissenters’ rights in accordance with and as contemplated by Sections 33-13-101 through 33-13-310 of the SCBCA shall be entitled to receive from the Surviving Corporation, in lieu of the Per Share Purchase Price, the value of such shares as to which dissenters rights have been perfected in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of such Law, and surrendered to Seller the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Seller fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s Dissenting Shares, Buyer or the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of Seller Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing such shares of Seller Common Stock held by such holder.

ARTICLE 4
PAYMENT OF SHARES

4.1   Payment Procedures.

(a)   As soon as reasonably practicable after the Effective Time, Buyer shall cause the exchange agent selected by Buyer (the “Exchange Agent”) to mail to the former shareholders of Seller and former holders of Seller Rights appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates or other instruments theretofore representing shares of Seller Common Stock and Seller Rights shall pass, only upon proper delivery of such certificates or other instruments to the Exchange Agent). The certificate or certificates of Seller Common Stock and instruments representing Seller Rights so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. In the event of a transfer of ownership of shares of Seller Common Stock represented by certificates that is not registered in the transfer records of Seller, the Merger Consideration payable for such shares as provided in Section 3.1 may be issued to a transferee if the certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that such transfer is proper and that any applicable stock transfer taxes have been paid. In the event any certificate representing Seller Common Stock certificate or Seller Right shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as Buyer may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration as provided for in Section 3.1. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. Buyer shall pay all charges and expenses, including those of the

Exchange Agent in connection with the distribution of the Merger Consideration as provided in Section 3.1.

(b)   After the Effective Time, each holder of shares of Seller Common Stock (other than Excluded Shares) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, without interest, pursuant to this Section 4.1. Buyer shall not be obligated to deliver the consideration to which any former holder of Seller Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 4.1. Any other provision of this Agreement notwithstanding, neither any Buyer Entity, nor any Seller Entity, nor the Exchange Agent shall be liable to any holder of Seller Common Stock or to any holder of Seller Rights for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(c)   Each of Buyer and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Seller Common Stock and Seller Rights such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law or by any Taxing Authority or Governmental Authority. To the extent that any amounts are so withheld by Buyer, the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seller Common Stock or Seller Rights, as applicable in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation or the Exchange Agent, as the case may be.

(d)   Adoption of this Agreement by the shareholders of Seller shall constitute ratification of the appointment of the Exchange Agent.

4.2   Rights of Former Seller Shareholders.

At the Effective Time, the stock transfer books of Seller shall be closed as to holders of Seller Common Stock and no transfer of Seller Common Stock by any holder of such shares shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of Seller Common Stock (other than certificates representing Excluded Shares and Dissenting Shares), shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration, without interest, as provided in Article 3.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, except as set forth on the Seller Disclosure Memorandum with respect to each such Section below as follows:

5.1   Organization, Standing, and Power.

Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of South Carolina and is a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the “BHCA” ). The Bank is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America. Each of Seller and the Bank has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Each of the Seller and the Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect. The minute book and other organizational documents for each of Seller and the Bank have been made available to Buyer for its review and, except as disclosed in Section 5.1 of the Seller Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the respective Board of Directors (including any committees of the Board of Directors) and shareholders thereof. The Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by Bank are insured by the FDIC’s Bank Insurance Fund.

5.2   Authority of Seller; No Breach By Agreement.

(a)   Seller has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of the Merger, including any necessary approvals referred to in Sections 9.1(b) and 9.1(c) and by Seller’s shareholders in accordance with this Agreement and the SCBCA, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of each of Seller, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of Seller Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger. Subject to any necessary approvals referred to in Sections 9.1(b) and 9.1(c) and by such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms.

(b)   Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller and the Bank of the transactions contemplated hereby, nor compliance by Seller and the Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Seller’s Articles of Incorporation or Bylaws or the certificate or articles of incorporation or association or bylaws of any Seller Subsidiary or any resolution adopted by the Board of Directors or the shareholders of any Seller Entity, or (ii) except as disclosed in Section 5.2  of the Seller Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Seller Entity under, any Contract or Permit of any Seller Entity or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Seller Entity or any of their respective material Assets (including any Buyer Entity or any Seller Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Buyer Entity or any Seller Entity being reassessed or revalued by any Regulatory Authority).

(c)   Other than in connection or compliance with the provisions of the Securities Laws and applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of, any Governmental Authority is necessary for the consummation by Seller of the Merger and the other transactions contemplated in this Agreement.

5.3   Capital Stock.

(a)   The authorized capital stock of Seller consists only of 10,000,000 shares of Seller Common Stock, of which 1,215,000 shares are issued and outstanding as of the date of this Agreement, 2,000,000 of preferred stock, none of which are issued and outstanding as of the date of this Agreement, and, assuming that all of the issued and outstanding Seller Options or Seller Warrants had been exercised, not more than 1,579,600 shares, with a per share weighted average strike price of $10.1543, would be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of Seller are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of Seller has been issued in violation of any preemptive rights of the current or past shareholders of Seller.

(b)   Except for the 77,750 shares of Seller Common Stock reserved for issuance pursuant to outstanding Seller Options and 286,850 shares of Seller Common Stock reserved for issuance pursuant to outstanding Seller Warrants, each as disclosed in Section 5.3 of the Seller Disclosure Memorandum, there are no shares of capital stock or other equity securities of Seller reserved for issuance and no outstanding Rights relating to the capital stock of Seller.

(c)   Except as specifically set forth in this Section 5.3, there are no shares of Seller capital stock or other equity securities of Seller outstanding and there are no outstanding Rights with respect to any Seller securities or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription, exchange or issuance of any securities of Seller.

5.4   Seller Subsidiaries.

Seller has disclosed in Section 5.4 of the Seller Disclosure Memorandum each of the Seller Subsidiaries that is a corporation (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and each of the Seller Subsidiaries that is a general or limited partnership, limited liability company, or other non-corporate entity (identifying the form of organization and the Law under which such entity is organized, each jurisdiction in which it is qualified or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 5.4 of the Seller Disclosure Memorandum, Seller owns, directly or indirectly, all of the issued and outstanding shares of capital stock (or other equity interests) of each Seller Subsidiary. No capital stock (or other equity interest) of any Seller Subsidiary is or may become required to be issued (other than to another Seller Entity) by reason of any Rights, and there are no Contracts by which any Seller Subsidiary is bound to issue (other than to another Seller Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any Seller Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Seller Subsidiary (other than to another Seller Entity). There are no Contracts relating to the rights of any Seller Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Seller Subsidiary. All of the shares of capital stock (or other equity interests) of each Seller Subsidiary are fully paid and nonassessable (except as provided in 12 U.S.C. 55 with respect to the Bank) and are owned directly or indirectly by Seller free and clear of any Lien. Except as disclosed in Section 5.4 of the Seller Disclosure Memorandum, each Seller Subsidiary is a national banking association, corporation, limited liability company, limited partnership or limited liability partnership, and each such Subsidiary is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate or entity power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Seller Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect. The minute book and other organizational documents for each Seller Subsidiary have been made available to Buyer for its review, and, except as disclosed in Section 5.4 of the Seller Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

5.5   Exchange Act Filings; Securities Offerings; Financial Statements.

(a)   Seller has timely filed and made available to Buyer all Exchange Act Documents required to be filed by Seller since its inception (the “Seller Exchange Act Reports”). Seller has not been requested to file any Exchange Act Reports since March 28, 2003. The Seller Exchange Act Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Seller Exchange Act Reports or necessary in order to make the statements in such Seller Exchange Act Reports not misleading. Each offering or sale of securities by Seller (i) was either registered under the Securities Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except for immaterial late “blue sky” filings, including disclosure and broker/dealer registration requirements, and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents not misleading. Seller has delivered or made available to Buyer all comment letters received by Seller from the staffs of the SEC and the OCC and all responses to such comment letters by or on behalf of Seller with respect to all filings under the Securities Laws. Seller’s principal executive officer and principal financial officer (and Seller’s former principal executive officers and principal financial officers, as applicable) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the Exchange Act thereunder with respect to Seller’s Exchange Act Documents to the extent such rules or regulations applied at the time of the filing. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Seller nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications. No Seller Subsidiary is required to file any Exchange Act Documents.

(b)   Each of the Seller Financial Statements (including, in each case, any related notes) that are contained in the Seller Exchange Act Reports, including any Seller Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the Exchange Act, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-QSB of the Exchange Act), fairly presented the financial position of Seller and its Subsidiaries as at the respective dates and the results of operations and cash flows for the periods indicated, including the fair values of the assets and liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect, and were certified to the extent required by the Sarbanes-Oxley Act.

(c)   Each of the Seller Financial Statements (including, in each case, any related notes) that are not required to be contained in the Seller Exchange Act Reports, including any Seller Exchange Act Reports filed after the date of this Agreement until the Effective Time was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), fairly presented the financial position of Seller and its Subsidiaries as at the respective dates and the results of operations and cash flows for the periods indicated, including the fair values of the assets and liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(d)   Seller’s independent public accountants, which have expressed their opinion with respect to the Financial Statements of Seller and its Subsidiaries whether or not included in Seller’s Exchange Act Reports (including the related notes), are and have been throughout the periods covered by such Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (y) “independent” with respect to Seller within the meaning of Regulation S-X, and (z) with respect to Seller, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws. Section 5.5(d) of the Seller Disclosure Memorandum lists all non-audit services preformed by Seller’s independent public accountants for Seller and its Subsidiaries.

(e)   Seller maintains disclosure controls and procedures that would be required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Seller and its Subsidiaries is made known on a timely basis to the principal executive officer and the principal financial officer. Seller and its directors and executive officers have complied at all times with Section 16(a) of the Exchange Act, in all material respects, including the filing requirements thereunder to the extent applicable.

5.6   Absence of Undisclosed Liabilities.

No Seller Entity has any Liabilities required under GAAP to be set forth on a consolidated balance sheet or in the notes thereto that are reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, except Liabilities which are (i) accrued or reserved against in the consolidated balance sheet of Seller as of March 31, 2005, included in the Seller Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practices, or (iii) incurred in connection with the transactions contemplated by this Agreement. Section 5.6 of the Seller Disclosure Memorandum lists, and Seller has attached and delivered to Buyer copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K of the Exchange Act) effected by Seller or its Subsidiaries other than letters of credit and unfunded loan commitments or credit lines. Except as disclosed in Section 5.6 of the Seller Disclosure Memorandum, no Seller Entity is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount in excess of $50,000 and any amounts, whether or not in excess of $50,000 that, in the aggregate, exceed $100,000. Except (x) as reflected in Seller’s balance sheet at March 31, 2005 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP or any applicable Regulatory Authority) or (y) for liabilities incurred in the ordinary course of business since March 31, 2005 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither Seller nor any of its Subsidiaries has any Material Liabilities or obligations of any nature.

5.7   Absence of Certain Changes or Events.

Except as disclosed in the Seller Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7 of the Seller Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, (ii)  none of the Seller Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Seller provided in this Agreement, and (iii) since December 31, 2004 the Seller Entities have conducted their respective businesses in the ordinary course of business consistent with past practice.

5.8   Tax Matters.

(a)   All Seller Entities have timely filed with the appropriate Taxing Authorities, all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all respects. None of the Seller Entities is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of the Seller Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Seller Entities. No claim has ever been made by an authority in a jurisdiction where any Seller Entity does not file a Tax Return that such Seller Entity may be subject to Taxes by that jurisdiction.

(b)   None of the Seller Entities has received any notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits or examinations regarding any Taxes of any Seller Entity or the assets of any Seller Entity. No officer or employee responsible for Tax matters of any Seller Entity expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed. No issue has been raised by a Taxing Authority in any prior examination of the company which, by application of the same or similar principles, could be expected to result in a proposed deficiency for any subsequent taxable period. None of the Seller Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c)   Each Seller Entity has complied with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

(d)   The unpaid Taxes of each Seller Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Seller Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Seller Entities in filing their Tax Returns.

(e)   Except as described in Section 5.8(e) of the Seller Disclosure Memorandum, none of the Seller Entities is a party to any Tax allocation or sharing agreement and none of the Seller Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

(f)    During the five-year period ending on the date hereof, none of the Seller Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.

(g)   Except as disclosed in Section 5.8(g) of the Seller Disclosure Memorandum, none of the Seller Entities has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code, or which would be subject to withholding under Section 4999 of the Code. None of the Seller Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. There is no taxable income of Seller that will be required under applicable tax law to be reported by Buyer, for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date. Any net operating losses of the Seller Entities disclosed in Section 5.8(g) of the Seller Disclosure Memorandum are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

(h)   Each of the Seller Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(i)    No Seller Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(j)    No property owned by any Seller Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(k)   No Seller Entity has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(l)    Seller has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(m)  No Seller Entity has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

(n)   Seller has provided Buyer with complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Seller Entities relating to the taxable periods since inception and (ii) any audit report issued within the last four years relating to any Taxes due from or with respect to the Seller Entities.

(o)   No Seller Entity nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by any Seller Entities, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Seller Entities, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(p)   No Seller Entity has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

For purposes of this Section 5.8, any reference to the Seller or any Seller Entity shall be deemed to include any Person which merged with or was liquidated into or otherwise combined with the Seller or a Seller Entity.

5.9   Allowance for Possible Loan Losses; Loan and Investment Portfolio, etc.

(a)   The Seller’s allowance for possible loan, lease, securities or credit losses (the “Allowance”) shown on the balance sheets of Seller included in the most recent Seller Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheets of Seller included in the Seller Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan, lease and securities portfolios (including accrued interest receivables, letters of credit, and commitments to make loans or extend credit), by the Seller Entities as of the dates thereof. The Seller Financial Statements fairly present the fair market values of all loans, leases, securities, tangible and intangible assets and liabilities, and any impairments thereof.

(b)   As of the date hereof, all loans, discounts and leases (in which any Seller Entity is lessor) reflected on Seller’s Financial Statements were, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (a) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business and are the legal and binding obligations of the obligors thereof, (b) evidenced by genuine notes, agreements or other evidences of indebtedness and (c) to the extent secured, have been secured, to the Knowledge of Seller, by valid liens and security interests which have been perfected. Accurate lists of all loans, discounts and financing leases as of May 31, 2005 and on a monthly basis thereafter, and of the investment portfolios of each Seller Entity as of such date, have been and will be delivered to Buyer concurrently with the Seller Disclosure Memorandum. Except as specifically set forth in Section 5.9(b)  of the Seller Disclosure Memorandum, neither Seller nor the Bank is a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) to Seller’s Knowledge, otherwise in material default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by Seller or by any applicable Regulatory Authority or Reserve, (iv) an obligation of any director, executive officer or 10% shareholder of any Seller Entity who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) in violation of any Law.

5.10   Assets.

(a)   To Seller’s Knowledge, except as disclosed in Section 5.10 of the Seller Disclosure Memorandum or as disclosed or reserved against in the Seller Financial Statements delivered prior to the date of this Agreement, the Seller Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets that they own. In addition, to Seller’s Knowledge, all tangible properties used in the businesses of the Seller Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Seller’s past practices.

(b)   All Assets which are material to Seller’s business, held under leases or subleases by any of the Seller Entities, are held under valid Contracts enforceable in accordance with their respective terms, and each such Contract is in full force and effect.

(c)   The Seller Entities currently maintain insurance, including bankers’ blanket bonds, with insurers of recognized financial responsibility, similar in amounts, scope, and coverage to that maintained by other peer organizations. None of the Seller Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated,  (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to any Seller Entity, any act or occurrence, or that any Asset, officer, director, employee or agent of any Seller Entity will not be covered by such insurance or bond. There are presently no claims for amounts exceeding $25,000 individually or in the aggregate pending under such policies of insurance or bonds, and no notices of claims in excess of such amounts have been given by any Seller Entity under such policies. Seller has made no claims, and no claims are contemplated to be made, under its directors’ and officers’ errors and omissions or other insurance or bankers’ blanket bond.

(d)   The Assets of the Seller Entities include all Assets required by Seller Entities to operate the business of the Seller Entities as presently conducted.

5.11   Intellectual Property.

Except as disclosed in Section 5.11 of the Seller Disclosure Memorandum, each Seller Entity owns or has a license to use all of the Intellectual Property used by such Seller Entity in the course of its business, including sufficient rights in each copy possessed by each Seller Entity. Each Seller Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Seller Entity in connection with such Seller Entity’s business operations, and such Seller Entity has the right to convey by sale or license any Intellectual Property so conveyed. To Seller’s Knowledge, no Seller Entity is in Default under any of its Intellectual Property licenses. To Seller’s Knowledge, no proceedings have been instituted, or are pending or to the Knowledge of Seller threatened, which challenge the rights of any Seller Entity with respect to Intellectual Property used, sold or licensed by such Seller Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To Seller’s Knowledge, the conduct of the business of the Seller Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 5.11 of the Seller Disclosure Memorandum, no Seller Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 5.11  of the Seller Disclosure Memorandum, Seller has Contracts with each of its directors, officers, or employees which require such officer, director or employee to assign any interest in any Intellectual Property to a Seller Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a Seller Entity, and to Seller’s Knowledge, no such officer, director or employee is party to any Contract with any Person other than a Seller Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a Seller Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a Seller Entity. To Seller’s Knowledge, no officer, director or employee of any Seller Entity is party to any confidentiality, nonsolicitation, noncompetition or other Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any Seller Entity.

5.12   Environmental Matters.

(a)   Seller has delivered, or caused to be delivered to Buyer, true and complete copies of, all environmental site assessments, test results, analytical data, boring logs, permits for storm water, wetlands fill, or other environmental permits for construction of any building, parking lot or other improvement, and other environmental reports and studies in the possession of any Seller Entity relating to its Participating Facilities and Operating Facilities. To Seller’s Knowledge, there are no material violations of Environmental Laws or properties that secure loans made by Seller or Bank.

(b)   To Seller’s Knowledge, each Seller Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect.

(c)   There is no Litigation pending, or to Seller’s Knowledge, no environmental enforcement action, investigation, or litigation threatened before any Governmental Authority or other forum in which any Seller Entity or any of its Operating Properties or Participation Facilities (or Seller in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Seller Entity or any of its Operating Properties or Participation Facilities.

(d)   During the period of (i) any Seller Entity’s ownership or operation of any of their respective current properties, (ii) any Seller Entity’s participation in the management of any Participation Facility, or (iii) any Seller Entity’s holding of a security interest in any Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of (i) any Seller Entity’s ownership or operation of any of their respective current properties, (ii) any Seller Entity’s participation in the management of any Participation Facility, or (iii) any Seller Entity’s holding of a security interest in any Operating Property, to Seller’s Knowledge, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property. During and prior to the period of (i) Seller Entity’s ownership or operation of any of their respective current properties, (ii) any Seller Entity’s participation in the management of any Participation Facility, or (iii) any Seller Entity’s holding of a security interest in any Operating Property, there have been no violations of any Environmental Laws, including but not limited to unauthorized alterations of wetlands.

5.13   Compliance with Laws.

(a)   Seller is a bank holding company duly registered and in good standing as such with the Federal Reserve and the Commissioner. Seller Bank is a member in good standing of the Federal Reserve System and the FDIC.

(b)   Compliance with Permits, Laws and Orders.

(i)    Each of the Seller Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.

(ii)   None of the Seller Entities is in Default under any Laws or Orders applicable to its business or employees conducting its business.

(iii)  None of the Seller Entities has received any notification or communication from any Governmental Authority (A) asserting that Seller or any of its Subsidiaries is in Default under any of the Permits, Laws or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring Seller or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking.

(iv)  There (A) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Seller or any of its Subsidiaries, (B) are no notices or correspondence received by Seller with respect to formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to Seller’s or any of Seller’s Subsidiaries’ business, operations, policies or procedures since its inception, and (C) is not any pending or, to Seller’s Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation or review of it or any of its Subsidiaries.

(v)    None of the Seller Entities nor any of its directors, officers, employees or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, any thing of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (1) using any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (2) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (3) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (4) making any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(vi)  Each Seller Entity has complied with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act, and each Seller Entity has timely filed all reports of suspicious activity, including those required under 12 C.F.R. § 21.11.

5.14   Labor Relations.

(a)   No Seller Entity is the subject of any Litigation asserting that it or any other Seller Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Seller Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Seller Entity party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Seller’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout or other job action or labor dispute involving any Seller Entity pending or threatened and there have been no such actions or disputes in the past five years. To Seller’s Knowledge, there has not been any attempt by any Seller Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Seller Entity. Except as disclosed in Section 5.14 of the Seller Disclosure Memorandum, employment of each employee and the engagement of each independent contractor of each Seller Entity is terminable at will by the relevant Seller Entity without (i) any penalty, liability or severance obligation incurred by any Seller Entity, (ii) and in all cases without prior consent by any Governmental Authority. No Seller Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date, including any amounts incurred for any wages, bonuses, vacation pay, sick leave, contract notice periods, change of control payments or severance obligations except as disclosed in Section 5.14 of the Seller Disclosure Memorandum.

(b)   All of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

(c)   No Seller Entity has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Seller Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Seller Entity; and no Seller Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. None of any Seller Entity’s employees has suffered an “employment loss” (as defined in the WARN Act) since six months prior to the Closing Date.

(d)   Section 5.14 of the Seller Disclosure Memorandum contains a list of all independent contractors of each Seller Entity (separately listed by Seller Entity) and each such Person meets the standard for an independent contractor under all Laws (including Treasury Regulations under the Code and federal and state labor and employment Laws) and no such Person is an employee of any Seller Entity under any applicable Law.

5.15   Employee Benefit Plans.

(a)   Seller has disclosed in Section 5.15 of the Seller Disclosure Memorandum, and has delivered or made available to Buyer prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any Seller Entity or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (each, a “Seller Benefit Plan,” and collectively, the “Seller Benefit Plans” ) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above (e.g., former Employee Benefit Plans) but for which any Seller Entity or ERISA Affiliate has or reasonably could have any obligation or Liability. Any of the Seller Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Seller ERISA Plan.”  Each Seller ERISA Plan which is also a “defined benefit plan” (as defined in Code Section 414(j)) is referred to herein as a “Seller Pension Plan,” and is identified as such in Section 5.15 of the Seller Disclosure Memorandum.

(b)   Seller has delivered or made available to Buyer prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Employee Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the United States Internal Revenue Service (“IRS” ), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2001-17 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, and (v) the most recent summary plan descriptions and any material modifications thereto.

(c)   Each Seller Benefit Plan is in material compliance with the terms of such Seller Benefit Plan, in material compliance with the applicable requirements of the Code, in material compliance with the applicable requirements of ERISA, and in material compliance with any other applicable Laws. Each Seller ERISA Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion from the IRS that is still in effect and applies to the Seller ERISA Plan as amended and as administered or, within the time permitted under Code Section 401(b), has timely applied for a favorable determination letter which when issued will apply retroactively to the

Seller ERISA Plan as amended and as administered. Seller is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Seller has not received any communication (written or unwritten) from any Governmental Authority questioning or challenging the compliance of any Seller Benefit Plan with applicable Laws. No Seller Benefit Plan is currently being audited by any Governmental Authority for compliance with applicable Laws or has been audited with a determination by any Governmental Authority that the Employee Benefit Plan failed to comply with applicable Laws.

(d)   There has been no material oral or written representation or communication with respect to any aspect of the Employee Benefit Plans made to employees of the Seller which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. To Seller’s Knowledge, neither Seller nor any administrator or fiduciary of any Seller Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject Seller or Buyer to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. To Seller’s Knowledge, there are no unresolved claims or disputes under the terms of, or in connection with, the Seller Benefit Plans other than claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any Seller Benefit Plan.

(e)   All Seller Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Seller Benefit Plans are correct and complete in all material respects, have been timely filed with the IRS or the DOL, and distributed to participants of the Seller Benefit Plans (as required by Law), and there have been no changes in the information set forth therein.

(f)    To the Seller’s Knowledge, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any Seller Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Code Section 4975(c) or ERISA Section 406).

(g)   No Seller Entity has, or ever has had, a Seller Pension Plan, or any plan that is or was subject to Code Section 412 or ERISA Section 302 or Title IV of ERISA. There is no Lien nor is there expected to be a Lien under Code Section 412(n) or ERISA Section 302(f) or Tax under Code Section 4971 applicable to any Seller Entity or any Seller Entity’s Assets. Neither Seller nor any of its ERISA Affiliates is subject to or can reasonably be expected to become subject to a Lien under Code Section 401(a)(29). All premiums required to be paid under ERISA Section 4006, if any, have been timely paid by Seller and by its ERISA Affiliates.

(h)   No Liability under Title IV of ERISA has been or is expected to be incurred by Seller or its ERISA Affiliates and no event has occurred that could reasonably result in Liability under Title IV of ERISA being incurred by Seller or its ERISA Affiliates with respect to any ongoing, frozen, terminated or other single-employer plan of Seller or the single-employer plan of any ERISA Affiliate. There has been no “reportable event,” within the meaning of ERISA Section 4043, for which the 30-day reporting requirement has not been waived by any ongoing, frozen, terminated or other single employer plan of Seller or of an ERISA Affiliate.

(i)    Except as disclosed in Section 5.15 of the Seller Disclosure Memorandum, no Seller Entity has any Liability for retiree health or life benefits under any of the Seller Benefit Plans, or other plan or arrangement, and there are no restrictions on the rights of such Seller Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder except to the extent required under Part 6 of Title I of ERISA or Code Section 4980B. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any Seller Benefit Plan, or other plan or arrangement, and no circumstance exists which could give rise to such Taxes.

(j)    Except as disclosed in Section 5.15 of the Seller Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Seller Entity from any Seller Entity under any Seller Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Seller Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, or any benefit under any life insurance owned by any Seller Entity or the rights of any Seller Entity in,  to or under any insurance on the life of any current or former officer, director or employee of any Seller Entity, or change any rights or obligations of any Seller Entity with respect to such insurance.

(k)   The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Seller Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans, whether or not subject to the provisions of Code Section 412 or ERISA Section 302, have been fully reflected on the Seller Financial Statements to the extent required by and in accordance with GAAP.

(l)    All individuals who render services to any Seller Entity and who are authorized to participate in a Seller Benefit Plan pursuant to the terms of such Seller Benefit Plan are in fact eligible to and authorized to participate in such Seller Benefit Plan.

(m)  Neither the Seller nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to, or other obligations or Liability in connection with, a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)).

(n)   Except as disclosed in Section 5.15 of the Seller Disclosure Memorandum, there are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned, corporate-owned split dollar life insurance, other life insurance, or similar arrangement or Contract, and the Successor Corporation shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such life insurance Contracts as Seller presently holds. Each Seller Entity will, upon the execution and delivery of this Agreement, and will continue to have, notwithstanding this Agreement or the consummation of the transaction contemplated hereby, all ownership rights and interest in all corporate or bank-owned life insurance.

5.16   Material Contracts.

(a)   Except as disclosed in Section 5.16 of the Seller Disclosure Memorandum or otherwise reflected in the Seller Financial Statements, none of the Seller Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, (ii) any Contract relating to the borrowing of money by any Seller Entity or the guarantee by any Seller Entity of any such obligation (other than Contracts evidencing the creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of Seller’s business and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of Seller’s business), (iii) any Contract which prohibits or restricts any Seller Entity or any personnel of a Seller Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers or “shrink-wrap” software licenses), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any Seller Entity, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract or series of contracts not in excess of $25,000), (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract or any Contract that is a combination thereof not included on its balance sheet, and (viii) any other Contract that would be required to be filed as an exhibit to a Form 10-KSB filed by Seller as of the date of this Agreement pursuant to the reporting requirements of the Exchange Act, if such reporting requirements applied to Seller as of such date (together with all Contracts referred to in Sections 5.11 and 5.15(a), the “Seller Contracts” ).

(b)   With respect to each Seller Contract and except as disclosed in Section 5.16(b) of the Seller Disclosure Memorandum:  (i) the Contract is in full force and effect; (ii) no Seller Entity is in Default thereunder; (iii) no Seller Entity has repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is, to Seller’s Knowledge, in Default in any respect or has repudiated or waived each material provision thereunder; and (v) no consent is required by a Contract for the execution, delivery, or performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby. All of the indebtedness of any Seller Entity for money borrowed is prepayable at any time by such Seller Entity without penalty, premium or charge, except as specified in Section 5.16(b) of the Seller Disclosure Memorandum

5.17   Privacy of Customer Information.

(a)   Each Seller Entity is the sole owner of all individually identifiable personal information relating to identifiable or identified natural person (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to Buyer and the Buyer Entities pursuant to this Agreement.

(b)   Each Seller Entity’s collection and use of such IIPI the transfer of such IIPI to Buyer and the Buyer Entities, and the use of such IIPI by the Buyer Entities as contemplated by this Agreement, complies with Seller’s privacy policy, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, and all other applicable privacy Laws, and any Contract and industry standard relating to privacy.

5.18   Legal Proceedings.

Except as disclosed in Section 5.18 of the Seller Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Seller, threatened (or unasserted but considered probable of assertion) against any Seller Entity, or to Seller’s Knowledge, against any director, officer, employee or agent of any Seller Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the Seller Entity or Employee Benefit Plan of any Seller Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any Seller Entity. No claim for indemnity has been made or, to Seller’s Knowledge, threatened by any director, officer, employee, independent contractor or agent to any Seller Entity and to Seller’s knowledge, no basis for any such claim exists.

5.19   Reports.

Except as disclosed in Section 5.19 of Seller Disclosure Memorandum, since Seller’s inception, each Seller Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, such reports and documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing provisions of this Section 5.19, Seller Entities may have made immaterial late filings.

5.20   Books and Records.

Seller and each Seller Entity maintains accurate books and records reflecting its Assets and Liabilities and maintains proper and adequate internal accounting controls which provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Seller and to maintain accountability for Seller’s consolidated Assets; (c) access to Seller’s Assets is permitted only in accordance with management’s authorization; (d) the reporting of Seller’s Assets is compared with existing Assets at regular intervals; and (e) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

5.21   Loans to Executive Officers and Directors.

Seller has not, since its inception, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Seller, except as permitted by Section 13(k) of the Exchange Act and Federal Reserve Regulation O. Section 5.21 of the Seller Disclosure Memorandum identifies any loan or extension of credit maintained by Seller to which the second sentence of Section 13(k)(1) of the Exchange Act applies or would apply if Seller were subject to such Section.

5.22   Regulatory Matters.

No Seller Entity or, to Seller’s Knowledge, any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b).

5.23   State Takeover Laws.

Each Seller Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws, (collectively, “Takeover Laws”).

5.24   Shareholders’ Support Agreements.

Each of the directors of Seller and each of the Beneficial Owners of 5% or more of the outstanding shares of Seller Common Stock has executed and delivered to Buyer the Support Agreements in the form of Exhibit A hereto.

5.25   Brokers and Finders; Opinion of Financial Advisor.

Except for Seller Financial Advisor, neither Seller nor its Subsidiaries, or any of their respective officers, directors, employees or Representatives, has employed any broker, finder or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees, commissions, or finder’s or other fees in connection with this Agreement or the transactions contemplated hereby. Seller has received the written opinion of the Seller Financial Advisor, dated the date of this Agreement, to the effect that the consideration to be received in the Merger by the holders of Seller Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been or will be delivered to Buyer.

5.26   Board Recommendation.

The Board of Directors of Seller, at a meeting duly called and held, has by unanimous vote of the directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, the Support Agreements and the transactions contemplated hereby and thereby, taken together, are fair to and in the best interests of the Seller’s shareholders and (ii) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of Seller Common Stock approve this Agreement, the Merger and the related transactions and to call and hold a special meeting of Seller’s shareholders to consider this Agreement, the Merger and the related transactions.

5.27   Statements True and Correct.

(a)   No statement, certificate, instrument, or other writing furnished or to be furnished by any Seller Entity or any Affiliate thereof to Buyer pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)   None of the information supplied or to be supplied by any Seller Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by the Seller Entity or any Affiliate thereof for inclusion in any Proxy Statement to be mailed to Seller’s shareholders in connection with Seller’s Shareholders’ Meeting, and any other documents to be filed by any Seller Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the any Registration Statement, when first mailed to the shareholders of Seller be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Registration Statement or any amendment thereof or supplement thereto, at the time of the Seller’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Seller’s Shareholders’ Meeting.

(c)   All documents that any Seller Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

5.28   Delivery of Seller Disclosure Memorandum.

Seller has delivered to Buyer a complete Seller Disclosure Memorandum.

Article 6
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

6.1   Organization, Standing, and Power.

Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of South Carolina, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Buyer is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

6.2   Authority; No Breach By Agreement.

(a)   Buyer has the corporate power and authority necessary to execute, deliver and perform this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer. This Agreement represents a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

(b)   Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Buyer’s Articles of Incorporation or Bylaws, or (ii) result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Buyer Entity under, any Contract or Permit of any Buyer Entity, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Buyer Entity or any of their respective material Assets.

(c)   Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, no notice to, filing with, or Consent of, any Governmental Authority is necessary for the consummation by Buyer of the Merger and the other transactions contemplated in this Agreement.

6.3   Exchange Act Filings; Financial Statements.

(a)   Buyer has timely filed and made available to Seller all Exchange Act Documents required to be filed by Buyer since December 31, 1999 (together with all such Exchange Act Documents filed, whether or not required to be filed, the “Buyer Exchange Act Reports”). The Buyer Exchange Act Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer Exchange Act Reports or necessary in order to make the statements in such Buyer Exchange Act Reports, in light of the circumstances under which they were made, not misleading. No Buyer Subsidiary is required to file any Exchange Act Documents.

(b)   Each of the Buyer Financial Statements (including, in each case, any related notes) contained in the Buyer Exchange Act Reports, including any Buyer Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the Exchange Act with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), and fairly presented in all material respects the consolidated financial position of Buyer and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect. The Buyer Financial Statements are certified to the extent required by the Sarbanes-Oxley Act.

(c)   Buyer’s independent public accountants, which have expressed their opinion with respect to the Financial Statements of Buyer included in Buyer’s Exchange Act Reports (including the related notes), are and have been throughout the periods covered by such Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (y) “independent” with respect to Seller within the meaning of Regulation S-X and, (z) with respect to Buyer, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws.

(d)   Buyer maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Buyer is made known on a timely basis to the individuals responsible for the preparation of Buyer’s Exchange Act Documents.

6.4   Reports.

Since January 1, 2002, each Buyer Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective date, each such report, statement and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6.5   Brokers and Finders.

Except for McColl Partners, L.L.C., neither Buyer nor any of their respective officers, directors, employees or Representatives, has employed any broker or finder or insured any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finder’s fees in connection with this Agreement or the transactions contemplated hereby.

6.6   Certain Actions.

No Buyer Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b).

6.7   Available Funds.

Buyer has available to it, or as of the Effective Time will have available to it, all funds necessary for the payment of the Merger Consideration and has funds available to it to satisfy its payment obligations under this Agreement.

6.8   Statements True and Correct.

(a)   No statement, certificate, instrument or other writing furnished or to be furnished by any Buyer Entity or any Affiliate thereof to Seller pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)   None of the information supplied or to be supplied by any Buyer Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied by the Buyer Entity or any Affiliate thereof for inclusion in the Registration Statement to be mailed to Seller’s shareholders  in connection with the Seller’s Shareholders’ Meeting, and any other documents to be filed by any Buyer Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Registration Statement, when first mailed to the shareholders of Seller be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Registration Statement or any amendment thereof or supplement thereto, at the time of the Seller’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Seller’s Shareholders’ Meeting.

(c)   All documents that any Buyer Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

ARTICLE 7
CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1   Affirmative Covenants.

(a)   From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Seller shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular and ordinary course, (ii) use commercially reasonable efforts to  preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, (iv) use best efforts to provide all information requested by Buyer related to loans or other transactions made by Seller with a value equal to or exceeding $250,000, (v) consult with Buyer prior entering into or making any loans or other transactions with a value equal to or exceeding $500,000, and (vi) take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 9.1(b) or 9.1(c), or (B)  materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(b)   From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Seller shall have been obtained, and except as otherwise expressly contemplated herein, Buyer shall, and shall cause each of its Subsidiaries to, take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 9.1(b) or 9.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(c)   Seller shall, and shall cause each of its Subsidiaries to, cooperate with Buyer and provide all necessary corporate approvals, and cooperate in seeking all approvals of any business combinations of such Seller and its Subsidiaries requested by Buyer, provided, the effective time of such business combinations is on or after the Effective Time of the Merger.

(d)   Seller shall use commercially reasonable efforts to cause (i) Randy L. Carmon to enter into an Employment Agreement with the Bank in the form of Exhibit C, which shall become effective at the Effective Time, (ii) John Truelove, Joel Odom, and Judy Majors to enter into Letter Agreements with the Bank in the form of Exhibit H, all of which shall become effective at the Effective Time, and (iii) Linwood Wilson to enter into an amendment to his option agreement with Seller providing that he will not exercise his Seller Options but instead will exchange his options for cash pursuant to Section 3.3 of this Agreement.

7.2   Negative Covenants of Seller.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Seller covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)   amend the Articles of Incorporation, Bylaws or other governing instruments of any Seller Entity;

(b)   incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 except in the ordinary course of the business of any Seller Entity consistent with past practices and that are prepayable without penalty, charge or other payment (which exception shall include, for Seller Entities that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities), or impose, or suffer the imposition, on any Asset of any Seller Entity of any Lien or permit any such Lien to exist (other than in connection with public deposits, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of business of Subsidiaries that are depository institutions, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Seller Disclosure Memorandum);

(c)   repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Seller Entity, or declare or pay any dividend or make any other distribution in respect of Seller’s capital stock;

(d)   except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Seller Common Stock, any other capital stock of any Seller Entity, or any Right;

(e)   adjust, split, combine or reclassify any capital stock of any Seller Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Seller Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise (i) any shares of capital stock of any Seller Subsidiary or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration;

(f)    except for purchases of U.S. Government securities or U.S. Government agency securities, which in either case have maturities of two years or less, purchase any securities or make any material investment except in the ordinary course of business consistent with past practice, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Seller Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures of loans in the ordinary course of business;

(g)   (i) grant any bonus or increase in compensation or benefits to the employees, officers or directors of any Seller Entity, (ii) commit or agree to pay any severance or termination pay, or any stay or other bonus to any Seller director, officer or employee (except for the payment of $300,000 to Thomas Bouchette (which amount includes the $103,000 payment in exchange for his execution of the Noncompete Agreement) and $100,000 to Randy L. Carmon, each of which shall be paid no more than a month prior to Closing, and other than payments of  $25,000 to John Truelove, $15,000 to Joel Odom, and $15,000 to Judy Majors, each pursuant to Letter Agreements proposed to be entered into with such individuals in the form of Exhibit H), (iii) enter into or amend any severance agreements with officers, employees, directors, independent contractors or agents of any Seller Entity, (iv) change any fees or other compensation or other benefits to directors of any Seller Entity, or (v) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any Rights or restricted stock, or reprice Rights granted under the Seller Stock Plans or authorize cash payments in exchange for any Rights; or accelerate or vest or commit or agree to accelerate or vest any amounts, benefits or rights payable by any Seller Entity;

(h)   enter into or amend any employment Contract between any Seller Entity and any Person (unless such amendment is required by Law) that the Seller Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i)    adopt any new employee benefit plan of any Seller Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans, welfare plans, insurance, stock or other plans of any Seller Entity other than any such change that is required by Law or that, in the written opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit or welfare plans, except as required by Law, the terms of such plans or consistent with past practice;

(j)    make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate and necessary to conform to changes in Tax Laws, regulatory accounting requirements or GAAP;

(k)   commence any Litigation other than in accordance with past practice or settle any Litigation involving any Liability of any Seller Entity for money damages or restrictions upon the operations of any Seller Entity;

(l)    enter into, modify, amend or terminate any material Contract (including any loan Contract with respect to any extension of credit with an unpaid balance exceeding $500,000) or waive, release, compromise or assign any material rights or claims, or make any adverse changes in the mix, rates, terms or maturities of Seller’s deposits and other Liabilities;

(m)  take any action to or fail to take any action that will cause Seller’s net shareholders’ equity at the Effective Time to be more than $100,000 less than the amount reported in Seller’s June 2005 month-end financial report, but excluding (i) the effects of reasonable fees and expenses incurred by Seller to pay Seller’s Financial Advisor’s fees disclosed in Section 11.3 of the Seller Disclosure Memorandum, (ii) the reasonable fees and expenses of Seller’s counsel and accountants in connection with the Merger, (iii) the printing, mailing and proxy solicitation costs incurred in connection with the Seller’s Shareholders’ Meeting, (iv) the payments of $300,000 to Thomas Bouchette (which amount includes the $103,000 payment in exchange for his execution of the Noncompete Agreement), $100,000 to Randy L. Carmon, $25,000 to John Truelove, $15,000 to Joel Odom, and $15,000 to Judy Majors, (v) amounts due under Seller’s agreement with FiServ, and (vi) any changes resulting from Seller’s increase of the Allowance from 1.25% to 1.35% of loans and leases and other credits;

(n)   the Allowance to be less than 1.35% of loans and leases and other credits; provided that Buyer acknowledges that any increase from 1.25% to 1.35% in the Allowance by Seller made solely for purposes of complying with this covenant shall not be taken into account for purposes of determining the amount of any incentive payments that may be earned by any employee of the Bank; or

(o)   take any action or fail to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of this Merger.

7.3   Adverse Changes in Condition.

Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) has had or is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, or (iii) would be reasonably likely to prevent or materially interfere with the consummation of the Merger, and to use its reasonable efforts to prevent or promptly to remedy the same.

7.4   Reports.

Each of Buyer and its Subsidiaries and Seller and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. Seller and its Subsidiaries shall provide Buyer with monthly financial statements and quarterly call reports including quarterly call reports for the quarters ending June 30, 2005 and September 30, 2005. The financial statements, whether or not contained in any such reports filed under the Exchange Act or with any other Regulatory Authority, will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed under the Exchange Act or with any other Regulatory Authority will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with the Laws applicable to such reports.

ARTICLE 8
ADDITIONAL AGREEMENTS

8.1   Shareholder Approvals.

(a)   As promptly as reasonably practicable after execution of this Agreement, (i) in connection with the Seller’s Shareholders’ Meeting, Seller shall prepare (with reasonable requested assistance from Buyer) and file with the Commission, a Proxy Statement and subject to the requirements of the applicable Regulatory Authorities, mail such Proxy Statement to Seller’s shareholders, and (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement. Buyer and Seller shall timely and properly make all necessary filings with respect to the Merger under the Securities Laws. Seller will advise Buyer when the definitive Proxy Statement or any supplement or amendment has been filed, or of any request by the Commission for the amendment or supplement of the Proxy Statement, or for additional information. Buyer and Seller shall provide each other promptly with copies of all filings and letters to and from the Commission and other Regulatory Authorities. Buyer shall be entitled to review and comment on this Proxy Statement prior to it being filed with the Commission.

(b)   Seller shall duly call, give notice of, convene and hold a Shareholders’ Meeting, to be held as soon as reasonably practicable after the definitive Proxy Statement is filed with the Commission and not later than 35 days thereafter on a date reasonably acceptable to Buyer, for the purpose of voting upon approval and adoption of this Agreement, the Merger, and the related transactions (“Seller Shareholder Approval”) and such other related matters as it deems appropriate and shall, subject to the provisions of Section 8.1(c), through its Board of Directors, recommend to its shareholders the approval and adoption of this Agreement and use its reasonable efforts to obtain the Seller Shareholder Approval.

(c)   Neither the Board of Directors of Seller nor any committee thereof shall (i) except as expressly permitted by this Section, withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the approval or recommendation of such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause Seller to enter into any letter of intent, agreement in principle, acquisition agreement or other document, instrument or agreement (each, an “Acquisition Agreement”) related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the adoption of this Agreement by the holders of Seller Common Stock, the Board of Directors of Seller determines in good faith that it has received a Superior Proposal and, after receipt of a written opinion from outside counsel, that the failure to accept the Superior Proposal would result in the Board of Directors of Seller breaching its fiduciary duties to Seller shareholders under applicable Law, the Board of Directors of Seller may (subject to this and the following sentences) inform Seller shareholders that it no longer believes that the Merger is advisable and no longer recommends approval and may (subject to this Section) approve or recommend a Superior Proposal (and in connection therewith withdraw or modify its approval or recommendation of this Agreement and the Merger) (a “Subsequent Determination”),  but only at a time that is after the fifth business day following Buyer’s receipt of written notice advising Buyer that the Board of Directors of Seller has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing), identifying the person making such Superior Proposal and stating that it intends to make a Subsequent Determination. After providing such notice, Seller shall provide Buyer reasonable opportunity during this five business day period to make such adjustments in the terms and conditions of this Agreement as would enable Seller to proceed with its recommendation to its shareholders without a Subsequent Determination; provided, however, that any such adjustment shall be at the discretion of the Parties at the time. Notwithstanding any other provision of this Agreement, except to the extent prohibited by the SCBCA determined by Seller after consultation with Seller’s counsel, Seller shall submit this Agreement to its shareholders at its Shareholders’ Meeting even if the Board of Directors of Seller determines at any time after the date hereof that it is no longer advisable or recommends that Seller shareholders reject it, in which case the Board of Directors of Seller may communicate the basis for its lack of recommendation to the shareholders in the Proxy Statement or any appropriate amendment or supplement thereto.

(d)   Seller agrees, as to itself and its Subsidiaries, that (i) the Proxy Statement and any amendment or supplement thereto will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder, along with the SCBCA, and (ii) none of the information supplied by Seller or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will at the date of the mailing to its shareholders or at the time of the meeting of its shareholders held for the purpose of obtaining the Seller shareholder approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

8.2   Registration Statement.

(a)   Each of Buyer and Seller agrees to cooperate in the preparation of a Registration Statement on Form S-4 to be filed by Buyer with the SEC in connection with the issuance of Buyer Common Stock in the Merger (including the Proxy Statement and all related documents). Provided Seller has cooperated as required above, Buyer agrees to file the Registration Statement with the SEC as promptly as practicable, but in no event later than 60 days after the date of this Agreement. Each of Seller and Buyer agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the 1933 Act as promptly as reasonably practicable after filing thereof. Buyer also agrees to use all reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Seller agrees to furnish Buyer all information concerning Seller, the Bank, and their respective officers, directors, and shareholders as may be reasonably requested in connection with the foregoing. As a result of the registration of the Buyer Common Stock pursuant to the Registration Statement, such stock shall be freely tradable by the shareholders of Seller except to the extent that the transfer of any shares of Buyer Common Stock received by shareholders of Seller is subject to the provisions of Rule 145 under the Securities Act or restricted under Tax rules. Seller and its counsel shall have a reasonable opportunity to review and comment on the Registration Statement being filed with the SEC and any responses filed with the SEC regarding the Registration Statement.

(b)   Each of Seller and Buyer agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to Buyer shareholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Seller and Buyer further agrees that if it shall become aware prior to the Effective Date of any information that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Proxy Statement.

(c)   In the case of Buyer, Buyer will advise Seller, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, or of the issuance of any stop order or the suspension of the qualification of the Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(d)   Nothing in this Section 8.2 or elsewhere in this Agreement shall prohibit accurate disclosure by Seller of information that is required to be disclosed in the Registration Statement of the Proxy Statement or in any other document required to be filed with the SEC (including, without limitation, a Solicitation/Recommendation Statement on Schedule 14D-9) or otherwise required to be publicly disclosed by applicable Law or the regulations and rules of the NASD.

8.3   Other Offers, etc.

(a)   No Seller Entity shall, nor shall it authorize or permit any of its Affiliates or Representatives to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) subject to Section 8.3(c), approve, endorse or recommend any Acquisition Proposal, or (iv) enter into any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction; provided, however, that this Section 8.3 shall not prohibit a Seller Entity from furnishing nonpublic information regarding any Seller Entity to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if (A) no Seller Entity or Representative or Affiliate thereof shall have violated any of the restrictions set forth in this Section 8.3, (B) the Board of Directors of Seller determines in its good faith judgment (based on, among other things, the advice of the Seller Financial Advisor that such Acquisition Proposal constitutes a Superior Proposal, (C) the Board of Directors of Seller concludes in good faith, after consultation with and receipt of a written opinion from its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties, as such duties would exist in the absence of this Section 8.3, to the shareholders of Seller under applicable Law, (D) (1) at least five business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, Seller gives Buyer written notice of the identity of such Person or Group and of Seller’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group, and (2) Seller receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing Party than the confidentiality terms of this Agreement, and (E) contemporaneously with furnishing any such nonpublic information to such Person or Group, Seller furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished by Seller to Buyer). In addition to the foregoing, Seller shall provide Buyer with at least five business days’ prior written notice of a meeting of the Board of Directors of Seller at which meeting the Board of Directors of Seller is reasonably expected to resolve to recommend a Superior Proposal to its shareholders and together with such notice a copy of the most recently proposed documentation relating to such Superior Proposal; provided, further, that Seller hereby agrees promptly to provide to Buyer any revised documentation and any Acquisition Agreement.

(b)   In addition to the obligations of Seller set forth in this Section 8.3, as promptly as practicable, after any of the directors or executive officers of Seller become aware thereof, Seller shall advise Buyer of any request received by Seller for nonpublic information which Seller reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. Seller shall keep Buyer informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

(c)   Seller shall, and shall cause its Subsidiaries directors, officers, employees and Representatives to immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use and cause to be used all commercially reasonable best efforts to enforce any confidentiality or similar or related agreement relating to any Acquisition Proposal.

(d)   Nothing contained in this Agreement shall prevent a Party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

8.4   Consents of Regulatory Authorities

The Parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation and applications, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Person whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

8.5   Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

8.6   Investigation and Confidentiality.

(a)   Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and the consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of its business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as the other Party reasonably requests, provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party. Between the date hereof and the Effective Time, Seller shall permit Buyer’s senior officers and independent auditors to meet with the senior officers of Seller, including officers responsible for the Seller Financial Statements, the internal controls of Seller and the disclosure controls and procedures of Seller and Seller’s independent public accountants, to discuss such matters as Buyer may deem reasonably necessary or appropriate for Buyer to satisfy its obligations under Sections 302, 404 and 906 of the Sarbanes-Oxley Act.

(b)   In addition to each Party’s obligations pursuant to Section 8.6(a), each Party shall, and shall cause its advisors and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(c)   Seller shall use its reasonable efforts to exercise, and shall not waive any of, its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to Seller to preserve the confidentiality of the information relating to the Seller Entities provided to such Persons and their Affiliates and Representatives.

(d)   Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.

8.7   Press Releases.

Prior to the Effective Time, Seller and Buyer shall consult with each other as to the form and substance of any press release, communication with Seller Shareholders, or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7  shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

8.8   Charter Provisions.

Each Seller Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any Seller Entity or restrict or impair the ability of Buyer or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Seller Entity that may be directly or indirectly acquired or controlled by them.

8.9   Employee Benefits and Contracts.

(a)   Following the Effective Time, Buyer shall provide generally to officers and employees of the Seller Entities employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of Buyer Common Stock), including Buyer’s severance plan, on terms and conditions which when taken as a whole are comparable to those then provided by the Buyer Entities to their similarly situated officers and employees. For purposes of participation, vesting and benefit accrual under Buyer’s employee benefit plans, the service of the employees of the Seller Entities prior to the Effective Time shall be treated as service with a Buyer Entity participating in such employee benefit plans. Notwithstanding the foregoing, employees of Seller Entities shall not be eligible to participate in (i) Buyer’s 401(k) plan earlier than January 1, 2006, and (ii) Buyer’s retirement plans that are defined benefit plans. Seller shall terminate its Employee Benefit Plans effective immediately prior to the Effective Time; provided, however, that Buyer shall be entitled to elect in writing, not less than 10 business days prior to the Closing, to require that Seller shall not terminate its 401(k) plan, and that, prior to the Closing, Seller shall amend its 401(k) plan such that only Bank employees that meet the eligibility requirements of such plan shall be eligible to participate in such plan.

(b)   Simultaneously herewith, Thomas Bouchette shall have entered into an Employment Agreement with Buyer in the form of Exhibit B and a Noncompete Agreement with Buyer in the form of Exhibit C. These agreements shall become effective at the Effective Time and shall replace the existing employment agreement between Mr. Bouchette and Seller or the Bank, which shall terminate and have no further force or effect.

(c)   Upon the execution of this Agreement, each of Seller’s directors shall execute and deliver restrictive covenant agreements with Seller or Buyer or any Buyer Entity that restrict certain activities within Georgetown and Horry Counties, South Carolina, upon terms and conditions in the form and substance set forth in Exhibit E (the “Director’s Agreements”).

(d)   Upon the execution of this Agreement, each of Sellers directors, officers and significant shareholders (as reasonably identified by Buyer), shall execute and deliver forbearance agreements with Seller and Buyer whereby each director, officer or significant shareholder agrees not to exercise any Seller Options or Seller Warrants to acquire shares of Seller Common Stock. Such forbearance agreements shall be upon the terms and conditions in the form and substance set forth in Exhibit A (the “Support Agreements”).

(e)   No officer, employee or other Person (other than the corporate Parties to this Agreement) shall be deemed a third party or other beneficiary of this Agreement, and shall have no right or other entitlement to enforce any provision of this Agreement or seek any remedy in connection with this Agreement, except as set forth in Section 8.10.

8.10   Indemnification.

(a)   For a period of six years after the Effective Time, Buyer shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Seller Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees or agents of Seller or, at Seller’s request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under the SCBCA, Section 402 of the Sarbanes-Oxley Act, the Securities Laws and FDIC Regulations Part 359 and by Seller’s Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Buyer Entity is insured against any such matter. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Buyer and the Indemnified Party.

(b)   Buyer shall, or shall cause the Surviving Corporation to, use its reasonable efforts (and Seller shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of up to six years after the Effective Time Seller’s existing directors’ and officers’ liability insurance policy (provided that Buyer or the Surviving Corporation may substitute therefor (i) policies of substantially the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Seller given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that none of Seller, Buyer nor the Surviving Corporation shall be obligated to make aggregate premium payments longer than six years in respect of such policy (or coverage replacing such policy) and which exceed, for the portion related to Seller’s directors and officers, $40,000 on Seller’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Buyer or the Surviving Corporation shall use its reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount, but shall not be obligated to maintain any insurance coverage to the extent the cost of such coverage exceeds the Maximum Amount.

(c)   Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.10, upon learning of any such Liability or Litigation, shall promptly notify Buyer and the Surviving Corporation thereof in writing. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Buyer or the Surviving Corporation shall have the right to assume the defense thereof and neither Buyer nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Buyer or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Buyer and the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in good faith in the defense of any such Litigation; and (iii) neither Buyer nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent and which does not provide for a complete and irrevocable release of all Buyer’s Entities and their respective directors, officers and controlling persons, employees, agents and Representatives; and provided, further, that neither Buyer nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d)   If Buyer or the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation shall assume the obligations set forth in this Section 8.10.

(e)   The provisions of this Section 8.10 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and legal and personal representatives.

Article 9
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1   Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

(a)   Shareholder Approval.   The shareholders of Seller shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of Seller’s Articles of Association and Bylaws.

(b)   Regulatory Approvals.   All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, the Buyer would not, in its reasonable judgment, have entered into this Agreement.

(c)   Consents and Approvals.   Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or a Buyer Material Adverse Effect,

as applicable. Seller shall have obtained the Consents listed in Section 9.1(b) of the Seller Disclosure Memorandum, including Consents from the lessors of each office leased by Seller, if any. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Buyer would not, in its reasonable judgment, have entered into this Agreement.

(d)   Legal Proceedings.   No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

9.2   Conditions to Obligations of Buyer.

The obligations of Buyer to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer pursuant to Section 11.6(a):

(a)   Representations and Warranties.   For purposes of this Section 9.2(a), the accuracy of the representations and warranties of Seller set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 5.3 shall be true and correct (except for inaccuracies which are de minimis in amount). There shall not exist inaccuracies in the representations and warranties of Seller set forth in this Agreement (including the representations and warranties set forth in Section 5.3) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Seller Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)   Performance of Agreements and Covenants.   Each and all of the agreements and covenants of Seller to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)   Certificates.   Seller shall have delivered to Buyer (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as it relates to Seller and in Sections 9.2(a), 9.2(b), 9.2(g), and 9.2(h) have been satisfied, and (ii) certified copies of resolutions duly adopted by Seller’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Buyer and its counsel shall request.

(d)   Legal Opinions.   Buyer shall have received legal opinions in form and substance satisfactory to Buyer from Seller’s counsel as to the matters specified in Exhibit F.

(e)   Shareholder Support Agreements, Employment Agreements, Noncompete Agreements, Director’s Agreements, and Affiliate Agreements.   The Shareholder Support Agreements in the form attached hereto as Exhibit A-1 shall have been executed by each of the directors and executive officers and delivered to Buyer. C. Edward Floyd, M.D. shall have executed and delivered to Buyer the form of Shareholder Support Agreement attached hereto as Exhibit A-2. An Employment Agreement in the form of Exhibit B attached hereto and a Noncompete Agreement in the form of Exhibit C hereto shall have been executed by Thomas Bouchette and delivered to Buyer. Each director of Seller shall have executed and delivered to Buyer the Director’s Agreement attached hereto as Exhibit E. Each of the directors, executive officers, and C. Edward Floyd, M.D., shall have executed Affiliate Agreements in the form attached hereto as Exhibit I and delivered same to Buyer.

(f)    Notices of Dissent.   Seller has not received notice from its shareholders of their intent to exercise their statutory right to dissent with respect to more than 10% of the outstanding shares of Seller Common Stock.

(g)   Shareholders Equity; Allowance for Loan Losses.   At the Effective Time, Seller’s shareholders’ equity shall not be less than the amount required by Section 7.2(m). Seller and Bank shall increase the Bank’s allowance for loan losses to not less than 1.35% of the Bank’s total outstanding loans through additions to its allowances for loan losses by not later than the Effective Time.

(h)   No Material Adverse Effect.   There shall not have occurred any Seller Material Adverse Effect from the March 31, 2005 balance sheet to the Effective Time with respect to Seller or the Bank.

9.3   Conditions to Obligations of Seller.

The obligations of Seller to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Seller pursuant to Section 11.6(b):

(a)   Representations and Warranties.   For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Buyer set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of Buyer set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Buyer Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)   Performance of Agreements and Covenants.   Each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)   Certificates.   Buyer shall have delivered to the Seller (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as it relates to Buyer and in Sections 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Buyer’s Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Seller and its counsel shall request.

(d)   Payment of Merger Consideration.   Buyer shall pay the Merger Consideration as provided by this Agreement.

(e)   Legal Opinions.   Seller shall have received legal opinions in form and substance satisfactory to Seller from Buyer’s counsel as to the matters specified in Exhibit G.

(f)    No Material Adverse Effect.   There shall not have occurred any Buyer Material Adverse Effect from the June 30, 2005 balance sheet to the Effective Time with Respect to Buyer.

Article 10
TERMINATION

10.1   Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Seller, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)   By mutual written agreement of Buyer and Seller; or

(b)   By either Party (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Section  9.2 or 9.3 as applicable; or

(c)   By either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, or (iii) the shareholders of Seller fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at Seller’s Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or

(d)   By either Party in the event that the Merger shall not have been consummated by March 31, 2006, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1; or

(e)   By Buyer in the event that (i) the Board of Directors of Seller, shall have failed to reaffirm its approval upon Buyer’s request for such reaffirmation of the Merger and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger, or (ii) the Board of Directors of Seller shall have failed to include in the Proxy Statement its recommendation, without modification or qualification, that Seller shareholders give the Seller Shareholder Approval or shall have withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the recommendation of such Board of Directors to Seller shareholders that they give the Seller Shareholder Approval, or (iii) the Board of Directors of Seller shall have affirmed, recommended or authorized entering into any Acquisition Transaction other than the Merger or, within ten business days after commencement of any tender or exchange offer for any shares of Seller Common Stock, the Board of Directors of Seller shall have failed to recommend against acceptance of such tender or exchange offer by its shareholders or shall have taken no position with respect to the acceptance of such tender or exchange offer by its shareholders, or (iv) the Board of Directors of Seller negotiates or authorizes the conduct of negotiations (and five business days have elapsed without such negotiations being discontinued) with a third party (it being understood and agreed that “negotiate” shall not be deemed to include the provision of information to, or the request and receipt of information from, any Person that submits an Acquisition Proposal or discussions regarding such information for the sole purpose of ascertaining the terms of such Acquisition Proposal and determining whether the board of directors will in fact engage in, or authorize, negotiations) regarding an Acquisition Proposal other than the Merger; or

(f)    By Seller, (provided, that Seller is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement), if prior to the adoption of this Agreement by the affirmative vote of the holders of the requisite number of the outstanding shares of Seller Common Stock entitled to vote thereon at the Seller Shareholders’ Meeting, the Board of Directors of Seller has (x) withdrawn or modified or changed its recommendation or approval of this Agreement in a manner adverse to Buyer in order to approve and permit Seller to accept a Superior Proposal and (y) determined, after consultation with, and the receipt of advice from outside legal counsel to Seller, that the failure to take such action as set forth in the preceding clause (x) would be likely to result in a breach of the Board of Directors’ fiduciary duties under applicable Law, provided, however, that at least five business days prior to any such termination, Seller shall, and shall cause its advisors to, negotiate with Buyer, if Buyer elects to do so, to make such adjustments in the terms and conditions of this Agreement as would enable Seller to proceed with the transactions contemplated herein on such adjusted terms.

10.2   Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 8.6, 10.2, 10.3, 11.2 and 11.3 shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.

10.3   Termination Fee.

(a)   If under either of the following circumstances:

(i)    Seller terminates this Agreement pursuant to Section 10.1(f) of this Agreement and within 12 months of such termination (A) an Acquisition Proposal or Acquisition Transaction has been announced with respect to any Seller Entity or (B) an Acquisition Agreement with respect to an Acquisition Transaction has been entered into with respect to Seller or any Seller Entity; or

(ii)   Buyer shall terminate this Agreement pursuant to 10.1(e)(i)-(iv);

then Seller shall promptly pay to Buyer an amount equal to $1,000,000 (the “Termination Fee”) upon the earlier of such announcement or the entry into such Acquisition Agreement or the date of any announcement or statement with respect to any Acquisition Proposal by Seller or its Board of Directors, other than a recommendation for approval of the Merger; provided, however, that in connection with a termination pursuant to Section 10.1(e)(i) only, the Termination Fee shall be paid at the time of termination. Seller hereby waives any right to set-off or counterclaim against such amount. If the Termination Fee shall be payable pursuant to subsection (a)(i) of this Section 10.3, the Termination Fee shall be paid in same-day funds at or prior to the earliest of the date of consummation of such Acquisition Transaction, or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction or the date of any announcement or statement with respect to any Acquisition Proposal by Seller or its Board of Directors, other than a recommendation for approval of the Merger. If the Termination Fee shall be payable pursuant to subsection (a)(ii) of this Section 10.3, the Termination Fee shall be paid in same-day funds upon the earlier of (i) the execution of an Acquisition Agreement with respect to such Acquisition Transaction or the date of any announcement or statement with respect to any Acquisition Proposal by Seller or its Board of Directors, other than a recommendation for approval of the Merger or (ii) two business days from the date of termination of this Agreement.

(b)   The Parties acknowledge that the agreements contained in this Article 10 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Seller fails to pay promptly any fee payable by it pursuant to this Section 10.3, then Seller shall pay to Buyer, its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such Termination Fee, together with interest on the amount of the fee at the prime annual rate of interest (as published in The Wall Street Journal) plus 2% as the same is in effect from time to time from the date such payment was due under this Agreement until the date of payment.

(c)   Notwithstanding anything contained in this Agreement to the contrary, in no event shall the aggregate amount Seller (or any of its affiliates) must pay to Buyer (or any of its affiliates) pursuant to Section 10.3 exceed $1,000,000, plus reasonable attorneys fees, costs and any other amounts due from Seller to Buyer pursuant to Section 10.3(b).

10.4   Non-Survival of Representations and Covenants.

Except for Article 2, Article 3, Article 4, Sections 8.8, 8.9, and 8.10, and this Article 10, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time.

Article 11
MISCELLANEOUS

11.1   Definitions.

(a)   Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Proposal” means any proposal (whether communicated to Seller or publicly announced to Seller’s shareholders) by any Person (other than Buyer or any of its Affiliates) for an Acquisition Transaction involving Seller or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute 5% or more of the consolidated assets of Seller as reflected on Seller’s consolidated statement of condition prepared in accordance with GAAP.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Seller by any Person or Group (other than Buyer or any of its Affiliates) of 25% or more in interest of the total outstanding voting securities of Seller or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Buyer or any of its Affiliates) beneficially owning 25% or more in interest of the total outstanding voting securities of Seller or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Seller pursuant to which the shareholders of Seller immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 5% or more of the assets of Seller; or (iii) any liquidation or dissolution of Seller.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Pre-Closing Price of Buyer Common Stock” shall mean the average of the closing prices of shares of Buyer Common Stock as reported on the Nasdaq National Market for the 30 consecutive full trading days ending on (and including) the Determination Date.

“Bank” means SunBank, N.A., a national banking association and a wholly owned Subsidiary of Seller.

“Buyer Common Stock” means the common stock, par value $2.50 per share, of Buyer.

“Buyer Entities” means, collectively, Buyer and all Buyer Subsidiaries.

“Buyer Financial Statements” means (i) the consolidated balance sheets of Buyer as of March 31, 2005 and as of December 31, 2004, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the period ended March 31, 2005, and for each of the three fiscal years ended December 31, 2004, as filed in amended form by Buyer in Exchange Act Documents, and (ii) the consolidated balance sheets of Buyer (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in Exchange Act Documents, as amended, filed with respect to periods ended subsequent to March 31, 2005.

“Buyer Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, property, business, assets or results of operations of Buyer and its Subsidiaries, taken as a whole, or (ii) the ability of Buyer to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement,  provided, that “Buyer Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of Buyer (or any of its Subsidiaries) taken with the prior written Consent of Seller in contemplation of the transactions contemplated hereby, or (D) the direct effects of compliance with this Agreement on the operating performance of Buyer. Notwithstanding the foregoing, “Buyer Material Adverse Effect” shall not be deemed to include any change in the per share price of Buyer’s Common Stock on or after the date of execution of this Agreement by Seller.

“Buyer Subsidiaries” means the Subsidiaries of Buyer, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Buyer in the future and held as a Subsidiary by Buyer at the Effective Time.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“Commission” or “SEC” means the United States Securities and Exchange Commission.

“Commissioner” means the South Carolina Commissioner of Banking.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Determination Date” shall mean the later of November 10, 2005 or such subsequent proposed closing date as scheduled by Buyer.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local Governmental Authorities with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq. (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (vi) of this subparagraph; (viii) any amendments to the statues, laws or ordinances listed in parts (i) - (vi) of this subparagraph, regardless of whether in existence on the date hereof, (ix) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (vii) of this subparagraph; and (x) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like in effect now or in the future relating to environmental, health or safety matters and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with a Seller Entity would be treated as a single employer under Code Section 414 or would be deemed a single employer within the meaning of Sections.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Act Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act with respect to any report that is an Exchange Act Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Exhibits” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Richmond.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

“Governmental Authority” shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator, tribunal, including Regulatory Authorities and Taxing Authorities.

“Group” shall mean two or more Persons acting in concert for the purpose of acquiring, holding or disposing of securities of an issuer.

“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, and HSRA regulated substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, asbestos, and polychlorinated biphenyls (PCBs):  (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should reasonably have been known after due inquiry by the chairman, president, or chief financial officer, or any senior or executive vice president of such Person and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets or Liabilities (including Contracts related to Assets or Liabilities), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Losses” means any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys’ and other professional fees and expenses.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“OCC” means the federal Office of the Comptroller of the Currency.

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means Seller, Buyer or Bank and “Parties” means two or more of such Persons.

“Permit” means any federal, state, local, and foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Proxy Statement” means the proxy statement used by Seller to solicit the approval of its shareholders of the transactions contemplated by this Agreement.

“Regulatory Authorities” means, collectively, the Commission, the Nasdaq National Market, the NASD, the OCC, the FDIC, the Department of Justice, and the Federal Reserve and all other federal, state, county, local or other Governmental Authorities having jurisdiction over a Party or its Subsidiaries.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.

“Registration Statement” means a registration statement, together with any and all amendments and supplements thereto, on Form S-4 filed with the SEC under the Securities Act and the rules and regulations thereunder, and complying with applicable state securities Laws and including a prospectus/proxy statement satisfying all requirements of applicable state securities Laws and the Securities Act.

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SCBCA” means the South Carolina Business Corporation Act of 1988.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Seller Common Stock” means the no par value common stock of Seller.

“Seller Disclosure Memorandum” means the written information entitled “Sun Bancshares, Inc. Disclosure Memorandum” delivered prior to the date of this Agreement to Buyer describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“Seller Entities” means, collectively, Seller and all Seller Subsidiaries.

“Seller Financial Advisor” means The Orr Group, LLC.

“Seller Financial Statements” means (i) the audited balance sheets (including related notes and schedules, if any) of Seller as of March 31, 2005, and as of December 31, 2004, and the related audited statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the months ended March 31, 2005, and for each of fiscal year ended December 31, 2004, (ii) the balance sheets of Seller (including related notes and schedules, if any) and related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) with respect to period ended subsequent to March 31, 2005, and (iii) the unaudited consolidated balance sheets of Seller for the six-month period ended June 30, 2005 and the nine-month period ended September 30, 2005, and the related unaudited consolidated statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for such period.

“Seller Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i)  the management team, financial position, property, business, assets or results of operations of Seller and its Subsidiaries, taken as a whole, or (ii) the ability of Seller to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “Seller Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, or (C) actions and omissions of Seller (or any of its Subsidiaries) taken with the prior written Consent of Buyer in contemplation of the transactions contemplated hereby, or (D) the direct effects negotiating, entering into and complying with the terms of Section 7.2 of this Agreement on the operating performance of Seller, including specifically Seller’s costs and expenses associated therewith.

“Seller Subsidiaries” means the Subsidiaries, if any, of Seller, as of the date of this Agreement, Seller has only one Subsidiary, SunBank, N.A.

“Seller Warrants” means the Warrants issued by Seller prior to the date of this Agreement entitling the holders to purchase up to 286,850 shares of Seller Common Stock at a weighted averaged exercise price of $10.00.

“Shareholders’ Meeting” means the meeting of Seller’s shareholders to be held pursuant to Section 1.3, including any adjournment or adjournments thereof.

“South Carolina Board” means the South Carolina State Board of Financial Institutions.

“Subsidiaries” means all those corporations, banks associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of at least a majority of the outstanding equity interest in, or all or substantially all of the assets and liabilities of, the Seller Entities and (ii) with respect to which the Board of Directors of Seller (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition Proposal, and (B) determines in its good faith judgment (based on, among other things, the advice of its financial advisor) to be more favorable to Seller’s shareholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of Seller, after obtaining the advice of Seller’s Financial Advisor, the Person or Group making such Acquisition Proposal is reasonably able to finance the transaction and close it timely, and any proposed changes to this Agreement that may be proposed by Buyer in response to such Acquisition Proposal).

“Surviving Corporation” means Buyer as the surviving corporation resulting from the Merger.

“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, imposed or required to be withheld by any Governmental Authority (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other information required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

(b)   The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Term	Section
Acquisition Agreement	8.1	(c)
Agreement	Introduction
Allowance	5.9	(a)
Articles of Merger	1.3
BHCA	5.1
Buyer	Introduction
Buyer Exchange Act Reports	6.3	(a)
CERCLA	11.1	(a)
Certificates	3.1	(b)
Closing	1.2
Director’s Agreements	8.9	(c)
DOL	5.15	(b)
Effective Time	1.3
Exchange Agent	4.1	(a)
Excluded Shares	3.1	(d)
Indemnified Party	8.10	(a)
Individually Identifiable Personal Information	5.17	(a)
IRS	5.15	(b)
Maximum Amount	8.10	(b)
Merger	Preamble
RCRA	11.1	(a)
Seller	Introduction
Seller Benefits Plans	5.15	(a)
Seller Contracts	5.16	(a)
Seller ERISA Plan	5.15	(a)
Seller Exchange Act Reports	5.5	(a)
Seller Pension Plan	5.15	(a)
Seller Rights	3.4	(a)
Seller Shareholder Approval	8.1	(b)
Seller Warrant	3.4	(a)
Subsequent Determination	8.1	(c)
Support Agreements	8.9	(d)
Takeover Laws	5.23
Termination Fee	10.3	(a)(ii)
WARN Act	5.14	(c)
Warrantholder	3.4	(a)

(c)   Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”, and such terms shall not be limited by enumeration or example.

11.2   Expenses.

Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, and which in the case of Seller, shall be paid at Closing and prior to the Effective Time.

11.3   Brokers and Finders.

Except for Seller Financial Advisor as to Seller and except for McColl Partners, LLC as to Buyer, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by Seller or by Buyer, each of Seller and Buyer, as the case may be, agrees to indemnify and hold the other Party harmless from any Liability in respect of any such claim. Seller has provided a copy of Seller Financial Advisor’s engagement letter and expected fee for its services as Section 11.3 of the Seller Disclosure Memorandum and shall pay all amounts due thereunder at Closing and prior to the Effective Time.

11.4   Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.9 and 8.10.

11.5   Amendments.

To the extent permitted by Law, and subject to Section 1.4, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Seller Common Stock, there shall be made no amendment that reduces or modifies in any respect the consideration to be received by holders of Seller Common Stock.

11.6   Waivers.

(a)   Prior to or at the Effective Time, Buyer, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Seller, to waive or extend the time for the compliance or fulfillment by Seller of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer.

(b)   Prior to or at the Effective Time, Seller, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the compliance or fulfillment by Buyer of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Seller under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Seller.

(c)   The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this

Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.7   Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.8   Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:

Buyer:	SCBT Financial Corporation
P.O. Box 1030
Columbia, SC 29202
Facsimile Number: (803) 765-1966
Attention: Robert R. Hill, Jr.
Copy to Counsel:	Nelson Mullins Riley & Scarborough
Poinsett Plaza, Suite 9000
104 South Main Street
Greenville, SC 29601
Facsimile Number: (864) 250-2356
Attention: Neil E. Grayson
Seller:	Sun Bancshares, Inc.
4210 Highway 17 Bypass
Murrels Inlet, SC 29576
Facsimile Number: (843) 343-7008
Attention: Thomas Bouchette
Copy to Counsel:	Powell Goldstein LLP
1201 West Peachtree Street, N.E., 14th Floor
Atlanta, GA 30309
Facsimile Number: (404) 572-6999
Attention: James C. Wheeler

11.9   Governing Law.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of South Carolina. The Parties all expressly agree and acknowledge that the State of South Carolina has a reasonable relationship to the Parties and/or this Agreement. Each Party hereto hereby irrevocably waives, to the fullest extent permitted by Law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

11.10   Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.11   Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.12   Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

11.13   Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.14   Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

SCBT FINANCIAL CORPORATION
(BUYER)
By:	/s/ Robert R. Hill
Robert R. Hill, Jr.
President and Chief Executive Officer
SUN BANCSHARES, INC.
(SELLER)
By:	/s/ Thomas Bouchette
Thomas Bouchette
President and Chief Executive Officer

Appendix B

Title 33—Corporations, Partnerships and Associations

CHAPTER 13.
DISSENTERS’ RIGHTS
ARTICLE 1.
RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SECTION 33-13-101.   Definitions.

In this chapter:

(1)   “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2)   “Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.

(3)   “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

(4)   “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5)   “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6)   “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(7)   “Shareholder” means the record shareholder or the beneficial shareholder.

SECTION 33-13-102.   Right to dissent.

(A)   A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

(1)   consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;

(2)   consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;

(3)   consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

(4)   an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(i)    alters or abolishes a preferential right of the shares;

(ii)   creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(iii)  alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv)  excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v)    reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104;

(5)   any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares;

(6)   the conversion of a corporation into a limited liability company pursuant to Section 33-11-111 or conversion of a corporation into either a general partnership or limited partnership pursuant to Section 33-11-113;

(7)   the consummation of a plan of conversion to a limited liability company pursuant to Section 33-11-111 or to a partnership or limited partnership pursuant to Section 33-11-113.

(B)   Notwithstanding subsection (A), no dissenters’ rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

SECTION 33-13-103.   Dissent by nominees and beneficial owners.

(a)   A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

(b)   A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters’ rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

ARTICLE 2.
PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

SECTION 33-13-200.   Notice of dissenters’ rights.

(a)   If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(b)   If corporate action creating dissenters’ rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Section 33-13-220.

SECTION 33-13-210.   Notice of intent to demand payment.

(a)   If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

(b)   A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

SECTION 33-13-220.   Dissenters’ notice.

(a)   If proposed corporate action creating dissenters’ rights under Section 33-13-102 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

(b)   The dissenters’ notice must be delivered no later than ten days after the corporate action was taken and must:

(1)   state where the payment demand must be sent and where certificates for certificated shares must be deposited;

(2)   inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;

(3)   supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he or, if he is a nominee asserting dissenters’ rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

(4)   set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

(5)   be accompanied by a copy of this chapter.

SECTION 33-13-230.   Shareholders’ payment demand.

(a)   A shareholder sent a dissenters’ notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters’ rights) acquired beneficial ownership of the shares before the date set forth in the dissenters’ notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

(b)   The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c)   A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this chapter.

SECTION 33-13-240.   Share restrictions.

(a)   The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.

(b)   The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SECTION 33-13-250.   Payment.

(a)   Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(b)   The payment must be accompanied by:

(1)   the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)   a statement of the corporation’s estimate of the fair value of the shares and an explanation of how the fair value was calculated;

(3)   an explanation of how the interest was calculated;

(4)   a statement of the dissenter’s right to demand additional payment under Section 33-13-280; and

(5)   a copy of this chapter.

SECTION 33-13-260.   Failure to take action.

(a)   If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b)   If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Section 33-13-220 and repeat the payment demand procedure.

SECTION 33-13-270.   After-acquired shares.

(a)   A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters’ rights) was not the beneficial owner on the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

(b)   To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter’s right to demand additional payment under Section 33-13-280.

SECTION 33-13-280.   Procedure if shareholder dissatisfied with payment or offer.

(a)   A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation’s offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

(1)   dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

(2)   corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

(3)   corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(b)   A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

ARTICLE 3.
JUDICIAL APPRAISAL OF SHARES

SECTION 33-13-300.   Court action.

(a)   If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b)   The corporation shall commence the proceeding in the circuit court of the county where the corporation’s principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c)   The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

(d)   The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e)   Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SECTION 33-13-310.   Court costs and counsel fees.

(a)   The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.

(b)   The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1)   against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or

(2)   against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c)   If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(d)   In a proceeding commenced by dissenters to enforce the liability under Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters’ counsel against the corporation and in favor of the dissenters.

Appendix C

July 21, 2005

Board of Directors
Sun Bancshares, Inc.
4367 Riverwood Drive
Murrells Inlet, SC 29576

Members of the Board:

Sun Bancshares, Inc. entered into an Agreement and Plan of Merger (“the Agreement”) with SCBT Financial Corporation as of July 21, 2005, whereby Sun Bancshares, Inc. will merge with and into SCBT Financial Corporation (the “Merger”).

You have requested our opinion with respect to the fairness, from a financial point of view, to the holders of the common stock (the “Stockholders”) of Sun Bancshares, Inc. of the consideration to be received in the Merger as defined in the Agreement (the “Merger Consideration”). Our opinion is as of the date hereof.

In conducting our analysis and arriving at our opinion as expressed herein, we have considered, reviewed and analyzed financial and other information and materials that we have deemed appropriate under the circumstances, and among other things:

(i)	Reviewed the Merger Agreement and certain related documents;
(ii)	Reviewed the historical and current financial position and results of the operations of Sun Bancshares, Inc. and SCBT Financial Corporation;
(iii)

Reviewed certain publicly available information concerning SCBT Financial Corporation including Annual Reports on Form 10-K for each of the years in the three year period ended December 31, 2004 and Quarterly Reports on Form 10-Q for the periods ending March 31, 2004, June 30, 2004, September 30, 2004 and March 31, 2005;

(iv)

Reviewed certain publicly available information concerning Sun Bancshares including annual reports for each of the years in the three year period ended March 31, 2004, and internally prepared statements for March 31, 2004, June 30, 2004, September 30, 2004 and March 31, 2005;

(v)	Reviewed certain available financial forecasts concerning the business and operations of Sun Bancshares, Inc. that were prepared by management Sun Bancshares, Inc.;
(vi)

Participated in discussions with certain officers and employees of Sun Bancshares, Inc. and SCBT Financial Corporation to discuss the past and current business operations, financial condition and prospects of Sun Bancshares, Inc. and SCBT Financial Corporation, as well as matters we believed relevant to our inquiry;

(vii)

Reviewed certain publicly available operating and financial information with respect to other companies that we believe to be comparable in certain respects to Sun Bancshares, Inc. and SCBT Financial Corporation;

C-1

(viii)

Reviewed the current and historical relationships between the trading levels of Sun Bancshares, Inc.’s common stock and SCBT Financial Corporation’s common stock and the historical and current market for the common stock of Sun Bancshares, Inc., SCBT Financial Corporation and other companies that we believe to be comparable in certain respects to Sun Bancshares, Inc. or SCBT Financial Corporation;

(ix)	Reviewed the nature and terms of certain other acquisition transactions that we believe to be relevant; and
(x)	Performed such other reviews and analyses we have deemed appropriate.

In our review and analysis, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us, or that is publicly available, and have not attempted independently to verify nor assumed responsibility for verifying any such information. With respect to any financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Sun Bancshares, Inc. and we express no opinion with respect to such forecasts or the assumptions on which they are based. We have not made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets, including loans, properties and facilities, or liabilities of Sun Bancshares, Inc. or SCBT Financial Corporation.

Our opinion is based upon conditions as they exist and can be evaluated on the date hereof. Our opinion expressed below does not imply any conclusion as to the likely trading range for any common stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and factors that generally influence the price of securities. Our opinion does not address Sun Bancshares, Inc.’s underlying business decision to effect the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration and does not constitute a recommendation concerning how holders of Sun Bancshares, Inc.’s common stock should vote with respect to the Agreement. The Orr Group, LLC has earned a fee of $35,000 to date and will be paid an additional fee of $35,000 at the time the Merger is consummated. The payment to The Orr Group, LLC includes payment for services rendered in preparation and delivery of the fairness opinion.

In rendering our opinion we have assumed that in the course of obtaining the necessary regulatory approvals for the Merger, no restrictions will be imposed that would have a material adverse affect on the contemplated benefits of the Merger to SCBT Financial Corporation following the Merger.

Subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the Stockholders from a financial point of view.

Very truly yours,

/s/ The Orr Group, LLC
The Orr Group, LLC

C-2

Appendix D

SUN BANCSHARES, INC. AND SUBSIDIARY

Consolidated Financial Statements

Years Ended December 31, 2004, 2003 and 2002

and

Independent Auditors’ Report

SUN BANCSHARES, INC. AND SUBSIDIARY

SUN BANCSHARES, INC. AND SUBSIDIARY

Dear Shareholder:

We are pleased to present the 2004 Annual Report of Sun Bancshares, Inc. and its subsidiary, SunBank, N.A. Two of the main highlights for the year include reaching sustained profitability for the year and rising to first place in deposit share over all other banks in the Murrells Inlet market. We are fortunate to be located in one of the highest growth areas of the country both in terms of population growth and real estate values. The infrastructure, processes, and discipline we put in place over the last three years will provide the right foundation as we continue to grow SunBank.

During 2004, deposits increased $16.2 million (30%), loans increased $28.1 million (60%), and total assets increased $25.0 million (42%). We finished 2004 with pre-tax income of $237,652  compared to a pre-tax loss of $395,925 in 2003. Net income after taxes was $142,987 compared to a net loss of $252,794 in 2003.

In the last quarter of 2004, interest rates began to rise which improved our net interest margin. Unlike some banks that marketed fixed rate loans in the past couple of years to improve yields, we maintained our discipline in pricing and the majority of the loan portfolio is variable rate loans. The backbone of a small community bank is their credit culture. Even though loans grew by 60%, past dues were among the lowest in the industry with no significant charge offs in 2004 from either loan loss or deposit operations.

We anticipate 2005 to be a break out year for our bank. We plan to implement on-line banking and open a loan production office (LPO) in Myrtle Beach. Starting off with an LPO instead of a full service branch reduces the initial drag on earnings until we open a full service branch. Committed to sustained shareholder profitability, our goals remain focused on soundness first, then profitability, and growth. The strategy is based on understanding risk, which is embedded in every deposit account, loan, and even telephone call that a Bank is engaged in. We believe the right balance of managing risk and building long term relationships with our customers “one at a time” provides the core strength for the future of SunBank.

It is the responsibility of our board, management team, and employees to provide consistent long-term shareholder value and we take this responsibility very seriously. As our Mission Statement pledges, “SunBank is committed to grow with our community by becoming the undisputed leader in providing exceptional, personal, innovative and convenient banking services to our customers.” We pledge to continually search for ways to create value for our shareholders in 2005 and for many years to come. We are proud of our bank, our progress, and our future and we are privileged to share it with you. Please call or come by anytime.

Sincerely,

Thomas Bouchette	Dalton B. Floyd, Jr.
President/CEO	Chairman of the Board

SUN BANCSHARES, INC. AND SUBSIDIARY
PERFORMANCE CHARTS

INDEPENDENT AUDITORS’ REPORT

The Board of Directors
Sun Bancshares, Inc.
Murrells Inlet, South Carolina

We have audited the accompanying consolidated balance sheets of Sun Bancshares, Inc. and subsidiary, as of December 31, 2004, 2003 and 2002 and the related consolidated statements of operations, changes in shareholders’ equity and other comprehensive income, and cash flows for the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements present fairly, in all material respects, the financial position of Sun Bancshares, Inc. and subsidiary, as of December 31, 2004 and 2003, and the results of its operations and cash flows for the three years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ ELLIOTT DAVIS, LLC
Elliott Davis, LLC
Columbia, South Carolina
January 20, 2005

SUN BANCSHARES, INC. AND SUBSIDIARY
Consolidated Balance Sheets

	December 31,
	2004	2003
Assets:
Cash and cash equivalents:
Cash and due from banks	$1,480,195	$2,889,803
Federal funds sold	465,000	591,000
Total cash and cash equivalents	1,945,195	3,480,803
Investment securities:
Securities available-for-sale	3,373,108	4,333,591
Nonmarketable equity securities	354,200	240,000
Total investment securities	3,727,308	4,573,591
Loans receivable	75,302,414	47,184,416
Less allowance for loan losses	(974,390)	(477,815)
Loans, net	74,328,024	46,706,601
Premises, furniture and equipment, net	3,453,285	3,642,326
Accrued interest receivable	296,376	179,932
Other assets	910,180	1,026,327
Total assets	$84,660,368	$59,609,580
Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$9,684,715	$8,099,506
Interest-bearing transaction accounts	3,789,193	2,522,755
Savings	11,422,903	11,773,265
Time deposits $100,000 and over	22,931,999	18,043,662
Other time deposits	21,970,042	13,112,693
Total deposits	69,798,852	53,551,881
Note payable	—	1,000,000
Federal funds purchased	3,001,000	—
Advances from Federal Home Loan Bank	2,000,000	—
Accrued interest payable	400,282	231,219
Other liabilities	41,046	13,696
Total liabilities	75,241,180	54,796,796
Commitments and Contingencies (Notes 14 and 18)
Shareholders’ Equity:
Preferred stock, par value not stated; 2,000,000 shares authorized and unissued	—	—
Common stock, par value not stated; 10,000,000 shares authorized; 1,215,000 and 715,000 shares issued and outstanding at December 31, 2004 and 2003, respectively	11,239,760	6,779,216
Retained deficit	(1,801,204)	(1,944,191)
Accumulated other comprehensive loss	(19,368)	(22,241)
Total shareholders’ equity	9,419,188	4,812,784
Total liabilities and shareholders’ equity	$84,660,368	$59,609,580

The accompanying notes are an integral part of the consolidated financial statements.

SUN BANCSHARES, INC. AND SUBSIDIARY
Consolidated Statements of Operations

	Year ended December 31,
	2004	2003	2002
Interest income:
Loans, including fees	$3,833,454	$2,314,685	$1,605,410
Investment securities:
Taxable	114,703	111,779	204,334
Nonmarketable equity securities	16,685	12,353	11,700
Federal funds sold	46,487	42,498	42,533
Total	4,011,329	2,481,315	1,863,977
Interest expense:
Time deposits $100,000 and over	533,213	340,700	303,231
Other deposits	639,980	409,252	416,882
Other interest expense	21,090	9,087	3,301
Total	1,194,283	759,039	723,414
Net interest income	2,817,046	1,722,276	1,140,563
Provision for loan losses	491,561	164,000	172,000
Net interest income after provision for loan losses	2,325,485	1,558,276	968,563
Noninterest income:
Service charges on deposit accounts	200,235	172,452	138,863
Gain on sales of securities available-for-sale	8,124	975	50,809
Residential mortgage loan origination fees	220,283	150,663	79,140
Other income	62,332	51,198	39,372
Total	490,974	375,288	308,184
Noninterest expenses:
Salaries and employee benefits	1,289,393	1,098,734	820,042
Occupancy	364,916	331,952	284,366
Furniture and equipment	220,016	180,259	144,817
Other operating	704,482	718,544	567,415
Total	2,578,807	2,329,489	1,816,640
Income (loss) before income taxes	237,652	(395,925)	(539,893)
Income tax expense (benefit)	94,665	(143,131)	(198,892)
Net income (loss)	$142,987	$(252,794)	$(341,001)
Income (loss) per share:
Average shares outstanding	1,077,968	715,000	715,000
Basic	$0.13	$(0.35)	$(0.48)
Diluted	$0.13	$(0.35)	$(0.48)

The accompanying notes are an integral part of the consolidated financial statements.

SUN BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders’ Equity
and Comprehensive Income (Loss)

For the Years ended December 31, 2004, 2003 and 2002

				Accumulated
				Other
	Common Stock		Retained	Comprehensive
	Shares	Amount	Deficit	Income (Loss)	Total
Balance, December 31, 2001	715,000	$6,779,216	$(1,350,396)	$13,463	$5,442,283
Net loss			(341,001)		(341,001)
Other comprehensive income, net of tax expense of $278				473	473
Comprehensive loss					(340,528)
Balance, December 31, 2002	715,000	6,779,216	(1,691,397)	13,936	5,101,755
Net loss			(252,794)		(252,794)
Other comprehensive loss, net of tax benefit of $21,248				(36,177)	(36,177)
Comprehensive loss					(288,971)
Balance, December 31, 2003	715,000	6,779,216	(1,944,191)	(22,241)	4,812,784
Issuance of stock	500,000	4,499,996			4,499,996
Costs of stock issuance		(39,452)			(39,452)
Net income			142,987		142,987
Other comprehensive income, net of tax expense of $1,687				2,873	2,873
Comprehensive income					145,860
Balance, December 31, 2004	1,215,000	$11,239,760	$(1,801,204)	$(19,368)	$9,419,188

The accompanying notes are an integral part of the consolidated financial statements.

SUN BANCSHARES, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows

	Year ended December 31,
	2004	2003	2002
Cash flows from operating activities:
Net income (loss)	$142,987	$(252,794)	$(341,001)
Adjustments to reconcile net loss to net cash used by operating activities:
Provision for loan losses	491,561	164,000	172,000
Depreciation and amortization expense	228,438	211,012	147,207
Premium amortization less discount accretion on securities	26,338	67,479	26,565
Gain on sales of securities available-for-sale	(8,124)	(975)	(50,809)
Deferred income tax expense (benefit)	67,019	(143,133)	(127,043)
Loss on sales of premises and equipment	—	17,798	—
Increase (decrease) in interest receivable	(116,444)	(47,390)	(10,308)
Increase in interest payable	169,063	59,163	(16,088)
Decrease (increase) in other assets	47,441	(88,406)	(76,149)
Increase (decrease) in other liabilities	27,350	9,505	(1,248)
Net cash provided (used by) operating activities	1,075,629	(3,741)	(276,874)
Cash flows from investing activities:
Purchases of securities available-for-sale	(1,691,596)	(5,338,547)	(7,152,100)
Maturities of securities available-for-sale	1,461,137	3,508,953	4,330,653
Proceeds from sales of securities available-for-sale	1,177,288	256,102	4,346,644
Net increase in loans to customers	(28,112,984)	(19,077,723)	(11,891,350)
Purchases of premises and equipment	(39,397)	(736,816)	(1,725,288)
Proceeds from the sales of premises and equipment	—	105,115	—
Purchase of nonmarketable equity securities	(114,200)	(95,000)	—
Proceeds from sales of nonmarketable equity securities	—	50,000	—
Net cash used by investing activities	(27,319,752)	(21,327,916)	(12,091,441)
Cash flows from financing activities:
Net increase in demand deposits, interest-bearing transaction accounts and savings accounts	2,501,285	4,417,039	8,851,124
Net increase in certificates of deposit and other time deposits	13,745,686	16,121,572	4,962,032
Proceeds from note payable	—	1,000,000	—
Repayment of note payable	(1,000,000)	—	—
Proceeds from advances from the Federal Home Loan Bank	2,000,000	—	—
Net increase in federal funds purchased	3,001,000	—	—
Net proceeds from issuance of common stock	4,460,544	—	—
Increase (decrease) in securities sold under agreement to repurchase	—	—	(500,000)
Net cash provided by financing activities	24,708,515	21,538,611	13,313,156
Net increase (decrease) in cash and cash equivalents	(1,535,608)	206,954	(944,841)
Cash and cash equivalents, beginning of year	3,480,803	3,273,849	2,329,008
Cash and cash equivalents, end of year	$1,945,195	$3,480,803	$3,273,849

The accompanying notes are an integral part of the consolidated financial statements.

SUN BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation—Sun Bancshares, Inc., (the Company), was incorporated on August 3, 1999 to organize and own all of the common stock of SunBank, N.A., (the Bank). SunBank, N.A., opened for business on November 15, 2000. The principal business activity of the Bank is to provide banking services to domestic markets, principally in Horry County and Georgetown County, South Carolina. The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany balances and transactions have been eliminated in the consolidation.

Management’s Estimates—The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, including valuation allowances for impaired loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. Management must also make estimates in determining the estimated useful lives and methods for depreciating premises and equipment.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

Significant Group Concentrations of Credit Risk—Most of the Company’s activities are with customers located within Horry County and Georgetown County in South Carolina. The types of securities in which the Company invests are discussed in Note 3. The types of lending in which the Company engages are discussed in Note 4. The Company does not have any significant concentrations to any one industry or customer.

Securities Available-for-Sale—Securities available-for-sale are carried at amortized cost and adjusted to estimated fair value by recognizing the aggregate unrealized gains or losses in a valuation account. Aggregate market valuation adjustments are recorded in shareholders’ equity net of deferred income taxes. Reductions in market value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis of the security. The adjusted cost basis of investments available-for-sale is determined by specific identification and is used in computing the gain or loss upon sale.

Nonmarketable Equity Securities—Nonmarketable equity securities include the cost of the Company’s investment in the stock of the Federal Reserve Bank and Federal Home Loan Bank. The stock has no quoted market value and no ready market exists. Investment in Federal Reserve Bank stock is required by law of every national bank. At December 31, 2004 and 2003, the Company’s investment in Federal Reserve

SUN BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Bank stock was $145,000. At December 31, 2004 and 2003, the Company’s investment in Federal Home Loan Bank stock was $209,200 and $95,000, respectively.

Loans receivable—Loans receivable are stated at their unpaid principal balance. Interest income is computed using the simple interest method and is recorded in the period earned.

When serious doubt exists as to the collectibility of a loan or when a loan becomes contractually 90 days past due as to principal or interest, interest income is generally discontinued unless the estimated net realizable value of collateral exceeds the principal balance and accrued interest. When interest accruals are discontinued, income earned but not collected is reversed.

Impaired loans are measured based on the present value of discounted expected cash flows. When it is determined that a loan is impaired, a direct charge to bad debt expense is made for the difference between the net present value of expected future cash flows based on the contractual rate and discount rate and the Company’s recorded investment in the related loan. The corresponding entry is to a related allowance account. Interest is discontinued on impaired loans when management determines that a borrower may be unable to meet payments as they become due.

Allowance for Loan Losses—An allowance for loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent risks in the loan portfolio. The allowance is based upon a continuing review of past loan loss experience, current and future economic conditions which may affect the borrowers’ ability to pay, and the underlying collateral value of the loans. Loans which are deemed to be uncollectible are charged off and deducted from the allowance. The provision for loan losses and recoveries of loans previously charged off are added to the allowance.

Premises, Furniture and Equipment—Premises, furniture and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed by the straight-line method, based on the estimated useful lives for buildings of 40 years and furniture and equipment of 5 to 10 years. Leasehold improvements are being amortized over 20 years. The cost of assets sold or otherwise disposed of, and the related allowance for depreciation is eliminated from the accounts and the resulting gains or losses are reflected in the income statement when incurred. Maintenance and repairs are charged to current expense. The costs of major renewals and improvements are capitalized.

Residential Loan Origination Fees—The Company offers residential loan origination service to its customers in its immediate market area. The loans are offered on terms and prices offered by the Company’s correspondents and are closed in the name of the Bank with an assignment to the correspondents. The company receives fees for services it provides in conjunction with the origination service it provides. The fees are recognized at the time the loans are closed by the Company’s correspondent.

Income Taxes—Income taxes are the sum of amounts currently payable to taxing authorities and the net changes in income taxes payable or refundable in future years. Income taxes deferred to future years are determined utilizing a liability approach. This method gives consideration to the future tax consequences associated with differences between financial accounting and tax bases of certain assets and liabilities which are principally the allowance for loan losses, depreciable premises and equipment and the net operating loss carryforward.

SUN BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Advertising Expense—Advertising and public relations costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expended in the period in which the direct mailings are sent. Advertising and public relations costs of $96,688 and $97,744, were included in the Company’s results of operations for 2004 and 2003, respectively.

Per Share Amounts—Income or loss per share is computed by dividing earnings by the weighted average number of shares outstanding during the year. See Note 17.

Stock-Based Compensation—The Company has a stock-based employee compensation plan (plan) which is further described in Note 16 and stock warrants which are described in Note 15. The Company accounts for the plan and stock warrants under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all stock options and stock warrants granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income (loss) and earnings (losses) per share if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation for both outstanding stock options and warrants.

	Years ended December 31,
	2004	2003	2002
Net income (loss), as reported	$142,987	$(252,794)	$(341,001)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(39,345)	(281,923)	(292,120)
Pro forma net income (loss)	$103,642	$(534,717)	$(633,121)
Income (loss) per share:
Basic—as reported	$0.13	$(0.35)	$(0.48)
Basic—pro forma	$0.10	$(0.75)	$(0.89)

Statements of Cash Flows—For purposes of reporting cash flows in the financial statements, the Company considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

During 2004, 2003 and 2002, interest paid on deposits and other borrowings totaled $1,363,346, $699,876 and $739,502, respectively.

Income tax payments of $3,016 were made during the year ending December 31, 2004. There were no income tax payments in 2003 and 2002.

Comprehensive Income—Accounting principles generally require that recognized income, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the

SUN BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income and related tax effects are as follows:

	Year ended December 31,
	2004	2003	2002
Unrealized gains (losses) on available-for-sale securities	$12,684	$(56,450)	$51,560
Reclassification adjustment for gains realized in net income	(8,124)	(975)	(50,809)
Net unrealized gains (losses) on available-for-sale securities	4,560	(57,425)	751
Tax effect	(1,687)	21,248	(278)
Net-of-tax amount	$2,873	$(36,177)	$473

Off-Balance-Sheet Financial Instruments—In the ordinary course of business, the Company enters into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer. See Note 18.

Recent Accounting Pronouncements—In April 2003, FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”, which amends and clarifies accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and loan commitments that relate to the origination of mortgage loans held for sale, and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative, clarifies when a derivative contains a financing component, amends the definition of an underlying to conform it to language used in FASB Interpretation (“FIN”) No. 45, and amends certain other existing pronouncements. The pronouncement was generally effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have any impact on the financial condition or operating results of the Company.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires an issuer to classify certain financial instruments that include certain obligations, such as mandatory redemption, repurchase of the issuer’s equity, or settlement by issuing equity, previously classified as equity, as liabilities or assets in come circumstances. SFAS No. 150 was generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities which are subject to the provisions of SFAS No. 150 for the first fiscal period beginning after December 15, 2003. The adoption of SFAS No. 150 did not have any impact on the financial condition or operating results of the Company.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions”. The amendments made by SFAS No. 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for

SUN BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Accounting Principles Board (“APB”) Opinion No. 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. APB Opinion No. 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this statement shall be applied prospectively. The adoption of this statement is not expected to have a material impact on the financial condition or operating results of the Company.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosure related to the income tax and cash flow effects resulting from share-based payment arrangements. SFAS No. 123(R) is effective beginning as of the first annual reporting period beginning after December 15, 2005. The Company is currently evaluating the impact that the adoption of SFAS No. 123(R) will have on its financial position, results of operations and cash flows.

In November 2002, the FASB issued FASB Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. FIN No. 45 elaborates on the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees and warranties that it has issued. FIN 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantee. The initial recognition requirements of FIN No. 45 were effective for guarantees issued or modified after December 31, 2002. The disclosure requirements were effective for financial statements for periods ending after December 15, 2002. The adoption of FIN No. 45 did not have a material impact on the Company’s financial position or results of operations.

In December 2003, the FASB issued FIN No. 46 (revised), “Consolidation of Variable Interest Entities” (“FIN No. 46(R)”), which addresses consolidation by business enterprises of variable interest entities. FIN No. 46(R) requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns, or both. FIN No. 46(R) also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. FIN No. 46(R) provides guidance for determining whether an entity qualifies as a variable interest entity by considering, among other considerations, whether the entity lacks sufficient equity or its equity holders lack adequate decision-making ability. The consolidation requirements of FIN No. 46(R) applied immediately to variable interest entities created after January 31, 2003. The consolidation requirements applied to the Company’s existing variable interest entities in the first reporting period beginning after December 15, 2004. Certain of the disclosure requirements applied to all financial statements issued after December 31, 2003, regardless of when the variable interest entity was established. The adoption of FIN No. 46(R) did not have any impact on the Company’s financial position or results of operations.

SUN BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In November 2003, the Emerging Issues Task Force (“EITF”) reached a consensus that certain quantitative and qualitative disclosures should be required for debt and marketable equity securities classified as available-for-sale or held-to-maturity under SFAS No. 115 and SFAS No. 124 that are impaired at the balance sheet date but for which other-than-temporary impairment has not been recognized. Accordingly the EITF issued EITF No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”. This issue addresses the meaning of other-than-temporary impairment and its application to investments classified as either available-for-sale or held-to-maturity under SFAS No. 115 and provides guidance on quantitative and qualitative disclosures. The disclosure requirements of EITF No. 03-1 are effective for annual financial statements for fiscal years ending after June 15, 2004. The effective date for the measurement and recognition guidance of EITF No. 03-1 has been delayed. The FASB staff has issued a proposed Board-directed FASB Staff Position (“FSP”), FSP EITF 03-1-a, “Implementation Guidance for the Application of Paragraph 16 of Issue No. 03-1”. The proposed FSP would provide implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairment under the measurement and recognition requirements of EITF No. 03-1. The delay of the effective date for the measurement and recognition requirements of EITF No. 03-1 will be superseded concurrent with the final issuance of FSP EITF 03-1-a. Adopting the disclosure provisions of EITF No. 03-1 did not have any impact on the Company’s financial position or results of operations.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Risks and Uncertainties—In the normal course of its business, the Company encounters two significant types of risks: economic and regulatory. There are three main components of economic risk:  interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different basis, than its interest-earning assets. Credit risk is the risk of default on the Company’s loan portfolio that results from borrower’s inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of real estate held by the Company.

The Company is subject to the regulations of various governmental agencies. These regulations can and do change significantly from period to period. The Company also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions from the regulators’ judgments based on information available to them at the time of their examination.

Reclassifications—Certain captions and amounts in the 2002 and 2003 financial statements were reclassified to conform with the 2004 presentation.

SUN BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

NOTE 2—CASH AND DUE FROM BANKS

The Bank is required by regulation to maintain reserve cash funds in cash or on deposit with the Federal Reserve or a correspondent account based on a percentage of deposits. At December 31, 2004 and 2003, the requirement was met by the cash balance in the vault.

NOTE 3—INVESTMENT SECURITIES

The amortized cost and estimated fair values of securities available-for-sale were as follows:

	Amortized	Gains Unrealized		Estimated
	Cost	Gains	Losses	Fair Value
December 31, 2004
U.S. government agencies and corporations	$1,897,786	$3,214	$8,906	$1,892,094
Mortgage-backed securities	1,506,065	—	25,051	1,481,014
Total	$3,403,851	$3,214	$33,957	$3,373,108
December 31, 2003
U.S. government agencies and corporations	$1,500,000	$—	$1,400	$1,498,600
Mortgage-backed securities	2,868,895	2,846	36,750	2,834,991
Total	$4,368,895	$2,846	$38,150	$4,333,591

During 2004 and 2003, proceeds from the sale of available-for-sale securities totaled $1,177,288 and $256,102, respectively, resulting in gross realized gains of $8,124 and $975, respectively, and no realized losses.

The following is a summary of maturities of securities available-for-sale as of December 31, 2004. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

	Securities
	Available-For-Sale
	Amortized	Estimated
	Cost	Fair Value
Due within one year	$500,000	$497,188
Due after one year but within five years	1,939,760	1,930,567
Due after five years but within ten years	964,091	945,353
Total	$3,403,851	$3,373,108

At December 31, 2004 and 2003, securities having an amortized cost of $1,122,874 and $925,000, and an estimated fair value of $1,117,078 and $924,053, respectively, were pledged as collateral to secure public deposits.

SUN BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

NOTE 3—INVESTMENT SECURITIES (Continued)

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004:

Securities Available-for-Sale

	Less than		Twelve months
	twelve months		or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	value	losses	value	losses	value	losses
U.S. government agencies and corporations	$1,391,094	$8,906	$—	$—	$1,391,094	$8,906
Mortgage-backed securities	—	—	1,481,014	25,051	1,481,014	25,051
Total	$1,391,094	$8,906	$1,481,014	$25,051	$2,872,108	$33,957

All of the Company’s investments that were in an unrealized loss position at December 31, 2004 have been evaluated and deemed not to be other-than-temporarily impaired under the authoritative accounting guidance. This determination was made by consideration of the nature of the investments and the casual factors of the unrealized losses. In all cases, the principal cause of the decline in market value was due to the increase in market interest rates subsequent to purchase of the securities. The unrealized losses are comprised of three securities that have had continuous losses of less than 12 months and three securities that have had continuous losses 12 months or longer.

NOTE 4—LOANS RECEIVABLE

Major classifications of loans receivable are summarized as follows:

	December 31,
	2004	2003
Real estate—construction	$9,724,508	$6,651,375
Real estate—mortgage	37,107,995	21,060,946
Commercial and industrial	22,717,677	15,532,204
Consumer and other	5,752,234	3,939,891
Total gross loans	$75,302,414	$47,184,416

Transactions in the allowance for loan losses are summarized below:

	Year ended December 31,
	2004	2003	2002
Balance, beginning of year	$477,815	$333,545	$164,787
Provision charged to operations	491,561	164,000	172,000
Recoveries on loans previously charged-off	11,377	1,737	—
Loans charged-off	(6,363)	(21,467)	(3,242)
Balance, end of year	$974,390	$477,815	$333,545

There were no loans past due ninety days or more and still accruing interest as of December 31, 2004 and 2003. There were no impaired loans at December 31, 2004 or 2003.

At December 31, 2004, the Company had pledged approximately $10,418,469 of loans as collateral for advances from the Federal Home Loan Bank (see Note 8).

SUN BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

NOTE 5—PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

	December 31,
	2004	2003
Buildings and improvements	$3,124,376	$3,118,823
Furniture and equipment	977,196	943,352
Total	4,101,572	4,062,175
Less, accumulated depreciation	648,287	419,849
Premises and equipment, net	$3,453,285	$3,642,326

Depreciation expense for the years ended December 31, 2004 and 2003 amounted to $228,438 and $211,637, respectively.

NOTE 6—DEPOSITS

At December 31, 2004, the scheduled maturities of certificates of deposit were as follows:

Maturing In	Amount
2005	$37,641,570
2006	6,373,671
2007	886,800
Total	$44,902,041

Of the total time deposits outstanding at December 31, 2004, $8,324,000 were brokered deposits, all of which were scheduled to mature in 2005.

As of December 31, 2004 and 2003, overdrafts in the amount of $16,305 and $9,349, respectively, were classified as loans.

NOTE 7—NOTE PAYABLE

On September 1, 2003, the Company executed a note with The Bankers Bank to borrow $1,000,000. The principal balance was payable in forty equal quarterly payments based on the outstanding balance on September 1, 2005, beginning December 1, 2005. Interest was based on the prime rate and was payable quarterly, in arrears beginning December 1, 2003. The note was secured by the stock owned by the Company in the Bank. The note was repaid on April 21, 2004 with proceeds generated from the stock offering.

NOTE 8—ADVANCES FROM FEDERAL HOME LOAN BANK

As of December 31, 2004, advances from the Federal Home Loan Bank totaled $2,000,000, at a variable rate of 2.44%, maturing on November 30, 2005. As collateral, the Company has pledged first mortgage loans on one to four family residential loans totaling $8,533,473, home equity lines totaling $514,930, and commercial real estate loans totaling $1,370,066 at December 31, 2004 (see Note 4). In addition, the Company’s Federal Home Loan Bank stock is pledged to secure the borrowings. Certain advances are subject to the prepayment penalties.

SUN BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

NOTE 9—SHAREHOLDERS’ EQUITY

Issuance of Common Stock—On February 6, 2004, the Company initiated a Private Placement Memorandum to sell shares of the Company’s no par value common stock. The stock was issued at a price of $9.00–$10.00 per share depending on the number of shares purchased. The offering resulted in the issuance of 500,000 additional shares of common stock or proceeds of $4,499,996, before offering costs of $39,452. After the close of the offering, $3,000,000 was transferred to the Bank as additional capital and $1,000,000 was used to repay the note payable.

Restrictions on Subsidiary Dividends, Loans, or Advances—The ability of the Company to pay cash dividends is dependent upon receiving cash in the form of dividends from the Bank. However, certain restrictions exist regarding the ability of the subsidiary to transfer funds to the Company in the form of cash dividends, loans, or advances. The approval of the Office of the Comptroller of the Currency is required to pay dividends in excess of the Bank’s net profits (as defined) for the current year plus retained net profits (as defined) for the preceding two years, less any required transfers to surplus. The undivided profits of the Bank at December 31, 2004, were negative and not available to pay cash dividends to the Company. At December 31, 2004, total shareholders’ equity of the Bank was $8,871,526.

NOTE 10—OTHER OPERATING EXPENSES

Other operating expenses are summarized below:

	Year ended December 31,
	2004	2003	2002
Professional fees	$51,611	$64,214	$65,841
Office supplies, forms, and stationery	68,105	51,207	34,296
Advertising and public relations	96,688	97,744	77,928
Data processing	233,620	211,057	176,487
Other	254,458	294,322	212,863
Total	$704,482	$718,544	$567,415

NOTE 11—INCOME TAXES

Income tax benefit is summarized as follows:

	Year ended December 31,
	2004	2003	2002
Current portion
Federal	$—	$—	$—
State	7,099	—	—
Total current	$7,099	$—	$—
Change in deferred income taxes	$89,253	$(164,378)	$(198,614)
Income tax benefit	$96,352	$(164,378)	$(198,614)
Income tax expense is allocated as follows:
To continuing operations	$94,665	$(143,131)	$(198,892)
To shareholders’ equity	1,687	(21,247)	278
Income tax benefit	$96,352	$(164,378)	$(198,614)

SUN BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

NOTE 11—INCOME TAXES (Continued)

The gross amounts of deferred tax assets and deferred tax liabilities were as follows:

	December 31,
	2004	2003
Deferred tax assets:
Allowance for loan losses	$325,481	$156,634
Net operating loss carryforward	532,980	715,493
Organization and preopening costs	44,367	92,761
Net unrealized loss on available-for-sale securities	11,375	13,062
Contribution carryforward	11,063	7,514
Other	73	578
Total deferred tax assets	925,339	986,042
Less, valuation allowance	—	(160,227)
Net deferred tax assets	925,339	825,815
Deferred tax liabilities:
Depreciation	41,796	22,790
Total deferred tax liabilities	41,796	22,790
Net deferred tax asset recognized	$883,543	$803,025

Deferred tax assets represent the future tax benefit of deductible differences and, if it’s more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of December 31, 2004, management has determined that it is more likely than not that all of the total deferred tax asset will be realized, and accordingly, has not established a valuation allowance.

The Company has a net operating loss carryforward for income tax purposes of $1,486,291 as of December 31, 2004. This net operating loss expires in the year 2023.

A reconciliation between the income tax benefit and the amount computed by applying the federal statutory rate of 34% to income before income taxes follows:

	Year ended December 31,
	2004	2003	2002
Tax expense (benefit) at statutory rate	$80,802	$(134,615)	$(183,564)
State income tax, net of federal income tax benefit	7,099	(7,321)	(24,295)
Change in the deferred tax asset valuation allowance	(54,477)	2,451	(28,547)
Other	61,241	(3,646)	37,514
Income tax expense (benefit)	$94,665	$(143,131)	$(198,892)

NOTE 12—LEASES

As of December 31, 2004, the Company had entered into the following operating leases:

Murrells Inlet Site—On April 28, 2000, the Company signed an agreement with Riverwood Enterprises, L.L.C., a South Carolina limited liability company, for the lease of the site of the permanent main office building. One of the Company’s directors has a 50% ownership interest in Riverwood Enterprises. The amount of the annual rent for the first year of the lease was $90,000, with annual

SUN BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

NOTE 12—LEASES (Continued)

adjustments based on the consumer price index thereafter. The initial term of the lease is 25 years with renewal options for a total of 15 additional years. The lease calls for the Company to pay taxes, insurance and repairs on the leased property. Rental expense for this property was $97,172, $98,770 and $94,549 for the years ended December 31, 2004, 2003 and 2002, respectively.

Georgetown Site—The Company entered into a lease agreement on November 12, 1999 with Richmond Realty Company, L.L.C., for the lease of its branch office site, located in Georgetown, South Carolina. The amount of the annual rent for the first three years of the lease was $55,000 per year; beginning with the fourth year and every three years thereafter, the annual rent will be adjusted by the consumer price index. The initial term of the lease will be 30 years with renewal options for a total of 20 additional years. Rental expense for this property was $57,459, $56,639 and $55,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

The above leases are being accounted for as operating leases. Future minimum lease payments over the next five years under noncancellable operating lease agreements are as follows:

2005	$156,117
2006	156,117
2007	156,117
2008	156,117
2009	156,117
$780,585

NOTE 13—RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and executive officers of the Company, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. As of December 31, 2004, 2003 and 2002, the Bank had related party loans totaling $5,096,289, $5,207,595 and $2,757,195, respectively.

During 2004, lease payments of $97,172 were paid to a separate entity that was controlled by a director of the Bank. See Note 12.

During 2004 and 2003, legal expenses of $5,086 and $15,698, respectively, were paid to a director of the Company.

NOTE 14—COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes. At December 31, 2004, management and legal counsel are not aware of any pending or threatened litigation or unasserted claims or assessments that could result in losses, if any, that would be material to the financial statements.

SUN BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

NOTE 15—STOCK WARRANTS

In accordance with the provision of the Company’s initial public stock offering, the directors received stock warrants which give them the right to purchase 291,350 shares of the Company’s common stock at a price of $10.00 per share. The warrants vest equally over a three-year period beginning November 1, 2000 and expire on November 1, 2010 or ninety days after the warrant holder ceases to serve as a member of the Board of Directors.

As of December 31, 2004, none of the warrants had been exercised or cancelled. At December 31, 2004, all of the warrants were exercisable.

NOTE 16—STOCK COMPENSATION PLAN

Effective July 17, 2000, the Company adopted an Incentive Stock Option Plan (the Plan). The Plan provides for the granting of stock options to purchase up to 100,000 shares, adjusted for stock dividends, of the Company’s common stock, to officers, employees, directors, and organizers of the Company. The Company may grant awards for a term of up to ten years from the effective date of grant. The per-share exercise price will be determined by the Board of Directors, except that the exercise price of an incentive stock option may not be less than fair market value of the common stock on the grant date, or less than 110% of the fair value if the grantee owns more than 10% of the outstanding common stock of the Company or its affiliates. The per-share exercise price of non-incentive stock options will not be less than the fair value of a share on the date of grant. At a minimum, options granted before July 17, 2003 can vest ratably over a three-year period beginning with the date of grant. After July 17, 2003, an option can be granted that is fully exercisable upon the grant date. At December 31, 2004, the Company had 39,584 options available for grant.

During 2004, the Company granted 8,000 options pursuant to the terms of the Plan. The options are exercisable at various dates, ranging from the date of grant to three years from the date of grant. In calculating the pro forma disclosures, the fair value of options granted is estimated as of the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants:  dividend yield of 0.00% for the year; expected volatility of 0.00%; risk-free interest rate of 4.35%; and expected life of 10 years.

The weighted-average fair value of options; calculated using the Black-Scholes option-pricing model, granted during 2004 is $3.38.

A summary of the status of the Company’s stock option plan as of December 31, 2004, 2003 and 2002, and changes during the period is presented below:

	2004		2003		2002
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of period	55,750	$10.00	50,750	$10.00	50,750	$10.00
Granted	8,000	10.19	5,000	10.00	—
Exercised	—	—	—		—
Cancelled	3,334	—	—		—
Outstanding at end of year	60,416	$10.02	55,750	$10.00	50,750	$10.00

SUN BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

NOTE 16—STOCK COMPENSATION PLAN (Continued)

At December 31, 2004, 42,266 options were exercisable. The weighted average remaining life and exercise price for both exercisable and non exercisable options was 6.35 years and $10.02 per option, respectively.

NOTE 17—INCOME (LOSS) PER SHARE

Net income (loss) per share - basic is computed by dividing net income (loss) by the weighted-average number of common shares outstanding. Net income (loss) per share—diluted is computed by dividing net income (loss) by the weighted-average number of common shares outstanding and dilutive common share equivalents using the treasury stock method. Dilutive common share equivalents include common shares issuable upon exercise of outstanding stock warrants and stock options. There were no dilutive common share equivalents outstanding during 2004 and 2003; therefore, basic earnings per share and diluted earnings per share were the same.

	2004	2003	2002
Net income (loss) per share—basic computation:
Net income (loss) available to common shareholders	$142,987	$(252,794)	$(341,001)
Average common shares outstanding—basic	1,077,968	715,000	715,000
Basic net income (loss) per share	$0.13	$(0.35)	$(0.48)
Diluted net income (loss) per share	$0.13	$(0.35)	$(0.48)

NOTE 18—FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are legally binding agreements to lend to a customer at predetermined interest rates as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The Company’s exposure to credit loss in the event of nonperformance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Letters of credit are conditional commitments issued to guarantee a customer’s performance to a third party and have essentially the same credit risk as other lending facilities. Standby letters of credit often expire without being used. The Company believes that through various sources of liquidity, it has the necessary resources to meet obligations arising from these financial instruments.

The Company uses the same credit underwriting procedures for commitments to extend credit and standby letters of credit as it does for on-balance-sheet instruments. The credit worthiness of each borrower is evaluated and the amount of collateral, if deemed necessary, is based on the credit evaluation. Collateral held for commitments to extend credit and standby letters of credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.

The Company is not involved in off-balance-sheet contractual relationships, other than those disclosed in this report, that could result in liquidity needs or other commitments or could significantly impact earnings.

SUN BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

NOTE 18—FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (Continued)

The following table summarizes the Company’s off-balance-sheet financial instruments whose contract amounts represent credit risk.

	December 31,
	2004	2003
Commitments to extend credit	$11,465,406	$10,589,109
Standby letters of credit	69,000	1,864,089

NOTE 19—REGULATORY MATTERS

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to total assets (as defined). Management believes, as of December 31, 2004, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2004, the most recent notification from the office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank’s category.

SUN BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

NOTE 19—REGULATORY MATTERS (Continued)

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements at December 31, 2004 and 2003.

					To Be Well-
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2004
Total capital (to risk-weighted assets)	$9,596,000	12.39%	$6,196,080	8.00%	$7,745,100	10.00%
Tier 1 capital (to risk-weighted assets)	8,628,000	11.14	3,098,040	4.00	4,647,060	6.00
Tier 1 capital (to average assets)	8,628,000	10.42	3,312,720	4.00	4,140,900	5.00
December 31, 2003
Total capital (to risk-weighted assets)	$5,422,000	10.68%	$4,062,640	8.00%	$5,078,300	10.00%
Tier 1 capital (to risk-weighted assets)	4,944,000	9.74	2,031,320	4.00	3,046,980	6.00
Tier 1 capital (to average assets)	4,944,000	8.94	2,212,680	4.00	2,765,850	5.00

The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies less than $150,000,000 in consolidated assets.

NOTE 20—UNUSED LINES OF CREDIT

As of December 31, 2004, the Company had unused lines of credit to purchase federal funds from unrelated banks totaling $9,000,000. These lines of credit are available on a one to thirty day basis for general corporate purposes.

SUN BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

NOTE 21—SUN BANCSHARES, INC. (PARENT COMPANY ONLY)

Presented below are the condensed financial statements of Sun Bancshares, Inc. (Parent Company Only).

Condensed Balance Sheets

	December 31,
	2004	2003
Assets
Cash	$547,662	$105,068
Investment in banking subsidiary	8,871,526	5,710,896
Total assets	$9,419,188	$5,815,964
Liabilities
Interest payable	$—	$3,180
Note payable	—	1,000,000
Total liabilities	—	1,003,180
Shareholders’ equity	9,419,188	4,812,784
Total liabilities and shareholders’ equity	$9,419,188	$5,815,964

Condensed Statements of Operations

	Year ended December 31,
	2004	2003	2002
Income
Miscellaneous	$6,016	$—	$—
Expenses
Miscellaneous	8,188	—	2
Interest	12,598	6,291	—
	20,786	6,291	2
Income (loss) before income taxes and equity in undistributed losses of banking subsidiary	(14,770)	(6,291)	(2)
Equity in undistributed income (losses) of banking subsidiary	157,757	(246,503)	(340,999)
Net income (loss)	$142,987	$(252,794)	$(341,001)

SUN BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

NOTE 21—SUN BANCSHARES, INC. (PARENT COMPANY ONLY) (Continued)

Condensed Statements of Cash Flows

	Year ended December 31,
	2004	2003	2002
Cash flows from operating activities:
Net income (loss)	$142,987	$(252,794)	$(341,001)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Equity in undistributed (income) loss of banking subsidiary	(157,757)	246,503	340,999
Increase (decrease) in interest payable	(3,180)	3,180	—
Net cash used by operating activities	(17,950)	(3,111)	(2)
Cash flows from investing activities:
Transfer of capital to the Bank	(3,000,000)	(1,000,000)	—
Net cash used by investing activities	(3,000,000)	(1,000,000)	—
Cash flows from financing activities:
Proceeds from note payable	—	1,000,000	—
Repayment of note payable	(1,000,000)	—	—
Issuance of common stock	4,499,996	—	—
Stock issuance costs	(39,452)	—	—
Net cash provided by financing activities	3,460,544	1,000,000	—
Increase (decrease) in cash	442,594	(3,111)	(2)
Cash, beginning of year	105,068	108,179	108,181
Cash, ending of year	$547,662	$105,068	$108,179

SUN BANCSHARES, INC.

BOARD OF DIRECTORS

Thomas Bouchette	President and Chief Executive Officer, Sun Bancshares, Inc.; President and Chief Executive Officer, SunBank, N.A.
Dalton B. Floyd, Jr.	Chairman of the Board, Sun Bancshares, Inc.; Chairman of the Board, SunBank, N.A. Attorney, Owner, The Floyd Law Firm, PC
Edsel J. (“Coupe”) De Ville	Aerial Photography Consultant
John S. Divine, III	Co-owner, Divine Holdings, LLC; Co-owner, Divine Restaurants, Inc.
Jeanne L. Fourrier-Eggart	Periodontist Owner, Jeanne L. Fourrier, DDS, MHS, PA
David E. Grabeman	Dentist Owner, David E. Grabeman, DDS, PA
Richard Edwin Heath	Certified Public Accountant and Certified Valuation Analyst Owner, Richard E. Heath, CPA, CVA, PC
Paul John Hletko	Pediatrician Owner, Georgetown Pediatric Center, PA
Judy B. Long	Sole/part owner, Sports Spectacular, Inc. Super Sports Spectacular and Salt Peddler, LLC
Georgie B. Martin	Owner, Garden City Pavilion; President and Owner, Independent Coin, Inc.; Owner, Martin Amusements; Owner, Martin Rentals
Thomas O. Morris, Jr.	Pharmacist Owner, Home Medical Care Owner, Hemingway Pharmacy, Inc.
Joel A. Pellicci	President and Owner, Jo-Lin Enterprises (McDonald’s Franchisee)
Donald E. Perry	President and Co-Owner, Lakewood Camping Resort
Chandler C. Prosser	President and Owner, Prosser Realty Company, Inc.; Managing Partner, Wachesaw Golf, LLC
Larry N. Prosser	President and Owner, Glenn’s Bay, Inc.

SUNBANK EXECUTIVE OFFICERS

Thomas Bouchette	President and Chief Executive Officer
Randy L. Carmon	Executive Vice President and Chief Financial Officer
John L. Truelove	Senior Vice President and Senior Lender
Joel W. Odom	Senior Vice President and Area Executive

SUN BANCSHARES, INC.

CORPORATE DATA

ANNUAL MEETING

The Annual Meeting of Shareholders of Sun Bancshares, Inc., will be held at SunBank in Murrells Inlet, South Carolina on May 9, 2005 at 4:30 p.m.

CORPORATE OFFICE	GENERAL COUNSEL
4210 Highway 17 Bypass	The Floyd Law Firm, PC
Post Office Box 1359	Dalton B. Floyd, Jr.
Murrells Inlet, South Carolina 29576	15 Highway 17, South (29575)
Phone 843.357.7007	Post Office Drawer 14607
Fax 843.357.7008	Surfside Beach, South Carolina 29587-4607
STOCK TRANSFER DEPARTMENT	INDEPENDENT AUDITORS
Sun Trust Bank	Elliott Davis, LLC
Mail Code 258	1901 Main Street, Suite 1650
Post Office Box 4625	Post Office Box 2227
Atlanta, Georgia 30302	Columbia, South Carolina 29202
BANKING OFFICES
4210 Highway 17 Bypass	1134 North Fraser Street
Murrells Inlet, South Carolina 29576	Georgetown, South Carolina 29442
843.357.7007	843.436.BANK (2265)
SunLine
1.877.786.2262
www.esunbank.com

Appendix E

SUN BANCSHARES, INC.

Condensed Consolidated Financial Statements

Six Months Ended June 30, 2005 and 2004

SUN BANCSHARES, INC.

SUN BANCSHARES, INC.

Condensed Consolidated Balance Sheets
(Unaudited)

	As of	As of
	June 30,	December 31,
	2005	2004
Assets
Cash and cash equivalents:
Cash and due from banks	$4,328,584	$1,480,195
Federal funds sold	6,097,000	465,000
Total cash and cash equivalents	10,425,584	1,945,195
Investment securities:
Securities available-for-sale	3,821,047	3,373,108
Nonmarketable equity securities	538,550	354,200
Total investment securities	4,359,597	3,727,308
Loans receivable	81,528,131	75,302,414
Less allowance for loan losses	(1,015,300)	(974,390)
Loans, net	80,512,831	74,328,024
Premises, furniture and equipment, net	3,474,549	3,453,285
Accrued interest receivable	349,668	296,376
Other assets	960,691	910,180
Total assets	$100,082,920	$84,660,368
Liabilities
Deposits:
Non-interest bearing demand deposits	$8,365,844	$9,684,715
Interest bearing transaction accounts	10,003,214	3,789,193
Savings	21,534,960	11,422,903
Time deposits of $100,000 and over	26,266,834	22,931,999
Other time deposits	23,580,709	21,970,042
Total deposits	89,751,561	69,798,852
Federal funds purchased	—	3,001,000
Advances from Federal Home Loan Bank	—	2,000,000
Accrued interest payable	493,625	400,282
Other liabilities	143,211	41,046
Total liabilities	90,388,397	75,241,180
Shareholders’ equity
Preferred stock, par value not stated; 2,000,000 shares
authorized and issued	—	—
Common stock, par value not stated; 10,000 shares authorized;
1,215,000 and 715,000 shares issued and outstanding	11,239,760	11,239,760
Retained deficit	(1,517,898)	(1,801,204)
Accumulated other comprehensive income (loss)	(27,339)	(19,368)
Total shareholders’ equity	9,694,523	9,419,188
Total liabilities and shareholders’ equity	$100,082,920	$84,660,368

See notes to condensed consolidated financial statements.

SUN BANCSHARES, INC.

Condensed Consolidated Statements of Income
(Unaudited)

	For the Six Months Ended		For the Three Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Interest income
Loans, including fees	$2,648,519	$1,640,264	$1,423,781	$894,290
Investment securities:
Taxable	58,434	51,716	33,007	22,946
Nonmarketable equity securities	3,423	6,020	2,215	832
Federal funds sold	44,644	25,870	22,366	10,859
Total	2,755,020	1,723,870	1,481,369	928,927
Interest expense
Deposits	827,029	530,976	431,209	267,466
Other interest expense	7,233	13,036	350	2,779
Total	834,262	544,012	431,559	270,245
Net interest income	1,920,758	1,179,858	1,049,810	658,682
Provision for loan losses	185,609	175,000	120,000	115,000
Net interest income after provision for
loan losses	1,735,149	1,004,858	929,810	543,682
Noninterest income
Service charges on deposit accounts	82,653	102,473	45,022	52,811
Gain on sale of securities available-for-sale	—	2,917	—	—
Residential mortgage origination fees	137,657	76,821	82,123	48,914
Other	33,301	25,655	17,835	15,214
Total	253,611	207,866	144,980	116,939
Noninterest expenses
Salaries and employee benefits	769,750	593,875	403,081	307,379
Occupancy	212,844	181,752	106,931	85,386
Furniture and equipment	99,632	100,724	52,314	58,234
Other operating	439,431	353,930	236,036	181,803
Total	1,521,657	1,230,281	798,362	632,802
Income (loss) before income taxes	467,103	(17,557)	276,428	27,819
Income tax expense (benefit)	183,797	(1,792)	112,275	14,997
Net income (loss)	$283,306	$(15,765)	$164,153	$12,822
Earnings (loss) per share:
Basic	$0.23	$(0.02)	$0.14	$0.02

See notes to condensed consolidated financial statements.

SUN BANCSHARES, INC.

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income
For the six months ended June 30, 2005 and the year ended December 31, 2004
(Unaudited)

				Accumulated
				Other
	Common Stock		Retained	Comprehensive
	Shares	Amount	Deficit	Income	Total
Balance, December 31, 2003	715,000	$6,779,216	$(1,944,191)	$(22,241)	$4,812,784
Net income (loss)			(15,765)		(15,765)
Other comprehensive loss,
net of tax benefit of $44,619				(31,492)	(31,492)
Issuance of stock	500,000	4,500,000			4,500,000
Stock issuance costs		(16,546)			(16,546)
Balance, June 30, 2004	1,215,000	$11,262,670	$(1,959,956)	$(53,733)	$9,248,981
Balance, December 31, 2004	1,215,000	11,239,760	(1,801,204)	(19,368)	9,419,188
Net income			283,306		283,306
Other comprehensive loss				(7,971)	(7,971)
Comprehensive income					275,335
Balance, June 30, 2005	1,215,000	$11,239,760	$(1,517,898)	$(27,339)	$9,694,523

See notes to condensed consolidated financial statements.

SUN BANCSHARES, INC.

Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the Six Months Ended
	June 30,
	2005	2004
Cash flows from operating activities:
Net income (loss)	$283,306	$(15,765)
Adjustments to reconcile net income to net cash
provided by operating activities:
Provision for loan losses	185,609	175,000
Depreciation and amortization	121,881	113,301
Discount (accretion) and premium amortization, net	8,160	16,621
Gain on sale of securities available for sale	—	(8,123)
Increase in accrued interest receivable	(53,292)	(53,428)
Increase (decrease) in accrued interest payable	93,343	(4,324)
Increase in other assets	(45,829)	(12,781)
Increase in other liabilities	102,165	24,850
Net cash provided (used) by operating activities	695,343	235,351
Cash flows from investing activities:
Purchase of securities available-for-sale	(995,512)	(1,691,596)
Maturities of securities available-for-sale	526,760	912,540
Proceeds from sale of securities available-for-sale	—	476,349
Net increase in loans to customers	(6,370,416)	(18,193,345)
Purchases of premises, furniture and equipment	(143,145)	(19,706)
Proceeds from disposal of premises, furniture and equipment	—	—
Purchase of nonmarketable equity securities	(184,350)	(17,300)
Proceeds from nonmarketable equity securities	—	—
Net cash (used) by investing activities	(7,166,663)	(18,533,058)
Cash flows from financing activities:
Net increase (decrease) in demand deposits, interest-bearing
transaction accounts and savings accounts	15,007,207	7,297,795
Net increase (decrease) in time deposits	4,945,502	7,499,367
Repayment of note payable	—	(1,000,000)
Net increase (decrease) in other borrowings	—	1,000
Repayment of FHLB advances	(2,000,000)	—
Net increase (decrease) in federal funds purchased	(3,001,000)	—
Proceeds from the issuance of common stock	—	4,483,454
Net cash provided by financing activities	14,951,709	18,281,616
Net increase (decrease) in cash and cash equivalents	8,480,389	(16,091)
Cash and cash equivalents, beginning of period	1,945,195	3,480,803
Cash and cash equivalents, end of period	$10,425,584	$3,464,712

See notes to condensed consolidated financial statements.

SUN BANCSHARES, INC.
Notes to Condensed Consolidated Statements of Cash Flows
(Unaudited)

NOTE 1—BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in accordance with the requirements for interim financial statements and, accordingly, they are condensed and omit disclosures, which would substantially duplicate those contained in the most recent annual report to shareholders. The financial statements as of June 30, 2005 and 2004 and for the interim periods then ended are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation. The financial information as of December 31, 2004 and 2003 has been derived from the audited financial statements as of that date. For further information, refer to the financial statements and the notes included in Sun Bancshares 2004 Annual Report.

NOTE 2—MERGER WITH SCBT FINANCIAL CORPORATION

On July 18, 2005, Sun Bancshares, Inc. signed a definitive agreement under which the Company will merge into SCBT Financial Corporation (SCBT) in exchange for cash and SCBT stock. Under the terms of the agreement, SCBT will pay consideration of approximately $21.87 million consisting of $4.37 million in cash and no more than 564,387 shares of SCBT common stock for the Company’s issued and outstanding shares of common stock. In addition, SCBT anticipates it will pay an aggregate of $2.86 million in cash to the holders of the Company’s outstanding options and warrants. The merger is subject to regulatory approval and the shareholders of Sun Bancshares, Inc. The transaction is expected to close in the fourth quarter of 2005.

NOTE 3—COMPREHENSIVE INCOME

Comprehensive income includes net income and other comprehensive income, which is defined as nonowner related transactions in equity. The following table sets forth the amounts of other comprehensive income included in equity along with the related tax effect for the three and six month periods ended June 30, 2005 and 2004.

	For the Six Months Ended
	June 30, 2005
	Pre-tax	(Expense)	Net-of-tax
	Amount	Benefit	Amount
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during the period	$(12,652)	$4,681	$(7,971)
Plus: reclassification adjustment for gains realized in net income	—	—	—
Net unrealized gains on securities	(12,652)	4,681	(7,971)
Other comprehensive income	$(12,652)	$4,681	$(7,971)

	For the Six Months Ended
	June 30, 2004
	Pre-tax	(Expense)	Net-of-tax
	Amount	Benefit	Amount
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during the period	$(52,904)	$19,574	$(33,330)
Plus: reclassification adjustment for gains realized in net income	2,917	(1,079)	1,838
Net unrealized gains (losses) on securities	(49,987)	18,495	(31,492)
Other comprehensive income	$(49,987)	$18,495	$(31,492)

SUN BANCSHARES, INC.
Notes to Condensed Consolidated Statements of Cash Flows (Continued)
(Unaudited)

NOTE 3—COMPREHENSIVE INCOME (Continued)

	For the Three Months Ended
	June 30, 2005
	Pre-tax	(Expense)	Net-of-tax
	Amount	Benefit	Amount
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during the period	$18,952	$(7,012)	$11,940
Plus: reclassification adjustment for gains realized in net income	—	—	—
Net unrealized gains on securities	18,952	(7,012)	11,940
Other comprehensive income	$18,952	$(7,012)	$11,940

	For the Three Months Ended
	June 30, 2004
	Pre-tax	(Expense)	Net-of-tax
	Amount	Benefit	Amount
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during the period	$(71,648)	$26,510	$(45,138)
Plus: reclassification adjustment for gains realized in net income	2,917	(1,079)	1,838
Net unrealized gains on securities	(68,731)	25,431	(43,300)
Other comprehensive income	$(68,731)	$25,431	$(43,300)

Accumulated other comprehensive income consists solely of the unrealized gain on securities available for sale, net of the deferred tax effects.

Part II—Information Not Required in Prospectus

Item 20.                 Indemnification of Directors and Officers

The articles of incorporation of SCBT Financial Corporation contain a conditional provision which, subject to certain exceptions described below, eliminates the liability of a director to the company or its shareholders for monetary damages for breach of the duty of care or any other duty as a director. This provision does not eliminate such liability to the extent the director engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law, including, without limitation, laws proscribing insider trading or manipulation of the market for any security.

The bylaws of SCBT Financial Corporation require the company to indemnify any person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of service by such person as a director of the company or its subsidiary bank or any other corporation which he served as such at the request of the company. Except as noted in the next paragraph, directors are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding. Directors are also entitled to have the company advance any such expenses prior to final disposition of the proceeding, upon delivery of a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.

Under the articles of incorporation, indemnification will be disallowed if it is established that the director (i) breached a duty loyalty to the company or its shareholders, (ii) engaged in willful misconduct or a knowing violation of law, (iii) permitted any unlawful distribution, or (iv) derived an improper personal benefit. In addition to the articles of incorporation, Section 33-8-520 of the South Carolina Business Corporation Act of 1988 (the “Corporation Act”) requires that “a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.”  The Corporation Act also provides that upon application of a director a court may order indemnification if it determines that the director is entitled to such indemnification under the applicable standard of the Corporation Act.

The board of directors also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The board of directors has extended or intends to extend indemnification rights to all of its executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling SCBT Financial Corporation pursuant to the provisions discussed above, SCBT Financial Corporation has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 21.                 Exhibits and Financial Statement Schedules

(a)           Exhibits

Exhibit Number		Description of Exhibit
2.1		Agreement and Plan of Merger by and between SCBT Financial Corporation and Sun Bancshares dated as of July 21, 2005 (included as Appendix A to the Proxy Statement/Prospectus).
3.1		Articles of Incorporation of SCBT Financial Corporation, as amended (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).
3.2		Bylaws of SCBT Financial Corporation, as amended (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).
5.1	*	Opinion of Nelson Mullins Riley & Scarborough LLP regarding the legality of securities being registered.
8.1	*	Form of Tax Opinion of Nelson Mullins Riley & Scarborough LLP.
21.1		Subsidiaries of SCBT Financial Corporation (incorporated by reference to Exhibit 21 to the Form 10-K filed on March 15, 2005).
23.1		Consent of J.W. Hunt and Company, LLP.
23.2		Consent of Elliott Davis, LLC.
23.3		Consent of Nelson Mullins Riley & Scarborough LLP (included with Exhibit 5.1 hereto).
23.4		Consent of The Orr Group, LLC.
24.1		Powers of attorney are contained on the signature page of the Registration Statement.
99.1		Sun Bancshares’ Form of Proxy.

*                    To be filed by amendment.

(b)          Financial Statement Schedules.

Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

Item 22.                 Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)         To file, during any period in which it offers or sales of securities, a post-effective amendment to this registration statement:

(i)             to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)         That, for determining liability under the Securities Act of 1933, treat each post-effective as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)         To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)          The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)           The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(f)             The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of South Carolina, on August 26, 2005.

SCBT FINANCIAL CORPORATION
By:	/s/ ROBERT R. HILL, JR.
Robert R. Hill, Jr.
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints severally, Robert R. Hill, Jr. and Richard C. Mathis, and each of them acting individually, their respective attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of these attorneys-in-fact, or their respective substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY	DATE
/s/ COLDEN R. BATTEY, JR.	Director	August 26, 2005
Colden R. Battey, Jr.
/s/ LUTHER J. BATTISTE, III	Director	August 26, 2005
Luther J. Battiste, III
/s/ M. OSWALD FOGLE	Director	August 26, 2005
M. Oswald Fogle
/s/ DWIGHT FRIERSON	Director	August 26, 2005
Dwight Frierson
/s/ CAINE HALTER	Director	August 26, 2005
Caine Halter
/s/ ROBERT R. HILL, JR.	Director, President and	August 26, 2005
Robert R. Hill, Jr.	Chief Executive Officer

/s/ ROBERT R. HORGER	Chairman of the Board	August 26, 2005
Robert R. Horger
/s/ HARRY M. MIMS, JR.	Director	August 26, 2005
Harry M. Mims, Jr.
/s/ RALPH W. NORMAN	Director	August 26, 2005
Ralph W. Norman
/s/ JAMES W. ROQUEMORE	Director	August 26, 2005
James W. Roquemore
/s/ THOMAS E. SUGGS	Director	August 26, 2005
Thomas E. Suggs
/s/ SUSIE H. VANHUSS	Director	August 26, 2005
Susie H. VanHuss
/s/ A. DEWALL WATERS	Director	August 26, 2005
A. Dewall Waters
/s/ JOHN W. WILLIAMSON	Director	August 26, 2005
John W. Williamson
/s/ CATHY COX YEADON	Director	August 26, 2005
Cathy Cox Yeadon

Exhibit Index

Exhibit Number		Description of Exhibit
2.1		Agreement and Plan of Merger by and between SCBT Financial Corporation and Sun Bancshares dated as of July 21, 2005 (included as Appendix A to the Proxy Statement/Prospectus).
3.1		Articles of Incorporation of SCBT Financial Corporation, as amended (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).
3.2		Bylaws of SCBT Financial Corporation, as amended (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).
5.1	*	Opinion of Nelson Mullins Riley & Scarborough LLP regarding the legality of securities being registered.
8.1	*	Form of Tax Opinion of Nelson Mullins Riley & Scarborough LLP.
21.1		Subsidiaries of SCBT Financial Corporation (incorporated by reference to Exhibit 21 to the Form 10-K filed on March 15, 2005).
23.1		Consent of J.W. Hunt and Company, LLP.
23.2		Consent of Elliott Davis, LLC.
23.3		Consent of Nelson Mullins Riley & Scarborough LLP (included with Exhibit 5.1 hereto).
23.4		Consent of The Orr Group, LLC.
24.1		Powers of attorney are contained on the signature page of the Registration Statement.
99.1		Sun Bancshares’ Form of Proxy.

*                    To be filed by amendment.